As filed with the Securities and Exchange Commission on June 20, 2006
Registration Nos.:
333-134716
333-134716-01

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREAT WOLF RESORTS, INC. (Exact name of registrant as specified in its charter)	GW CAPITAL TRUST II (Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation or organization)	DELAWARE (State or other jurisdiction of incorporation or organization)
7011 (Primary Standard Industrial Classification Code Number)
51-0510250 (I.R.S. Employer Identification Number)	To be applied for. (I.R.S. Employer Identification Number)
J. Michael Schroeder
General Counsel and Corporate Secretary
Great Wolf Resorts, Inc.
122 West Washington Avenue
Madison, Wisconsin 53703
(608) 661-4700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	J. Michael Schroeder
General Counsel and Corporate Secretary
Great Wolf Resorts, Inc.
122 West Washington Avenue
Madison, Wisconsin 53703
(608) 661-4700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With Copies to:

Alan J. Prince King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 (404) 572-4600	Andrew A. Gerber Hunton & Williams LLP Bank of America Plaza, Suite 3500 101 S. Tryon St. Charlotte, NC 28280 (704) 378-4700

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to Be	Offering Price	Aggregate	Amount of
Securities to Be Registered	Registered(1)	per Security	Offering Price(2)	Registration Fee

Trust Preferred Securities (Liquidation Amount of $25 per Trust Preferred Security) of GW Capital Trust II	2,300,000	$25.00	$57,500,000	$6,152.50(4)

Junior Subordinated Debentures of Great Wolf Resorts, Inc.(2)(3)	—	—	—	—

Trust Preferred Securities Guarantee of Great Wolf Resorts, Inc.(3)	—	—	—	—

(1)	Includes trust preferred securities that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	The junior subordinated debentures will be purchased by GW Capital Trust II with the proceeds of the sale of the trust preferred securities and the common securities.

(3)	This Registration Statement is deemed to cover the junior subordinated debentures of Great Wolf Resorts, Inc., the rights of holders of the junior subordinated debentures under the indenture, the rights of holders of the trust preferred securities under the amended and restated declaration of trust and the rights of holders of the trust preferred securities under the guarantee of Great Wolf Resorts, Inc., which taken together, fully, irrevocably and unconditionally guarantee all the obligations of GW Capital Trust II with respect to the trust preferred securities. No separate consideration will be received for the guarantee. Pursuant to Rule 457, no separate fee is payable with respect to the guarantee and the junior subordinated debentures.

(4)	Previously paid.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
DATED JUNE 20, 2006
$
GW Capital Trust II
      % TRUST PREFERRED SECURITIES
(Liquidation amount $25 per Trust Preferred Security)
FULLY AND UNCONDITIONALLY GUARANTEED BY
Great Wolf Resorts, Inc.

Our newly formed and wholly owned Delaware statutory trust, GW Capital Trust II, which we refer to as the trust, or GW Trust, is offering its          % trust preferred securities with a liquidation amount of $25 per trust preferred security.
Distributions on the trust preferred securities will accrue from and including the date of original issuance in the amount of $          per trust preferred security per year, which is equivalent to     % of the $25 liquidation amount per security, which is subject to increase as described in this prospectus. Distributions on the trust preferred securities will be payable quarterly in arrears, beginning September     , 2006, and thereafter on each March     , June     , September     , and December     unless the distributions are deferred as described herein.
The trust will invest the proceeds of the offering in     % Junior Subordinated Debentures due 2036, which we refer to as the junior subordinated debentures, to be issued by us, which will be the trust’s only assets. The trust will be able to make distributions on the trust preferred securities only if we make corresponding payments on the junior subordinated debentures. We may defer payments of interest on the junior subordinated debentures on one or more occasions for up to six consecutive quarters, but not beyond their maturity date. If we defer payments of interest on the junior subordinated debentures, the trust will defer distributions on the trust preferred securities.
The junior subordinated debentures mature, and the trust preferred securities must be redeemed, on June     , 2036. The trust may redeem the trust preferred securities at $25 per trust preferred security plus accrued and unpaid distributions: (1) at any time on or after June     , 2011, (2) before June     , 2011, if adverse changes in tax or investment company law occur, or (3) if the trust preferred securities cease to be listed and we cease to be required to file reports with the SEC, in each case, as described in this prospectus.
Except in certain limited circumstances, investors in the trust preferred securities will have no voting rights.
We will guarantee, fully and unconditionally, the payment by the trust of amounts due on the trust preferred securities, but only if payments are first made on the junior subordinated debentures.
The junior subordinated debentures and the guarantee will be unsecured, will rank on a par with our current and future junior subordinated indebtedness, will rank junior to all of our current and future senior and subordinated indebtedness and will be effectively subordinated to the existing and future liabilities of our subsidiaries.
We have applied to list the trust preferred securities on the Nasdaq National Market, which we refer to as the Nasdaq, under the symbol “WOLFP.”
Investing in the trust preferred securities involves risks. See “Risk Factors” beginning on page 16.

Underwriting
	Public	Discount to be Paid
	Offering	by Great Wolf	Proceeds to
	Price	Resorts, Inc.(1)	the Trust

Per Trust Preferred Security	$	$	$
Total	$	$	$

(1)	Because the trust will use the proceeds from the sale of the trust preferred securities to purchase the junior subordinated debentures, we have agreed to pay the underwriting commission.
The trust has also granted the underwriters an option for a period of 30 days following delivery of the trust preferred securities to purchase at the public offering price up to an additional                    trust preferred securities to cover over-allotments, if any.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the trust preferred securities through The Depository Trust Company on                   , 2006.
Sole Bookrunner
MORGAN STANLEY
     , 2006

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Page

Summary	1
Risk Factors	16
Forward-Looking Statements	30
GW Capital Trust II	31
Use of Proceeds	33
Accounting Treatment	34
Ratio of Earnings to Fixed Charges	35
Capitalization	36
Business	37
Management	56
Description of Trust Preferred Securities	59
Description of Junior Subordinated Debentures	72
Description of Guarantee	83
Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee	86
United States Federal Income Tax Consequences	88
Certain ERISA Plan Considerations	92
Underwriters	94
Legal Matters	97
Experts	97
Where You Can Find More Information About Us	97
Incorporation by Reference	98
Index to Financial Statements	F-1
EX-1.1 FORM OF UNDERWRITING AGREEMENT
EX-4.6 FORM OF AMENDED AND RESTATED DECLARATION OF TRUST
EX-4.7 FORM OF INDENTURE
EX-4.8 FORM OF JUNIOR SUBORDINATED DEBENTURE
EX-4.11 FORM OF TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT
EX-4.12 FORM OF TRUST COMMON SECURITIES GUARANTEE AGREEMENT
EX-4.13 FORM OF OFFICER'S CERTIFICATE
EX-5.1 OPINION OF KING & SPALDING LLP REGARDING VALIDITY
EX-5.2 OPINION OF RICHARDS, LAYTON & FINGER, P.A. REGARDING VALIDITY
EX-8.1 TAX OPINION OF KING & SPALDING LLP
EX-21.1 LIST OF SUBSIDIARIES
EX-23.2 CONSENT OF DELOITTE & TOUCHE LLP
EX-23.3 CONSENT OF RUBINBROWN LLP
EX-25.1 FORM T-1 STATEMENT OF ELIGIBILITY OF INDENTURE TRUSTEE
EX-25.2 FORM T-1 STATEMENT OF ELIGIBILITY OF PROPERTY TRUSTEE OF GW CAPITAL TRUST II
EX-25.3 FORM T-1 STATEMENT OF ELIGIBILITY OF PREFERRED GUARANTEE TRUSTEE
      We own, or have ownership rights to, a variety of trade names, service marks and trademarks for use in our business, including Biko the Bear, Blue Harbor Resort, Boathouse Suite, Breaker Bay, Crew Club, Cub Club, Great Wolf Lodge, Great Wolf Resorts, KidAquarium Suite, KidCabin and Wiley the Wolf in the United States and, where appropriate, in foreign countries. This prospectus also includes product names and other tradenames and service marks owned by us and other companies. The tradenames and service marks of other companies are the property of such other companies.
      Except as otherwise noted, the discussion in this prospectus assumes that the underwriters will not purchase any additional securities pursuant to their over-allotment option.
      The distribution of this prospectus and the offering of the trust preferred securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the trust preferred securities and the distribution of this prospectus outside the United States.

i

SUMMARY
      This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. You should read the entire prospectus, including “Risk Factors,” the audited financial statements of our predecessor companies and our consolidated financial statements and related notes, carefully before making an investment decision. References in this prospectus to “we,” “our,” “us,” “our company” and “Great Wolf Resorts” refer to Great Wolf Resorts, Inc., a Delaware corporation, together with our consolidated subsidiaries, unless we state or it is implied by the context otherwise.
Our Business
      We are a family entertainment resort company that provides our guests with a high-quality vacation at an affordable price. We are the largest owner, operator and developer in the United States of drive-to family resorts featuring indoor waterparks and other family-oriented entertainment activities, based on the number of resorts in operation. We provide a full-service entertainment resort experience to our target customer base: families with children ranging in ages from 2 to 14 years old that live within a convenient driving distance from our resorts. Our resorts provide a consistent and comfortable environment throughout the year where our guests can enjoy our various amenities and activities. We are a fully integrated resort company with in-house expertise and resources in resort and indoor waterpark development, management, marketing and financing.
      We operate seven Great Wolf Lodge® resorts (our signature northwoods-themed resorts) and one Blue Harbor Resort (a nautical-themed property). In addition, a joint venture in which we have an 84% interest owns one Great Wolf Lodge resort that is under construction and scheduled to open for business during 2006. We are also the licensor and manager of an additional Great Wolf Lodge resort in Niagara Falls, Ontario that is owned by an affiliate of Ripley Entertainment Inc., which we refer to as Ripley’s. We anticipate that most of our future resorts will be developed under our Great Wolf Lodge brand, but we may develop additional nautical-themed or other resorts in other appropriate markets.
      We deliver value to our guests by providing an affordable and fun family vacation experience. Our resorts are located within a convenient driving distance of our target customer base, providing our guests with a less expensive, more convenient alternative to air travel. In addition, our resorts generally include the following features:

•	Suites: approximately 270 to 400 family suites that sleep from six to ten people and each include a wet bar, microwave oven, refrigerator and dining and sitting area.

•	Waterpark: an approximately 34,000 to 78,000 square-foot indoor waterpark highlighted by our signature 12-level treehouse waterfort. Our waterfort is an interactive water experience for the entire family and features over 60 water effects, including spray guns, fountains, valves and hoses, has cargo netting and suspension bridges, and is capped by an oversized bucket that dumps between 700 and 1,000 gallons of water every five minutes. Our waterparks also feature high-speed body slides and inner tube waterslides that wind in and out of the building into a splash-down pool, a lazy river, activity pools and large free-form hot tubs. Our room rates include use of the waterpark by four to six guests, depending on the type of room.

•	Food and Beverage: themed restaurants, such as our: Camp Critter Bar & Grille, which features a two-story realistic tree with a canopy of leaves and canvas-topped booths with hanging lanterns, giving guests the impression that they are dining in a northwoods forest camp; Bear Claw Café ice cream shop and confectionery; and waterpark snack shop.

•	Amenities and Activities: our Youkon Jack’s and Northern Lights game arcades, full-service Aveda® concept spa, Buckhorn Exchange gift shop, Iron Horse fitness center, two-story animated clocktower, Cub Club children’s activity program, meeting rooms and seasonal, holiday and other special activities.
      We were formed in May 2004 to succeed to the family entertainment resort business of our predecessor companies, The Great Lakes Companies, Inc, which we sometimes refer to in this prospectus as the management company, and a number of its related entities. We refer to these entities collectively as Great Lakes. Great Lakes developed and operated hotels between 1995 and 2004. In 1999, Great Lakes began its resort operations by purchasing the Great Wolf Lodge in Wisconsin Dells, Wisconsin and developing the Great Wolf Lodge in Sandusky, Ohio, which opened in 2001. In 2003, Great Lakes opened two additional Great Wolf Lodge resorts, one in Traverse City, Michigan and the other in Kansas City, Kansas. In June 2004, Great Lakes opened the Blue Harbor Resort in Sheboygan, Wisconsin. Immediately prior to the closing of our initial public offering of common stock, which we refer to in this prospectus as the IPO or the initial public offering, Great Lakes had two additional Great Wolf Lodge resorts under construction, one in Williamsburg, Virginia and the other in the Pocono Mountains region of Pennsylvania. Our Williamsburg resort opened in March 2005 and our Pocono Mountains resort opened in October 2005.
      On December 20, 2004, in connection with the closing of the initial public offering, we acquired each of these resorts and the resorts then under construction, as well as certain resort development and management operations, in exchange for an aggregate of 14,032,896 shares of our common stock and $97.6 million in a series of transactions we refer to in this prospectus as the formation transactions. We also realized net proceeds of $248.7 million from the sale of 16,100,000 shares of our common stock in the initial public offering.
      Our management team possesses substantial expertise in all aspects of family entertainment resort and indoor waterpark development, management, marketing and financing. We have safely and successfully managed the operational complexity of our current resorts and intend to operate our future resorts similarly. We operate our business from our headquarters in Madison, Wisconsin. We believe that the experience of our senior management team, particularly their development and operational experience, as well as our centralized reservations center, provide an infrastructure that will allow us to continue to increase the number of resorts that we develop and operate without proportionately higher overhead costs. As of March 31, 2006, we had approximately 170 corporate employees, including our central reservations center employees, and approximately 2,150 resort-level employees, approximately 750 of whom were part-time employees.
      Our principal executive offices are located at 122 West Washington Avenue, Madison, Wisconsin 53703, and our telephone number is (608) 661-4700. Our website can be found on the internet at www.greatwolf.com. Information contained on our website is not part of this prospectus.
Our Competitive Strengths
      Our competitive strengths include:

•	Unforgettable Family Resort Experience. Our indoor waterpark resorts provide activities that the entire family can enjoy, including themed restaurants, an Aveda® concept spa, a game arcade, ice cream shop and confectionery, gift shop, animated clocktower and fireside bedtime stories.

•	Value, Comfort and Convenience. On average, a two-night stay for a family of four in one of our conveniently located resorts costs approximately $600.

•	Favorable Market Trends. We believe recent vacation trends favor our Great Wolf Lodge concept as the number of families choosing to take shorter, more frequent vacations that they can drive to has increased in recent years.

•	Market Presence and Barriers to Entry. We believe that we benefit from the significant barriers to entry present in our industry segment, including operational complexity, substantial capital requirements, availability of suitable sites in desirable markets and a difficult, multi-year permitting process.

•	Focus on Safety. We invest heavily in safety measures in the design and operation of our resorts, including our state-of-the-art air quality and water treatment systems.

•	Experienced Management Team. Our senior management team has significant experience in the hospitality, family resort and real estate development industries and has significant expertise in operating complex, themed, family entertainment resorts featuring indoor waterparks.

Business and Growth Strategies
      Our primary internal growth strategies are to:

•	Increase Total Resort Revenue. We intend to increase total resort revenue by increasing our average room rate, average occupancy and other revenue.

•	Leverage Our Economies of Scale. We intend to take advantage of our economies of scale by capitalizing on our increasing purchasing power and centralizing certain of our services.

•	Build Upon Brand Awareness and Loyalty. Our Great Wolf Lodge brand is symbolized by our distinctive and easily identifiable theming and recognizable logos and merchandise, which have fostered strong customer and brand loyalty, as evidenced by our high levels of repeat and referral guests.
      Our primary external growth strategies are to:

•	Capitalize on First-Mover Advantage. We intend to be the first to develop and operate family entertainment resorts featuring indoor waterparks in our selected target markets.

•	Focus on Development and Strategic Growth Opportunities. Family entertainment resorts featuring indoor waterparks are a relatively new concept and a growing segment of the resort and entertainment industries. We intend to focus on this growth opportunity by building in target markets, recycling our capital through joint ventures and other dispositions of resort assets, licensing our resort concept internationally, forming strategic partnerships and expanding and enhancing existing resorts.

•	Continue to Innovate. We intend to leverage our in-house expertise, in conjunction with the knowledge and experience of our third-party suppliers and designers, to develop and implement the latest innovations in family entertainment activities and amenities, including waterpark attractions.
Summary Risk Factors
      Investment in the trust preferred securities involves risks, including:

•	the trust preferred securities rank lower than most of our other indebtedness and are effectively subordinated to the existing and future liabilities of our subsidiaries;

•	as a holding company, we are dependent on distributions from our subsidiaries to make payments on the junior subordinated debentures;

•	the indenture governing the junior subordinated debentures will not restrict us from entering into transactions that affect our capital structure and the value of the trust preferred securities;

•	if we do not make payments on the junior subordinated debentures, the trust will be unable to pay distributions on the trust preferred securities;

•	you may not be able to enforce rights directly against us if there is an event of default under the indenture;

•	our ability to defer distributions on the trust preferred securities may have adverse tax and market value consequences for you;

•	if the trust preferred securities are redeemed prior to their maturity, you may be taxed on the proceeds and you may not be able to reinvest the proceeds at the same or a higher rate of return;

•	we can dissolve the trust and distribute the junior subordinated debentures to you, which could cause adverse tax consequences for you;

•	if you sell your trust preferred securities before the record date for a distribution payment, you will have to include accrued but unpaid distributions in your taxable income;

•	as a holder of the trust preferred securities, you will have limited voting rights; and

•	there is no current public market for the trust preferred securities, and the market price may be subject to significant fluctuations.
      In addition, our ability to capitalize on our competitive strengths and implement the business and growth strategies described above may be affected by matters discussed under “Risk Factors” beginning on page 16, which you should carefully consider prior to deciding whether to invest in our trust preferred securities, including:

•	our ability to develop new resorts or further develop existing resorts on a timely or cost efficient basis;

•	our ability to compete with other family vacation travel destinations and resorts;

•	our ability to manage our expected growth;

•	our ability to remediate the material weaknesses in our internal controls;

•	potential accidents or injuries in our resorts and competing resorts;

•	our ability to achieve or sustain profitability;

•	changes in family vacation patterns and consumer spending habits, downturns in our industry segment and extreme weather conditions;

•	our ability to attract a significant number of guests from our target markets;

•	increases in operating costs and other expense items and costs;

•	resolution of recently filed securities class action litigation against us and other defendants if appealed;

•	uninsured losses or losses in excess of our insurance coverage; and

•	our ability to protect our intellectual property and the value of our brands.

Properties
      The following table presents an overview of our portfolio of operating resorts and resorts announced or under construction. As of the date of this prospectus, we operate seven Great Wolf Lodge resorts (our signature northwoods-themed resorts) and one Blue Harbor Resort (a nautical-themed property).

					Indoor
	Ownership		Guest	Condo	Entertainment
	Percentage	Opening	Suites	Units	Area(1)

					(Approx. sq. ft)
Existing Resorts:
Wisconsin Dells, WI	30%	1997	309	77	102,000
Sandusky, OH	30%	2001	271	—	41,000
Traverse City, MI	100%	2003	281	—	51,000
Kansas City, KS	100%	2003	281	—	49,000
Sheboygan, WI	100%	2004	183	64	54,000
Williamsburg, VA	100%	2005	301 (2)	—	66,000
Pocono Mountains, PA	100%	2005	401	—	91,000
Niagara Falls, ONT(3)	—	2006	406	—	94,000
Resorts Announced or Under Construction:
Mason, OH(4)	84%	Fall 2006	401	—	92,000
Grand Mound, WA(5)	49%	Late 2007	317	—	65,000
Grapevine, TX(6)	100%	Late 2007	400	—	80,000

(1)	Our indoor entertainment areas generally include our indoor waterpark, game arcade, children’s activity room and fitness room, as well as our Aveda® concept spa, Wiley’s Woods and party room in the resorts that have such amenities.

(2)	We plan to add an additional 103 guest suites as well as new waterpark attractions at our Williamsburg property. Construction for the expansion is expected to start in 2006 with expected completion in 2007.

(3)	This resort opened on April 14, 2006. An affiliate of Ripley’s, our licensee, owns this resort. We assisted Ripley’s with construction consulting and other pre-opening matters related to the Great Wolf Lodge in Niagara Falls. We have granted Ripley’s a license to use the Great Wolf Lodge name for this resort for ten years after opening. We manage the resort on behalf of Ripley’s and also provide central reservation services.

(4)	We have entered into a joint venture with Paramount Parks, Inc., a unit of CBS Corporation, to build this resort. We will operate the resort under our Great Wolf Lodge brand and will maintain a majority equity position in the project. Paramount will have a minority equity interest in the development. Construction on the resort began in July 2005 with expected completion of the resort in Fall 2006 and the conference center in early 2007.

(5)	We have entered into a joint venture with The Confederated Tribes of the Chehalis Reservation to build this resort. We will operate the resort under our Great Wolf Lodge brand. The Confederated Tribes of the Chehalis Reservation will lease the land needed for the resort, and they will have a majority equity interest in the joint venture. Construction on the resort is expected to begin in Summer 2006 with expected completion in late 2007.

(6)	We have announced plans to develop a Great Wolf Lodge resort in Grapevine, Texas. The northwoods themed, eight-story, approximately 400-suite resort will provide a comprehensive package of first-class destination lodging amenities and activities. Construction on the approximately 450,000 square-foot building began in June 2006 with expected completion in late 2007.

GW Capital Trust II
      GW Trust is a Delaware statutory trust. GW Trust exists solely to:

•	issue and sell its common securities to Great Wolf Resorts;

•	issue and sell its trust preferred securities to the public;

•	use the proceeds from the sale of its common securities and trust preferred securities, which we refer to as the “trust securities,” to purchase junior subordinated debentures from Great Wolf Resorts; and

•	engage in other activities that are necessary, convenient or incidental to these purposes.
      Wilmington Trust Company will act as the property trustee and Delaware trustee of GW Trust. Two employees, officers or affiliates of Great Wolf Resorts will act as administrative trustees of GW Trust. The principal offices and telephone number of GW Trust are c/o Great Wolf Resorts, Inc., 122 West Washington Avenue, Madison, Wisconsin 53703 and (608) 661-4700.

The Offering
      GW Trust is offering its trust preferred securities for $25 per trust preferred security. GW Trust will use all of the proceeds from the sale of its trust preferred securities and its common securities to purchase junior subordinated debentures of Great Wolf Resorts. The junior subordinated debentures will be GW Trust’s only assets. Great Wolf Resorts will fully and unconditionally guarantee the obligations of GW Trust, based on its combined obligations under a guarantee, a declaration of trust and a junior subordinated debt indenture.
The Trust Preferred Securities
      The trust preferred securities will be limited to $        in aggregate liquidation amount outstanding (or $        in aggregate liquidation amount if the underwriters purchase all the additional trust preferred securities they are entitled to purchase pursuant to their over-allotment option). If you purchase trust preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of $        for each trust preferred security, subject to an increase to $                    per trust preferred security during an Increased Rate Period (as defined below), which represents           % and           % of the liquidation amount of $25 for each trust preferred security, respectively. If GW Trust is dissolved and its assets distributed, for each trust preferred security you own, you will be entitled to receive the liquidation amount (which may be paid in the form of a distribution of a like amount of junior subordinated debentures) of $25 plus accumulated but unpaid distributions from the assets of GW Trust available for distribution, after it has paid or made reasonable provision to pay, in accordance with Section 3808(e) of the Delaware Statutory Trust Act, liabilities owed to its creditors. See “Description of Trust Preferred Securities—Liquidation Distribution upon Dissolution.” Accordingly, you may not receive the full liquidation amount and accumulated but unpaid distributions if GW Trust does not have enough funds.
      If both (1) the trust preferred securities cease to be listed on the New York Stock Exchange, which we refer to as the NYSE, or the American Stock Exchange, which we refer to as AMEX, or quoted on the Nasdaq, and (2) Great Wolf Resorts ceases to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but the trust preferred securities remain outstanding, which we refer to collectively as the Special Event, then the interest rate payable on any outstanding junior subordinated debentures (and therefore the distribution rate payable on the trust preferred securities) shall increase to      % per $25 principal amount of junior subordinated debentures (which represents      % per $25 liquidation amount per trust preferred security), beginning on the 30th calendar day after the Special Event occurs until the earlier of (a) a Special Event Termination (as defined below) and (b) the maturity date of the junior subordinated debentures. Any period during which the Special Event occurs and for which the junior subordinated debentures bear such increased interest rate is referred to as an Increased Rate Period. Great Wolf Resorts will have the option to redeem the junior subordinated debentures at any time during an Increased Rate Period until any Special Event Termination, as described below. If the trust preferred securities are again listed on the NYSE or AMEX or quoted on the Nasdaq and Great Wolf Resorts becomes subject to the reporting requirements of the Exchange Act, which we refer to as a Special Event Termination, then the Increased Rate Period will cease and the interest rate payable on the junior subordinated debentures (and the distribution rate payable on the trust preferred securities) will return to the rate in existence before the Increased Rate Period.
      Distributions will accumulate from the date GW Trust issues its trust preferred securities. GW Trust will pay the distributions quarterly on March      , June      , September      and December      of each year, beginning September      , 2006. These distributions may be deferred for up to six consecutive quarters. GW Trust will only pay distributions when it has funds available for payment.
      If you purchase the trust preferred securities, you will have limited voting rights. You will be entitled to vote on the following matters:

•	removal of the property trustee or the Delaware trustee when there is a default under the indenture governing the junior subordinated debentures;

•	certain modifications to the terms of the trust preferred securities and the guarantee; and

•	the exercise of GW Trust’s rights as holder of the junior subordinated debentures.

A more detailed description of your voting rights is contained under “Description of Trust Preferred Securities—Removal of Trustees; Appointment of Successors” and “—Voting Rights; Amendment of Declaration” and “Description of Guarantee—Amendments and Assignment.”
The Common Securities
      Great Wolf Resorts will acquire all of the common securities of GW Trust. The common securities will have an aggregate liquidation amount of at least 3% of the total capital of GW Trust. Except as described under “Ranking” below, the common securities will rank equal to the trust preferred securities in priority of payment. Normally, the common securities will have sole voting power on matters to be voted upon by GW Trust’s security holders.
The Junior Subordinated Debentures
      GW Trust will purchase the junior subordinated debentures from Great Wolf Resorts with the proceeds from the sale of its trust preferred securities and its common securities. Great Wolf Resorts will issue the junior subordinated debentures under a junior subordinated debt indenture to be entered into between Great Wolf Resorts and Wilmington Trust Company, as indenture trustee. The junior subordinated debentures will:

•	have an aggregate principal amount equal to $ (or $ aggregate principal amount if the underwriters purchase all the additional trust preferred securities they are entitled to purchase pursuant to their over-allotment option), which is the aggregate liquidation amount of the trust preferred securities plus the capital contributed by Great Wolf Resorts for the common securities;

•	bear interest at an annual rate of %; however, during any Increased Rate Period when the junior subordinated debentures are outstanding, Great Wolf Resorts will increase the annual interest payable on the junior subordinated debentures to %;

•	pay interest quarterly, subject to the right of Great Wolf Resorts to defer interest payments for up to six consecutive quarters as described below; and

•	mature on June , 2036, although Great Wolf Resorts may redeem them earlier as described below.
The Guarantee of the Trust Preferred Securities
      Great Wolf Resorts will guarantee the trust preferred securities under the guarantee.
      The guarantee requires Great Wolf Resorts to pay accumulated but unpaid distributions, any redemption payments and liquidation payments on the trust preferred securities on behalf of GW Trust only in an amount equal to the sum of the payments Great Wolf Resorts has made to GW Trust on the junior subordinated debentures. It does not, however, require Great Wolf Resorts to make payments on behalf of GW Trust if GW Trust does not have sufficient funds to make payments on the trust preferred securities because Great Wolf Resorts has not made payments on the junior subordinated debentures.
Ranking
      The trust preferred securities will generally rank equal to the common securities in priority of payment. GW Trust will make payments on the trust preferred securities and the common securities based on a proportionate allocation of the payments it receives on the junior subordinated debentures. However, the trust preferred securities will rank prior to the common securities as to payment if there occurs a default with respect to the junior subordinated debentures, which we refer to as a debenture default. For a more detailed explanation, see “Description of Trust Preferred Securities—Subordination of Common Securities.”
      The junior subordinated debentures and the guarantee will:

•	be unsecured and rank on a par with the current and future junior subordinated debentures of Great Wolf Resorts;

•	rank subordinate and junior in right of payment to all of Great Wolf Resorts’ current and future senior and subordinated indebtedness; and

•	be effectively subordinated to all existing and future liabilities of Great Wolf Resorts’ subsidiaries.
      As of March 31, 2006, Great Wolf Resorts had no senior or subordinated indebtedness outstanding and approximately $232.4 million of liabilities, including approximately $51.6 million in outstanding junior subordinated debentures, and approximately $119.9 million of outstanding subsidiary indebtedness (exclusive of intercompany debt). See “Risk Factors—Risk Factors Related to the Trust Preferred Securities and the Junior Subordinated Debentures—Holders of our senior indebtedness will get paid before you will get paid under some circumstances,” “—We have a holding company structure and will depend on distributions from our subsidiaries in order to pay interest and principal on the junior subordinated debentures,” “Description of Junior Subordinated Debentures—Subordination” and “Description of Guarantee—Status of the Guarantee” for a more detailed explanation.
Deferral of Distributions
      Unless there is an event of default under the junior subordinated debentures, which we refer to as a debenture event of default, Great Wolf Resorts can defer interest payments on the junior subordinated debentures during any period of up to six consecutive quarters, but not beyond their maturity date. After Great Wolf Resorts makes all interest payments that it has deferred, including accrued interest on the deferred payments, Great Wolf Resorts can again defer interest payments during new periods of up to six consecutive quarters as long as Great Wolf Resorts adheres to the same requirements.
      If Great Wolf Resorts defers interest payments on the junior subordinated debentures, GW Trust will defer distributions on the trust preferred securities. During any deferral period, distributions will continue to accumulate on the trust preferred securities at the then current distribution rate. Also, the deferred distributions will accrue additional distributions, as permitted by applicable law, at the then current distribution rate, compounded quarterly.
      During any period in which Great Wolf Resorts defers interest payments on the junior subordinated debentures, Great Wolf Resorts will generally not be permitted, subject to specified exceptions, to:

•	declare or pay any dividends or any distributions on, or redeem, purchase, acquire or make a liquidation payment on, any of its capital stock; or

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem debt securities of Great Wolf Resorts that rank equal or junior to the junior subordinated debentures.
      If Great Wolf Resorts defers payments of interest on the junior subordinated debentures, the trust preferred securities would at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means that you would be required to include accrued interest in your income for United States federal income tax purposes before you receive any cash distributions. See “United States Federal Income Tax Consequences” for more information.
Redemption of Trust Preferred Securities and the Junior Subordinated Debentures
      GW Trust will redeem all of the outstanding trust preferred securities and common securities when Great Wolf Resorts redeems the junior subordinated debentures or repays the junior subordinated debentures at maturity on June 1, 2036. If Great Wolf Resorts redeems any junior subordinated debentures before their maturity, GW Trust will use the cash it receives from the redemption to redeem trust preferred securities and common securities.
      Except as described above under “Ranking,” the aggregate liquidation amount of trust preferred and common securities to be redeemed will be allocated approximately 97% to the trust preferred securities and approximately 3% to the common securities.

      Great Wolf Resorts can redeem the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest to the date of redemption:

•	on or after June , 2011, in whole or in part, on one or more occasions, at any time; or

•	before June , 2011, in whole, but not in part, at any time within 90 calendar days following the occurrence and continuation of a tax event or an investment company event, each as defined below; or

•	on and after the 30th calendar day after a Special Event but prior to any Special Event Termination;
each as described under “Description of Trust Preferred Securities—Redemption.”
Distribution of the Junior Subordinated Debentures
      Great Wolf Resorts has the right to dissolve GW Trust at any time. If Great Wolf Resorts decides to exercise its right to dissolve GW Trust, GW Trust will distribute approximately 97% of the junior subordinated debentures to holders of the trust preferred securities and approximately 3% to the holders of the common securities. However, if there occurs a debenture default holders of trust preferred securities will have priority over holders of common securities as described under “Ranking” above. If the junior subordinated debentures are distributed, Great Wolf Resorts will use its reasonable best efforts to list the junior subordinated debentures on the Nasdaq or any other exchange on which the trust preferred securities are then listed or quoted.
Use of Proceeds
      GW Trust will use all of the proceeds from the sale of its trust preferred securities and its common securities to purchase the junior subordinated debentures. We will use approximately $28.7 million of the proceeds from the sale of the junior subordinated debentures to repay existing indebtedness under a mortgage loan currently secured by our Sheboygan, Wisconsin resort. As of March 31, 2006, that loan bore interest at an annual rate of 9.632%. The loan is scheduled to mature in January 2008, and there are no penalties or fees associated with the prepayment of the loan principal. We will use the remainder of the proceeds from the sale of the junior subordinated debentures for general corporate purposes.
Listing of the Trust Preferred Securities
      Great Wolf Resorts has applied to list the trust preferred securities on the Nasdaq for trading within 30 days after trust preferred securities are first issued. No assurance can be given, however, that the Nasdaq will approve the trust preferred securities for listing. You should be aware that the listing of the trust preferred securities will not necessarily ensure that a liquid trading market will be available for the trust preferred securities or that you will be able to sell your trust preferred securities at the price you originally paid for them or at all.
Risk Factors
      Your investment in the trust preferred securities will involve risks. You should carefully consider the discussion of risks that follows below in the section entitled “Risk Factors,” and the other information contained, or incorporated by reference, in this prospectus, before deciding whether an investment in the trust preferred securities and our company is suitable for you.
Form of Trust Preferred Securities
      The trust preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your trust preferred securities and the trust preferred securities will not be registered in your name. Rather, your broker or other direct or indirect participant of DTC will maintain your position in the trust preferred securities.

Summary Financial and Other Data
      The following table sets forth summary consolidated financial and operating data on a historical basis for Great Wolf Resorts and on a combined historical basis for our predecessor entity, termed Great Lakes Predecessor or the Predecessor. The Predecessor was the predecessor accounting entity to Great Wolf Resorts. We have not presented historical information for Great Wolf Resorts prior to December 20, 2004, the date on which we closed the initial public offering, because we did not have any material corporate operating activity during the period from our formation until the closing of the initial public offering.
Great Wolf Resorts Financial Information
      Great Wolf Resorts’ consolidated historical financial information includes:

•	our corporate entity that provides resort development and management services;

•	our Wisconsin Dells, Sandusky, Traverse City, Kansas City, Sheboygan, Williamsburg, and Pocono Mountains operating resorts (we sold 70% interests in each of our Wisconsin Dells and Sandusky resorts in October 2005);

•	equity interests in resorts in which we have ownership interests but which we do not consolidate; and

•	our resorts that are under construction which we will consolidate.
Great Lakes Predecessor Financial Information
      The Predecessor’s combined historical financial information included the following:

•	The Great Lakes Companies, Inc. and its consolidated subsidiaries, including development of, ownership interests in, and management contracts with respect to, resorts and certain non-resort hotels and multifamily housing development and management assets;

•	the entities that owned our Traverse City, Kansas City and Sheboygan operating resorts; and

•	the entities that owned our Williamsburg and Pocono Mountains resorts that, as of December 31, 2004, were under construction.
      The Traverse City, Kansas City and Sheboygan resorts opened in March 2003, May 2003 and June 2004, respectively. Therefore, the Predecessor’s historical results of operations only reflected operating results for the Traverse City, Kansas City and Sheboygan resorts for those periods after the resort opening dates, and only through the closing of the initial public offering (that is, through December 20, 2004).
      The Predecessor’s financial statements did not include the entities that owned the Wisconsin Dells and Sandusky operating resorts as those entities were controlled by affiliates of AIG SunAmerica.
      The summary financial information for the Predecessor for the year ended December 31, 2003 and for the period from January 1, 2004 through December 20, 2004, and for Great Wolf Resorts as of December 31, 2004 and 2005 and for the period from December 21, 2004 through December 31, 2004 and the year ended December 31, 2005 are derived from, and are qualified in their entirety by, the Great Lakes Predecessor and Great Wolf Resorts financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report with respect thereto is incorporated by reference in this prospectus. The summary financial information as of and for the quarters ended March 31, 2006 and March 31, 2005 are derived from, and are qualified by reference to, our unaudited financial statements and related notes appearing elsewhere, or incorporated by reference, in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our financial position at such date and operating results for such periods. Historical results are not necessarily indicative of the results of operations to be expected for the future periods, and interim results may not be indicative of results for the remainder of the year. You should read the following summary financial and other data together with “Business,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

and the Great Lakes Predecessor, Great Wolf Resorts and Dells/Sandusky financial statements and related notes appearing elsewhere, or incorporated by reference, in this prospectus.
Pro Forma Financial Information
      The unaudited summary consolidated pro forma financial data for the year ended December 31, 2005 has been prepared to give effect to our CNL joint venture, including the disposition of our Wisconsin Dells and Sandusky resorts, as if such transactions had occurred on January 1, 2005. The unaudited summary consolidated pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved and do not purport to indicate results of operations as of any future date or for any future period. You should read the summary consolidated pro forma data in conjunction with “Great Wolf Resorts, Inc. and Subsidiaries Pro Forma Financial Information — Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical Great Wolf Resorts, Great Lakes Predecessor and Dells/Sandusky financial statements and related notes appearing elsewhere, or incorporated by reference, in this prospectus.

	Quarter Ended
	March 31,				December 21,
			Year Ended		2004-	January 1,
			December 31, 2005		December 31,	2004-	Year Ended December 31,
	2006	2005			2004	December 20,
	Great Wolf	Great Wolf	Great Wolf	Consolidated	Great Wolf	2004	2003	2002	2001
	Resorts	Resorts	Resorts	Pro Forma	Resorts	Predecessor	Predecessor	Predecessor	Predecessor

	(Dollars in thousands)
Statement of Operations:
Revenues:
Rooms	$22,687	$18,076	$73,207	$52,226	$3,261	$31,438	$18,801	$—	$—
Food, beverage and other	11,292	8,920	36,846	27,616	1,289	16,110	9,439	—	312
Sales of condominiums	—	—	25,862	—	—	—	—	—	—
Management and other fees	148	—	494	494	79	3,157	3,109	3,410	3,022
Management and other fees-related parties	727	—	482	2,714	—	—	—	—	—
Other revenue from managed properties(1)	2,982	—	2,524	11,213	—	14,553	14,904	14,808	13,286

Total revenues	37,836	26,996	139,415	94,263	4,629	65,258	46,253	18,218	16,620

Operating expenses:
Departmental expenses
Rooms	2,997	2,638	10,944	7,475	298	4,917	3,265	—	—
Food, beverage and other	9,198	7,031	31,407	23,707	958	13,678	8,580	—	—
Other operating expenses:
Selling, general and administrative	11,650	7,238	26,894	19,761	7,372	18,613	11,376	4,159	3,853
Property operating costs	4,877	6,057	24,798	19,715	295	8,810	5,283	631	—
Depreciation and amortization	6,098	7,148	26,248	19,311	1,897	12,925	7,744	212	73
Cost of sale of condominiums	—	—	16,780	—	—	—	—	—	—
Loss on sale of property	578	—	26,161	—	—	—	—	—	—
Other expenses from managed properties(1)	2,982	—	2,524	11,213	—	14,553	14,904	14,808	13,286

Total operating expenses	38,380	30,112	165,756	101,182	10,820	73,496	51,152	19,810	17,212

Operating income (loss)	(544)	(3,116)	(26,341)	(6,919)	(6,191)	(8,238)	(4,899)	(1,592)	(592)
Interest income	(683)	(292)	(1,623)	(1,613)	(66)	(224)	(55)	(88)	(76)
Interest expense	1,862	1,056	6,728	6,431	280	6,748	4,413	217	366
(Gain) loss on sale of investments and securities	—	—	—	—	—	(1,653)	—	13	(96)
Interest on mandatorily redeemable shares	—	—	—	—	—	1,761	(3,136)	4,479	390

Loss before income taxes, minority interest, and equity in unconsolidated affiliates	(1,723)	(3,880)	(31,446)	(11,737)	(6,405)	(14,870)	(6,121)	(6,213)	(1,176)
Income tax (benefit) expense	(675)	(1,542)	(7,199)	(4,695)	(2,563)	—	—	—	—
Minority interests, net of tax	(14)	—	(4)	(4)	—	—	—	—	—
Equity in (earnings) loss of unconsolidated affiliates, net of tax	(89)	—	170	(1,657)	—	—	—	—	—

Income (loss) from continuing operations	(945)	(2,338)	(24,413)	(5,381)	(3,842)	(14,870)	(6,121)	(6,213)	(1,176)
Income (loss) from discontinued operations	—	—	—	—	—	1,928	1,118	(542)	332

	Quarter Ended
	March 31,				December 21,
			Year Ended		2004-	January 1,
			December 31, 2005		December 31,	2004-	Year Ended December 31,
	2006	2005			2004	December 20,
	Great Wolf	Great Wolf	Great Wolf	Consolidated	Great Wolf	2004	2003	2002	2001
	Resorts	Resorts	Resorts	Pro Forma	Resorts	Predecessor	Predecessor	Predecessor	Predecessor

	(Dollars in thousands, except Key Operating Statistics data)
Income (loss) before cumulative effect of change in accounting principle	(945)	(2,338)	(24,413)	(5,381)	(3,842)	(12,942)	(5,003)	(6,755)	(844)
Cumulative effect of change in accounting principle	—	—	—	—	—	—	460	—	(333)

Net income (loss)	$(945)	$(2,338)	$(24,413)	$(5,381)	$(3,842)	$(12,942)	$(4,543)	$(6,755)	$(1,177)

Cash Flows:
Cash flows from:
Operating activities	$5,872	$(9,287)	$17,788		$762	3,637	$8,126	$376
Investing activities	(6,931)	(30,077)	(65,496)		(97,583)	(64,472)	(64,280)	(46,276)
Financing activities	3,070	25,196	23,081		172,151	61,424	54,854	49,797
Balance Sheet Data (end of period):
Total assets	$602,544	$651,539	$605,526		$622,025	253,271	$173,494	$106,751	$54,191
Cash and cash equivalents	$56,793	$65,241	$54,782	—	79,409	4,079	3,490	4,790	893
Total long-term debt	$171,398	$169,435	$168,328		$142,665	160,753	$93,733	$37,710	$9,466
Net debt(2)	$114,605	$104,194	$113,546	—	63,256	156,674	90,243	32,920	8,573
Long-term debt secured by assets of spun-off entities	—	—	—		—		$12,108	$5,054	$5,177
Long-term debt secured by assets held for sale	—	—	—		—		$14,220	$31,564	$34,193
Non-GAAP financial measures:
EBITDA(3)	$5,726	$4,032	$(369)	$15,160	$(4,294)	$6,507	$7,559	$334	$6,287
Adjusted EBITDA(3)	$6,304	$4,032	$25,792
Key Operating Statistics:
Occupancy(4)	66.8%	69.9%	60.6%
ADR(4)	$238.04	$211.17	$213.78
RevPAR(4)	158.92	147.55	129.57
Total RevPOR(4)	360.95	315.04	322.41
Total RevPAR(4)	240.98	220.13	195.40

(1)	Reflects reimbursement of payroll, benefits and costs related to the operations of properties managed by us in 2005-2006 and the Predecessor from 2001-2004.

(2)	Net debt equals total long-term debt less cash and cash equivalents.

(3)	We use EBITDA and Adjusted EBITDA as measures of our operating performance. EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures. EBITDA is defined as net income plus (a) interest expense, (b) income taxes and (c) depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (Gain)/Loss on sale of property.
EBITDA and Adjusted EBITDA as calculated by us are not necessarily comparable to similarly titled measures presented by other companies. In addition, EBITDA and Adjusted EBITDA (a) do not represent net income or cash flows from operations as defined by GAAP; (b) are not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered as alternatives to net income, operating income, cash flows from operating activities or our other financial information as determined under GAAP.
We believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because:

•	a significant portion of our assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, we believe that EBITDA and Adjusted EBITDA are useful measures of our operating performance;

•	they are widely used in the hospitality and entertainment industries to measure operating performance without regard to items such as depreciation and amortization; and

•	we believe they help investors meaningfully evaluate and compare the results of our operations from period to period by removing the impact of items directly resulting from our asset base, primarily depreciation and amortization, from our operating results.

      In addition, during 2005 we sold our Wisconsin Dells and Sandusky resorts to our CNL joint venture, resulting in the removal of $43.2 million of goodwill and a loss on sale of property of $26.2 million. We believe it is useful to exclude this loss from Adjusted EBITDA because it was unrelated to our core business of operating resort properties.
      Our management uses EBITDA and Adjusted EBITDA:

•	as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they remove the impact of items directly resulting from our asset base, primarily depreciation and amortization, from our operating results;

•	for planning purposes, including the preparation of our annual operating budget;

•	as valuation measures for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business; and

•	as measures in determining the value of other acquisitions and dispositions.

Using measures such as EBITDA and Adjusted EBITDA has material limitations. These limitations include the difficulty associated with comparing results among companies and the inability to analyze certain significant items, including depreciation and interest expense, which directly affect our net income or loss. Management compensates for these limitations by considering the economic effect of the excluded expense items independently, as well as in connection with its analysis of net income.

The table below reconciles net loss to EBITDA and Adjusted EBITDA for the periods presented.

			Great Wolf Resorts			Predecessor
	Quarter Ended
	March 31,
					Period	Period
			Year Ended		December 21,	January 1,	Year Ended
	2006	2005	December 31, 2005		2004 through	2004 through	December 31,
	Great Wolf	Great Wolf			December 31,	December 20,
	Resorts	Resorts	Historical	Pro Forma	2004	2004	2003	2002	2001

	(Dollars in thousands)
Net loss	$(945)	$(2,338)	$(24,413)	$(5,381)	$(3,842)	$(12,942)	$(4,543)	$(6,755)	$(1,177)
Adjustments:
Interest expense, net	1,179	764	5,105	4,818	214	6,524	4,358	2,920	3,468
Income tax expense (benefit)	(606)	(1,542)	(7,309)	(3,588)	(2,563)	—	—	—	—
Depreciation and amortization	6,098	7,148	26,248	19,311	1,897	12,925	7,744	4,169	3,996

EBITDA	$5,726	$4,032	$(369)	$15,160	$(4,294)	$6,507	$7,559	$334	$6,287

Loss on sale of property(a)	578	—	26,161
Adjusted EBITDA	$6,304	$4,032	$25,792

(a)	Includes non-cash gains and losses on the sale of property including the disposal of goodwill.

(4)	Occupancy, ADR and RevPAR are commonly used measures within the hospitality industry to evaluate hotel operations and are defined as follows:

•	Occupancy is calculated by dividing total occupied rooms by total available rooms.

•	ADR is calculated by dividing total rooms revenue by total occupied rooms.

•	RevPAR is the product of occupancy and ADR.
      Total RevPAR and Total RevPOR are defined as follows:

•	Total RevPAR is calculated by dividing total revenue by rooms available

•	Total RevPOR is calculated by dividing total revenue by occupied rooms
      Occupancy allows us to measure the general overall demand for rooms at our resorts and the effectiveness of our sales and marketing strategies. ADR allows us to measure the effectiveness of our yield management strategies. While ADR and RevPAR only include rooms revenue, Total RevPOR and Total RevPAR include both rooms revenue and other revenue derived from food and beverage and other amenities at our resorts. We consider Total RevPOR and Total RevPAR to be key performance indicators for our business because we derive a significant portion of our revenue from food and beverage and other amenities. For the twelve months ended December 31, 2005 and the three months ended March 31, 2006, approximately 33% of our total resort revenues consisted of non-rooms revenue.
      We use RevPAR and Total RevPAR to evaluate the blended effect that changes in occupancy, ADR and Total RevPOR have on our profitability. We focus on increasing ADR and Total RevPOR because those increases can have the greatest positive impact on our profitability. In addition, we seek to maximize occupancy, as increases in occupancy generally lead to greater total revenues at our resorts, and maintaining certain occupancy levels is key to covering our fixed costs. Increases in total revenues as a result of higher occupancy are, however, typically accompanied by additional incremental costs (including housekeeping services, utilities and room amenity costs). In contrast, increases in total revenues from higher ADR and Total RevPOR are typically accompanied by lower incremental costs, and result in a greater increase in profitability.
Ratio of Earnings to Fixed Charges
      Our ratio of earnings to fixed charges for the quarter ended March 31, 2006 and the year ended December 31, 2005 was 0.15 and (1.27), respectively. Our fixed charges in excess of earnings for these periods were approximately $2.3 million and $36.0 million respectively. For further information on additional periods and the way in which we calculate these ratios, see “Ratio of Earnings to Fixed Charges” on page 35.

RISK FACTORS
      An investment in the trust preferred securities involves a number of risks. You should carefully review the information contained elsewhere, or incorporated by reference, in this prospectus and should particularly consider the following matters before purchasing any trust preferred securities.
      Because the trust will rely on the interest payments that it receives on the junior subordinated debentures to fund all payments on the trust preferred securities, and because the trust may distribute the junior subordinated debentures in exchange for the trust preferred securities, you are making an investment decision with regard to the junior subordinated debentures as well as the trust preferred securities. You should carefully review the information in this prospectus about both of these securities and the guarantee.
Risks Related to Our Business

We may not be able to develop new resorts or further develop existing resorts on a timely or cost efficient basis, which would adversely affect our growth strategy.
      As part of our growth strategy, we intend to develop additional resorts and to further expand our existing resorts. Development involves substantial risks, including the following risks:

•	development costs may exceed budgeted or contracted amounts;

•	delays in completion of construction;

•	failure to obtain all necessary zoning, land use, occupancy, construction, operating and other required governmental permits and authorizations;

•	changes in real estate, zoning, land use, environmental and tax laws;

•	unavailability of financing on favorable terms;

•	failure of developed properties to achieve desired revenue or profitability levels once opened;

•	competition for suitable development sites from competitors that may have greater financial resources or risk tolerance than we do; and

•	the incurrence of substantial costs in the event a development project must be abandoned prior to completion.
In particular, resort construction projects entail significant risks, including shortages of design and construction expertise, materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. There are also a limited number of suppliers and manufacturers of the equipment we use in our indoor waterparks. We may not be able to successfully manage our development to minimize these risks, and there can be no assurance that present or future developments will perform in accordance with our previous developments or our expectations.

We compete with other family vacation travel destinations and resorts.
      Our resorts compete with other forms of family vacation travel, including theme, water and amusement parks and other recreational activities. Our business is also subject to factors that affect the recreation and leisure and resort industries generally, such as general economic conditions and changes in consumer spending habits. We believe the principal competitive factors of a family entertainment resort include location, room rates, name recognition, reputation, the uniqueness and perceived quality of the attractions and amenities, the atmosphere and cleanliness of the attractions and amenities, the quality of the lodging accommodations, the quality of the food and beverage service, convenience, service levels and reservation systems.
      Many of our markets have become more competitive, including in particular our Sandusky and Traverse City markets. We anticipate that competition within some of our markets will increase further in the foreseeable future. A number of other resort operators are developing family entertainment resorts with indoor waterparks that will compete with some or all of our resorts. We compete for guests and for new development sites with certain of these entities that may have greater financial resources than we do and better relationships with lenders and sellers of real estate. These entities may be able to accept more risk than we can prudently manage and may have greater marketing and financial resources. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities, significantly expand or improve resorts, including the addition of “thrill rides,” in markets in which we operate. Such events could materially adversely affect our business and results of operations.

We may not be able to manage our expected growth, which could adversely affect our operating results.
      Since 1999, we have experienced substantial growth as we have grown from operating one resort to our current portfolio of resorts. We intend to continue to develop additional resorts and manage additional licensed resorts owned by third parties. Our anticipated growth could place a strain on our management, employees, systems and operations. Our growth has increased our operating complexity and the level of responsibility for new and existing management. Our ability to compete effectively and to manage our recent and future growth effectively will depend on our ability to implement and improve financial and management information systems on a timely basis and to effect changes in our business, such as implementing internal controls to handle the increased size of our operations and hiring, training, developing and managing an increasing number of experienced management-level and other employees. Unexpected difficulties during expansion, the failure to attract and retain qualified employees or our inability to respond effectively to recent growth or plan for future expansion, could adversely affect our results of operations.

We have identified certain material weaknesses in our internal controls.
      During the preparation of the provision for income taxes as part of the preparation of our consolidated financial statements for the fourth quarter ended December 31, 2005, we did not correctly account for certain income tax-related items arising out of the sale transaction of two of our operating properties to a joint venture during the fourth quarter. Accordingly, we did not correctly reflect these items in our press release issued on February 22, 2006 to report our financial results for the fourth quarter and year ended December 31, 2005. Our management has identified a material weakness related to the collection of sufficient and reliable data necessary to determine certain income tax-related items where we have entered into significant non-routine business transactions. A material weakness is a control deficiency, or combination of deficiencies, that results in more than a remote likelihood that a material misstatement of our annual or interim financial statements will not be prevented or detected.
      During the fourth quarter of 2005, we determined that it was necessary to restate previously issued financial statements, primarily for changes in the application of purchase accounting for certain transactions entered into in December 2004. Due to errors in the application of purchase accounting for those transactions and other reclassifications of assets, we recorded adjustments to restate our previously issued financial statements for the period ended December 31, 2004 and the three-month periods ended March 31, 2005 and June 30, 2005. These restatements are reflected in the financial statements incorporated by reference in this prospectus. Our management believes that the errors giving rise to the restatements occurred because of a variety of factors, including the complexity of the interpretation of accounting standards related to the application of purchase accounting to our formation transactions. We concluded that we had a material weakness in our internal control over financial reporting related to the implementation of complex accounting standards, including the application of purchase accounting to our formation transactions. Any inability to address material weaknesses in our internal controls or any future restatement of our financial statements could have a material adverse effect on our company.
      We maintain disclosure controls and procedures designed to provide reasonable assurance that information in our reports under the Exchange Act is recorded, processed, summarized and reported within the time period specified pursuant to the SEC’s rules and forms. We carried out an evaluation, under the supervision and with the participation of our management including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of our 2006 first quarter. In making that evaluation, we considered matters relating to the restatement, including the related weakness in our internal control over financial reporting. We concluded that our disclosure controls and procedures were not effective as of March 31, 2006.

Accidents or injuries in our resorts, particularly in our waterparks, may subject us to liability, and accidents or injuries at our resorts or at competing resorts with waterparks could adversely affect our safety, reputation and attendance, which would harm our business, financial condition and results of operations.
      There are inherent risks of accidents or injuries at family entertainment resorts, including accidents or injuries at waterparks, particularly for small children if their parents do not provide appropriate supervision. The lifeguards in our indoor waterparks and our other resort staff cannot prevent every accident or injury. Potential waterpark accidents and injuries include falls, cuts or other abrasions, sickness from contaminated water, injuries resulting from equipment malfunctions and drownings. One or more accidents or injuries at any of our waterparks or at other waterparks could reduce attendance at our resorts, adversely affect our safety reputation among our potential customers, decrease our overall occupancy rates and increase our costs by requiring us to take additional measures to make our safety precautions even more visible and effective.
      If accidents or injuries occur at any of our resorts, we may be held liable for costs related to the injuries. We maintain insurance of the type and in the amounts that we believe are commercially reasonable and that are available to businesses in our industry, but there can be no assurance that our liability insurance will be adequate or available at all times and in all circumstances to cover any liability for these costs. Our business, financial condition and results of operations would be adversely affected to the extent claims and associated expenses resulting from accidents or injuries exceed our insurance recoveries.

We and our predecessor entities have a history of losses and we may not be able to achieve or sustain profitability.
      We incurred a net loss in the quarter ended March 31, 2006, the year ended December 31, 2005, and the period ended December 31, 2004, and our predecessor entities incurred net losses in the period ended December 20, 2004 and in 2003. We cannot guarantee that we will become profitable. Given the increasing competition in our industry and capital intensive nature of our business, we may not be able to increase profitability on a quarterly or annual basis, and our failure to do so could adversely affect our business and financial condition.

Our business is dependent upon family vacation patterns, which may cause fluctuations in our revenues.
      Since most families with small children choose to take vacations during school breaks and on weekends, our occupancy is highest on the weekends and during months with prolonged school breaks, such as the summer months and spring break weeks in March and April. Our occupancy is lowest during May and September as children return to school following these prolonged breaks. As a result of these family vacation patterns, our revenues may fluctuate. We may be required to enter into short-term borrowings in slower periods in order to offset such fluctuations in revenues and to fund our anticipated obligations. In addition, adverse events occurring during our peak occupancy periods would have an increased impact on our results of operations.

We may not be able to attract a significant number of customers from our key target markets, which would adversely affect our business, financial condition and results of operations.
      Our strategy emphasizes attracting and retaining customers from the local, or drive-to, markets within a convenient driving distance from each of our resorts. Any resorts we develop in the future are similarly likely to be dependent primarily on the markets in the immediate vicinity of such resorts. Regional economic difficulties, for example the issues affecting domestic automotive manufacturers and the related impact in Michigan and surrounding areas, may have a disproportionate negative impact on our resorts in the affected markets. There can be no assurance that we will be able to continue to attract a sufficient number of customers in our local markets to make our resort operations profitable. If we fail to do so, our business, financial condition and results of operations would be adversely affected.

Because we concentrate in a single industry segment, we may be adversely affected by a downturn in that industry segment.
      Our assets and operations are concentrated in a single industry segment—family entertainment resorts. Our current strategy is to expand the number of our resorts and improve our existing resorts. Therefore, a downturn in the entertainment, travel or vacation industries, in general, and the family entertainment resort segment, in particular, could have an adverse effect on our business and financial condition.

Changes in consumer spending habits may affect our growth, financial condition and results of operations.
      The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation. There can be no assurance that consumer spending will not be adversely affected by economic conditions, thereby impacting our growth, financial condition and results of operations.

Increases in operating costs and other expense items could reduce our operating margins and adversely affect our growth, financial condition and results of operations.
      Increases in operating costs due to inflation and other factors may not be directly offset by increased room and other revenue. Our most significant operating costs are our labor, energy, insurance and property taxes. Many, and in some cases all, of the factors affecting these costs are beyond our control.
      Labor is our primary resort-level operating expense. As of March 31, 2006, we employed approximately 2,150 hourly-wage and salaried employees in our resorts. If we face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates or increases in the federal minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be adversely affected. Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including resort managers, lifeguards, waterpark maintenance professionals and resort staff, necessary to keep pace with our expansion schedule. The number of qualified individuals needed to fill these positions is in short supply in some areas. Any future inability to recruit and retain sufficient individuals may delay the planned openings of new resorts. Competition for qualified employees could also require us to pay higher wages to attract a sufficient number of employees.
      Energy costs also account for a significant portion of our total resort-level operating expenses. The price of energy is volatile, and shortages sometimes occur. Significant increases in the cost of energy, or shortages of energy, could interrupt or curtail our operations and lower our operating margins.
      The costs for maintaining adequate insurance coverage fluctuate and are generally beyond our control. If insurance rates increase and we are not able to pass along those increased costs to our customers through higher room rates and amenity costs, our operating margins could suffer.
      Each of our resorts is subject to real and personal property taxes. The real and personal property taxes on our resorts may increase or decrease as tax rates change and as our resorts are assessed or reassessed by taxing authorities. If property taxes increase and we are unable to pass these increased costs along to our customers through higher room rates and amenity costs, our financial condition and results of operations may be adversely affected.

We may not be able to obtain additional financing on favorable terms, if at all.
      We expect that we will require additional financing over time, the amount of which will depend on a number of factors, including the number of resorts we construct, additions to our current resorts and the cash flow generated by our resorts. The terms of any additional financing we may be able to procure are unknown at this time. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our then-current debt levels;

•	our then-current and expected future earnings;

•	our cash flow; and

•	the market price per share of our common stock.
      Any future debt financing or issuances of preferred stock that we may make may be senior to the rights of holders of the trust preferred securities.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow, and there are a limited number of insurers that will underwrite coverage for resorts with indoor waterparks.
      We maintain comprehensive liability, fire, flood (where appropriate) and extended coverage insurance with respect to our resorts with policy specifications, limits and deductibles that we believe are commercially reasonable for our operations and are available to businesses in our industry. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in, and anticipated profits and cash flow from, a resort. If any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss or the amount of the loss may exceed our coverage for the loss. In addition, we may not be able to obtain insurance in the future at acceptable rates, or at all, and insurance may not be available to us on favorable terms or at all, including insurance for the construction and development of our resorts, especially since there are a limited number of insurance companies that underwrite insurance for indoor waterparks.

We will be required to make certain capital expenditures to maintain the quality of our resorts, which could adversely affect our financial condition and results of operations.
      Our resorts have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. The cost of such capital improvements could have an adverse effect on our financial condition and results of operations. Such renovations involve certain risks, including the possibility of environmental problems, construction cost overruns and delays, the possibility that we will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, if at all, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other entities. If we are unable to meet our capital expenditure needs, we may not be able to maintain the quality of our resorts.

We are defendants in certain litigation that may have a material adverse impact on our operating results and financial condition.
      On November 21, 2005, a purchaser of our securities filed a lawsuit against us and certain of our officers and directors in the United States District Court for the Western District of Wisconsin. The complaint alleges that the defendants violated federal securities laws by making false or misleading statements regarding our internal controls and ability to provide financial guidance and forecasts in registration statements filed in connection with the IPO and in press releases issued in 2005. The complaint was amended on December 8, 2005 to add underwriters and accountants as additional defendants. Additional complaints alleging substantially similar claims were filed by other purchasers of our securities in the Western District of Wisconsin on December 1, 2005 and January 6, 2006. In addition, a complaint was filed in the Circuit Court for Dane County, Wisconsin on December 16, 2005, alleging that we made false and misleading statements in our IPO-related documents, and making other allegations. This last lawsuit was removed to Federal court and consolidated with the other lawsuits. All of these lawsuits purport to be filed on behalf of a class of shareholders who purchased our common stock between specified dates and seek unspecified compensatory damages, attorneys’ fees, costs and other relief.
      The Federal court has appointed a lead plaintiff, who filed a consolidated class action complaint on March 20, 2006 that supercedes the prior complaints. The complaint alleges that we, certain officers and directors, and the underwriters in the IPO violated securities laws in the IPO, based on our November 2005 announcement that we would restate certain financial statements to reflect a change in the application of purchase method accounting in the acquisition of two of our resorts. The complaint also bases these claims on our July 2005 announcement that earnings fell short of expectations for the second quarter of 2005. We and the other defendants filed motions to dismiss all of these claims. In a decision and order dated June 13, 2006, the Federal court granted the motions to dismiss, dismissing all claims. The court entered judgment dismissing the claims on June 15, 2006. The plaintiffs have a right to appeal the order and judgment and their time to do so has not yet expired.
      These lawsuits may require significant management time and attention and could result in significant legal expenses. We maintain D&O insurance that may provide coverage for certain fees, expenses, settlements and judgments arising out of these lawsuits. The amount of a settlement of, or judgment on, one or more of the claims in these suits or other potential claims relating to the same events could substantially exceed the limits of our D&O insurance. An unfavorable outcome could have a material adverse effect on our business, operating results, cash flow, and financial condition.

We may not be able to adequately protect our intellectual property, which could harm the value of our brands and adversely affect our business.
      The success of our resorts depends in part on our brands, logos and branded merchandise. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar intellectual property rights to protect our brands, logos, branded merchandise and other intellectual property. The success of our growth strategy depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our brand in both domestic and international markets. We also use our trademarks and other intellectual property on the Internet. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, either in print or on the Internet, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands, logos and branded merchandise to achieve and maintain market acceptance.
      We have licensed our Great Wolf Lodge brand and intend to further license the brand in domestic and international markets. While we try to ensure that the quality of our brand is maintained by our current licensees, and will be maintained by any future licensees, we cannot assure you that these licensees will not take actions that adversely affect the value of our intellectual property or reputation.
      We have registered certain trademarks and have other trademark registrations pending in the United States and foreign jurisdictions. There is no guarantee that our trademark registration applications will be granted. In addition, the trademarks that we currently use have not been registered in all of the countries in which we do, or intend to do, business and may never be registered in all of these countries. We cannot assure you that we will be able to adequately protect our trademarks or that our use of these trademarks will not result in liability for trademark infringement, trademark dilution or unfair competition.
      We may not have taken all the steps necessary to protect our intellectual property in the United States and foreign countries. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

Our operations may be adversely affected by extreme weather conditions and the impact of disasters.
      We currently operate, and in the future intend to operate, our resorts in a number of different markets, each of which is subject to local weather patterns and their effects on our resorts, especially our guests’ ability to travel to our resorts. Extreme weather conditions can from time to time have an adverse impact upon individual resorts or particular regions. Our resorts are also vulnerable to the effects of destructive forces, such as fire, storms, high winds and flooding and any other occurrence that could affect the supply of water or electricity to our resorts. For example, our resort in Kansas City recently sustained minor tornado-wind damage. Although our resorts are insured against property damage, damages resulting from acts of God or otherwise may exceed the limits of our insurance coverage or be outside the scope of that coverage.

Compliance with the Americans with Disabilities Act and other governmental regulations and changes in governmental rules and regulations may adversely affect our financial condition and results of operations.
      Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While we believe that our resorts are substantially in compliance with these requirements, we have not conducted an audit or investigation of all of our resorts to determine our compliance. A determination that we are not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. We cannot predict the ultimate cost of compliance with the ADA.
      The resort industry is also subject to numerous federal, state and local governmental regulations including those related to building and zoning requirements, and we are subject to laws governing our relationship with our employees, including minimum wage requirements, overtime, working conditions and work permit requirements. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of our resorts, including changes to building codes and fire and life safety codes, may occur. If we were required to make substantial modifications at our resorts to comply with the ADA, other governmental regulations or changes in governmental rules and regulations, our financial condition and results of operations could be adversely affected.

We face possible liability for environmental cleanup costs and damages for contamination related to our properties, which could adversely affect our business, financial condition and results of operations.
      Our operations and properties are subject to federal, state and local laws and regulations relating to the protection of the environment, natural resources and worker health and safety, including laws and regulations governing and creating liability relating to the management, storage and disposal of hazardous substances and other regulated materials. Our properties are also subject to various environmental laws and regulations that govern certain aspects of our on-going operations. These laws and regulations control such things as the nature and volume of our wastewater discharges, quality of our water supply and our waste management practices. The costs of complying with these requirements, as they now exist or may be altered in the future, could adversely affect our financial condition and results of operations.
      Because we own and operate real property, various federal, state and local laws may impose liability on us for the costs of removing or remediating various hazardous substances, including substances that may be currently unknown to us, that may have been released on or in our property or disposed by us at third-party locations. The principal federal laws relating to environmental contamination and associated liabilities that could affect us are the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act; state and local governments have also adopted separate but similar environmental laws and regulations that vary from state to state and locality to locality. These laws may impose liability jointly and severally, without regard to fault and whether or not we knew of or caused the release. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect our ability to use or sell the property, or to use the property as collateral for borrowing, and may cause us to incur substantial remediation or compliance costs. In addition, if hazardous substances are located on or released from one of our properties, we could incur substantial liabilities through a private party personal injury claim, a claim by an adjacent property owner for property damage or a claim by a governmental entity for other damages, such as natural resource damages. This liability may be imposed on us under environmental laws or common-law principles.

      In March 2006, we received a notice of violation from the Pennsylvania Department of Environmental Protection because our Pocono Mountains property exceeded certain wastewater discharge limits mandated by our discharge permit. We have identified the causes of the problems, and we are working with the Department of Environmental Protection to ensure that the corrective measures we are implementing will enable us to comply with these laws and regulations as we operate that property. Pennsylvania regulators may seek to impose penalties in connection with these violations, but, to date, no penalties have been proposed.
      We obtain environmental assessment reports on the properties we own or operate as we deem appropriate. These reports have not revealed any environmental liability or compliance concerns that we believe would materially adversely affect our financial condition or results of operations. However, the environmental assessments that we have undertaken might not have revealed all potential environmental liabilities or claims for such liabilities. It is also possible that future laws, ordinances or regulations or changed interpretations of existing laws and regulations will impose material environmental liability or compliance costs on us, that the current environmental conditions of properties we own or operate will be affected by other properties in the vicinity or by the actions of third parties unrelated to us or that our guests could introduce hazardous or toxic substances into the resorts we own or manage without our knowledge and expose us to liability under federal or state environmental laws. The costs of defending these claims, complying with as yet unidentified requirements, conducting this environmental remediation or responding to such changed conditions could adversely affect our financial condition and results of operations.
      Some of our resort properties may have contained, or are adjacent to or near other properties that have contained or currently contain underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. If hazardous or toxic substances were released from these tanks, we could incur significant costs or, with respect to tanks on our property, be liable to third parties with respect to the releases.
      On occasion, we may elect to develop properties that have had a history of industrial activities and/or historical environmental contamination. Where such opportunities arise, we engage third-party experts to evaluate the extent of contamination, the scope of any needed environmental clean-up work, and available measures (such as creation of barriers over residual contamination and deed restrictions prohibiting groundwater use or disturbance of the soil) for ensuring that planned development and future property uses will not present unacceptable human health or environmental risks or exposure to liabilities. If those environmental assessments indicate that the development opportunities are acceptable, we also work with appropriate governmental agencies and obtain their approvals of planned site clean-up, development activities and the proposed future property uses. We have followed that process in connection with the development of our Blue Harbor Resort in Sheboygan, Wisconsin where the City of Sheboygan has arranged for environmental clean-up work and ongoing groundwater monitoring and we have agreed to the use of a barrier preventing contact with residual contamination and implementation of a deed restriction limiting site activities. To our knowledge, our work at our Sheboygan resort has been conducted in accordance with requirements imposed by the Wisconsin Department of Natural Resources. Based on these efforts, we are not aware of any environmental liability or compliance concerns at our Sheboygan resort that we believe would materially adversely affect our financial conditions or results of operations. It is possible, however, that our efforts have not identified all environmental conditions at the property or that environmental conditions and liabilities associated with the property could change in the future.
      Future acquisitions of properties subject to environmental requirements or affected by environmental contamination could require us to incur substantial costs relating to such matters. In addition, environmental laws, regulations, wetlands, endangered species and other land use and natural resource issues affecting either currently owned properties or sites identified as possible future acquisitions may increase costs associated with future site development and construction activities or business or expansion opportunities, prevent, delay, alter or interfere with such plans or otherwise adversely affect such plans.

Regulation of the marketing and sale of condominiums, including a prior offer of condominiums at our Blue Harbor Resort, could adversely affect our business.
      Our marketing and sales of condominium units are subject to extensive regulation by the federal government and the states in which our condominiums are marketed and sold. On a federal level, the Federal Trade

Commission Act prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which we are or may be subject includes the Interstate Land Sales Full Disclosure Act, the Real Estate Settlement Practices Act and the Fair Housing Act. In addition, many states have adopted specific laws and regulations regarding the sale of condominiums. For example, certain state laws grant the purchaser the right to cancel a contract of purchase within a specified period following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by the seller. No assurance can be given that the cost of qualifying under condominium regulations in all jurisdictions in which we desire to conduct sales will not be significant. The failure to comply with such laws or regulations could adversely affect our business, financial condition and results of operations.
      There can be no assurance that prior or future sales of our condominium units will not be considered offers or sales of “securities” under federal law or the state law in the states where we desire to, or do, conduct sales or in which our properties are located. If such interests were considered to be securities, we would be required to comply with applicable state and federal securities laws, including laws pertaining to registration or qualification of securities, licensing of salespeople and other matters. There can be no assurance that we will be able to comply with the applicable state and federal securities requirements, and if the offers or sales of our condominium units are deemed to be offers or sales of securities, such a determination may create liabilities or contingencies that could have an adverse effect on our operations, including possible rescission rights relating to the units that have been sold, which, if exercised, could result in losses and would adversely affect our business, financial condition and results of operations.
      In particular, it is possible that the prior offer of condominiums at our Sheboygan resort by Blue Harbor Resort Condominium, LLC, a former subsidiary of Great Lakes that we refer to as Condo LLC, may not have been in compliance with federal and state securities laws. Prior to the initial public offering and the completion of the formation transactions, interests in Condo LLC held by Great Lakes were distributed to Great Lakes’ shareholders. We did not acquire Condo LLC as a part of the formation transactions. Although Condo LLC has taken steps to correct any potential securities laws issues in connection with these offers, we cannot assure you that we would not be held liable to some extent for the offers made by Condo LLC.

The illiquidity of real estate may make it difficult for us to dispose of one or more of our resorts.
      We may from time to time decide to dispose of one or more of our real estate assets. Because real estate holdings generally, and family entertainment resorts like ours in particular, are relatively illiquid, we may not be able to dispose of one or more real estate assets on a timely basis or at a favorable price. The illiquidity of our real estate assets could mean that we continue to operate a facility that management has identified for disposition. Failure to dispose of a real estate asset in a timely fashion, or at all, could adversely affect our business, financial condition and results of operations.
Risk Factors Related to Our Existing Capital Structure

The covenants in our mortgage loan agreements impose significant restrictions on us.
      The terms of our mortgage loan agreements impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. These restrictions could also have a negative impact on our business, financial condition and results of operations by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	making distributions or other transfers by our subsidiaries to us if we do not comply with specified financial ratios;

•	incurring or guaranteeing additional indebtedness;

•	transferring or selling assets currently held by us;

•	transferring ownership interests in certain of our subsidiaries; and

•	reducing our tangible net worth below specified levels.

      In addition, covenants under some of our subsidiaries’ indebtedness require that revenues from those subsidiaries’ properties be delivered to third parties to ensure that we meet obligations to pay insurance and real property taxes and maintain capital reserves.
      The failure to comply with any of these covenants could cause a default under our other debt agreements. Any of these defaults, if not waived, could result in the acceleration of all of our debt, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it.
Risk Factors Related to the Ownership of Our Company

Certain of our insiders exercise considerable influence over the company.
      As of the date of this prospectus, our executive officers and directors, as a group, beneficially own approximately 11.6% of the outstanding shares of our common stock. By reason of such holdings, these stockholders acting as a group will be able to exercise significant influence over our affairs and policies, including the election of our board of directors and matters submitted to a vote of our stockholders such as mergers and significant asset sales, and their interests might not be consistent with the interests of other securityholders.

We may have assumed unknown liabilities in connection with the formation transactions.
      As part of the formation transactions, we acquired our predecessor companies subject to existing liabilities, some of which may have been unknown at the time of the closing thereof. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of vendors or other persons dealing with the entities prior to the closing of the formation transactions (that had not been asserted or threatened prior thereto), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. The founding shareholders of our predecessor companies agreed to indemnify us with respect to claims for breaches of representations and warranties brought by us within one year following the completion of the IPO and the formation transactions, subject to certain limitations. Many liabilities may not have been identified by December 20, 2005, the expiration of the one-year period, and we may have no recourse against the founding shareholders or these entities for such liabilities.
Risk Factors Related to the Trust Preferred Securities and the Junior Subordinated Debentures

Holders of our senior indebtedness will get paid before you will get paid under some circumstances.
      Our obligations under the junior subordinated debentures and the guarantee will be unsecured, will rank on a par with our current and future junior subordinated indebtedness and will rank junior in priority of payment to all of our current and future senior and subordinated indebtedness. This means that we may not make any payments of principal or interest on the junior subordinated debentures or the guarantee if we default on a payment on our indebtedness that ranks senior to the junior subordinated debentures or if any of such indebtedness has been accelerated because of a default. In addition, we may not make any payments on the junior subordinated debentures or the guarantee if the maturity of the junior subordinated debentures is accelerated until all of our indebtedness that ranks senior to the junior subordinated debentures has been paid. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the junior subordinated debentures only after all payments had been made on our indebtedness that ranks senior to the junior subordinated debentures. As of March 31, 2006, Great Wolf Resorts had no senior indebtedness.
      Because we are a holding company, with all of our assets being held by our subsidiaries, our right to participate in any distribution of assets from our subsidiaries upon their liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such a distribution as a holder of trust preferred securities, is subject to the prior claims of creditors of such subsidiaries, except to the extent that we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our current and future subsidiaries. As of March 31, 2006, Great Wolf Resorts had approximately $232.4 million of liabilities, including approximately $51.6 million in outstanding junior subordinated debentures and approximately $119.9 million of outstanding subsidiary indebtedness (exclusive of intercompany debt).
      The agreements governing the trust preferred securities, the junior subordinated debentures and the guarantee will not limit our ability to incur additional indebtedness that ranks senior to or equal with the junior subordinated debentures and the guarantee, and will not limit our subsidiaries’ ability to incur additional liabilities. Nor will the agreements governing these securities contain any other negative covenants, except under certain instances of default and in the event we defer interest payments on the junior subordinated debentures as described under “Description of Junior Subordinated Debentures— Restrictions on Certain Payments; Certain Covenants of Great Wolf Resorts.” For more information on the ranking of our obligations under the junior subordinated debentures and the guarantee, see “Description of Junior Subordinated Debentures” and “Description of Guarantee— Status of the Guarantee.”

We have a holding company structure and will depend on distributions from our subsidiaries in order to pay interest and principal on the junior subordinated debentures.
      Our assets consist of investments in subsidiaries. Our ability to service indebtedness, including the junior subordinated debentures and the guarantee, depends on the earnings of our subsidiaries and the distribution or other payment from subsidiaries of earnings to us in the form of dividends, loans or advances, and repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the junior subordinated debentures or the guarantee or to make payments to us in order for us to pay our obligations under the junior subordinated debentures or the guarantee. In addition, provisions of law, such as those requiring that dividends be paid only from surplus, could limit the ability of our subsidiaries to make payments or other distributions to us. See “Risk Factors Relating to Our Existing Capital Structure — The covenants in our mortgage loan agreements impose significant restrictions on us.” Furthermore, these subsidiaries have agreed and, in the future, could agree to contractual restrictions on their ability to make distributions to us. We cannot assure you that our subsidiaries will be able to pay dividends or distributions to us in the future. In addition, covenants under some of our subsidiaries’ indebtedness require that revenues from those subsidiaries’ properties be delivered to third parties to ensure that we meet obligations to pay insurance and taxes and maintain capital reserves. As of March 31, 2006 our subsidiaries had indebtedness of approximately $119.9 million (exclusive of intercompany debt). If we are not adequately funded by our subsidiaries and cannot make payments on the junior subordinated debentures, the trust will not have funds available to make distributions on the trust preferred securities. If this were to occur, we would likely exercise our right to defer interest payments on the junior subordinated debentures, and the trust would defer distributions on the trust preferred securities during that period. If we defer interest payments on the junior subordinated debentures, the market price of the trust preferred securities is likely to decline.

We will not be restricted from entering into transactions that affect our capital structure and the value of the trust preferred securities.
      We can enter into transactions, including acquisitions, mergers, takeovers, refinancings or other recapitalizations that affect our capital structure or the value of our common stock or the trust preferred securities. Holders of trust preferred securities will have no right to prohibit us from undertaking such transactions, nor do holders of trust preferred securities have the right to require us to redeem their trust preferred securities or repurchase the junior subordinated debentures. Such transactions may adversely affect our financial condition or result in a decline in the market price for the trust preferred securities or a downgrade of the credit rating (if any) of the junior subordinated debentures.
      In addition, the indenture governing the junior subordinated debentures and the Amended and Restated Declaration of Trust governing the trust, which we refer to as the declaration, will not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. Therefore, they do not protect holders of the junior subordinated debentures or the trust preferred securities if we experience significant adverse changes in our financial condition or results of operations. In addition, they do not limit our ability or the ability of any of our subsidiaries to incur additional indebtedness, make additional guarantees or incur other liabilities that rank senior to the junior subordinated debentures or the trust preferred securities. Additionally, the indenture and the declaration will not prohibit us or any of our subsidiaries from creating or assuming liens on our properties. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the junior subordinated debentures or the guarantee.

If we do not make payments on the junior subordinated debentures, the trust will not be able to pay distributions on the trust preferred securities and the guarantee will not be available to satisfy payment obligations.
      The trust’s ability to pay distributions on the trust preferred securities and the liquidation amount of $25 per trust preferred security in a timely manner depends solely upon our making the related payments on the junior subordinated debentures when due. If we default on our obligation to pay the principal of or interest on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions on, or the $25 liquidation amount per security of, the trust preferred securities.
      In that case, you will not be able to rely upon the guarantee for payment of these amounts because the guarantee only applies if we make the corresponding payment of principal of or interest on the junior subordinated debentures. Instead, you or the property trustee will have to bring a legal action against us to enforce the property trustee’s rights under the indenture relating to the junior subordinated debentures.

Because you may not be able to enforce your rights against us directly if an event of default occurs, you may have to rely on the property trustee to enforce your rights.
      You will not always be able to directly enforce your rights against us if an event of default occurs.
      If a debenture default occurs and is continuing, that event, among other things, will also be an event of default under the trust preferred securities. In that case, you may have to rely on the property trustee, as the holder of the junior subordinated debentures, to enforce your rights against us. Within ten business days after the occurrence of an event of default under the trust preferred securities that is actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the trust preferred securities and common securities and the administrative trustees, unless the event of default has been cured or waived. In addition, the property trustee will notify each holder of the trust preferred securities of any notice of default received by it with respect to the junior subordinated debentures.
      In general, only Great Wolf Resorts, as the sole holder of the common securities of the trust, can replace or remove any of the trustees. You may not elect or remove any trustees, except (1) when there is a debenture default or (2) when holders of a majority in liquidation amount of the outstanding trust preferred securities decide to remove the Delaware trustee or property trustee for cause.
      You may bring a legal action against Great Wolf Resorts directly only if the event of default under the declaration has occurred and is continuing because of our failure to pay when due interest on, or the principal of, the junior subordinated debentures. See “Description of Junior Subordinated Debentures— Events of Default, Defaults and the Rights of Trust Preferred Securities Holders to Take Action Against Great Wolf Resorts.”

Because distributions on the trust preferred securities could be deferred, you may have to include interest in your taxable income before you receive cash.
      As long as there is no debenture event of default, Great Wolf Resorts may defer interest payments on the junior subordinated debentures one or more times. Each deferral period may last for up to six consecutive quarters, but not beyond the maturity date of the junior subordinated debentures. During a deferral period, the trust will defer distributions on the trust preferred securities in a corresponding amount.
      If we defer interest payments on the junior subordinated debentures and the trust defers distributions on the trust preferred securities, you will have to accrue interest income as original issue discount for United States federal income tax purposes on your proportionate share of the deferred interest on the junior subordinated debentures held by the trust. As a result, you would have to include that accrued interest in your gross income for United States federal income tax purposes before you actually receive any cash attributable to that income. You will also not receive the cash distribution related to any accrued and unpaid interest from the trust if you sell the trust preferred securities before the record date for any deferred distributions, even if you held the trust preferred securities on the date that the payments would normally have been paid.
      If we exercise our right to defer payments of interest on the junior subordinated debentures, the market price of the trust preferred securities may be adversely affected. If you sell your trust preferred securities when distributions are being deferred, you may not receive the same return on investment as someone who continues to hold the trust preferred securities. In addition, because of Great Wolf Resorts’ right to defer interest payments, the market price of the trust preferred securities may be more volatile than the market prices of other securities that are not subject to interest deferrals.
      See “Description of Trust Preferred Securities— Deferral of Distributions,” “Description of Junior Subordinated Debentures— Option to Extend Interest Payment Period” and “United States Federal Income Tax Consequences— Interest Income and Original Issue Discount” and “— Sales of Trust Preferred Securities” for more information regarding the interest payment deferral option.

The trust preferred securities may be redeemed prior to maturity; you may be taxed on the proceeds and you may not be able to reinvest the proceeds at the same or a higher rate of return.
      Under certain circumstances, we will be able to redeem the junior subordinated debentures prior to their maturity— namely, (1) at any time on or after June      , 2011, (2) before June      , 2011, within 90 calendar days if adverse changes in tax or investment company law occur and are continuing, or (3) at any time on and after the 30th calendar day after a Special Event occurs but prior to any Special Event Termination. If the junior subordinated debentures are redeemed, a corresponding amount of trust preferred securities will be redeemed at a redemption price equal to the $25 liquidation amount per trust preferred security plus accumulated but unpaid distributions to but excluding the redemption date. Under current United States federal income tax law, early redemption of the trust preferred securities would be a taxable event to you. In addition, you may not be able to reinvest the money you receive upon redemption at a rate that is equal to or higher than the rate of return you receive on the trust preferred securities.
      See “Description of Junior Subordinated Debentures— Redemption,” “Description of Trust Preferred Securities— Redemption” and “— Liquidation Distribution upon Dissolution” for more information on redemption of the junior subordinated debentures.

The trust may distribute the junior subordinated debentures to the holders of the trust preferred securities, and the junior subordinated debentures may trade at a price that is lower than the price you paid for the trust preferred securities.
      If we dissolve the trust before the maturity of the junior subordinated debentures, the property trustee will distribute the junior subordinated debentures to the holders of the trust preferred securities and the common securities in liquidation of the trust.
      No one can accurately predict the liquidity, volatility or the market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the trust preferred securities you hold pending the distribution, may trade less frequently, with more volatility and/or at a lower price than what you paid to purchase the trust preferred securities.
      Although we have agreed to use our reasonable best efforts to list the junior subordinated debentures on the Nasdaq or any other exchange on which the trust preferred securities are then listed in the event of a distribution of junior subordinated debentures, we cannot assure you that the Nasdaq will approve the junior subordinated debentures for listing or that a trading market will exist for the junior subordinated debentures.
      Under current United States federal income tax law, the distribution of junior subordinated debentures upon the termination of the trust would generally not be taxable to you. If, however, the trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of the liquidation, the distribution of the junior subordinated debentures would be taxable to you.

      Please see “Description of Trust Preferred Securities— Liquidation Distribution upon Dissolution” for more information.

If you sell your trust preferred securities before the record date for a distribution payment, you will have to include accrued but unpaid distributions in your taxable income.
      The trust preferred securities may trade at prices that do not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures.
      If you dispose of your trust preferred securities before the record date for a distribution payment, you will have to treat a portion of your proceeds from the disposition as ordinary income for United States federal income tax purposes in an amount equal to the accrued but unpaid interest on your proportionate share of the junior subordinated debentures through the date of your disposition, even though the amount you receive for your trust preferred securities may not fully reflect the value of any accrued but unpaid interest at the time of the disposition.
      Upon the sale of your trust preferred securities, you will recognize a capital loss if the amount you receive is less than your adjusted tax basis in the trust preferred securities. Normally, you may not apply capital losses to offset ordinary income for United States federal income tax purposes.
      See “United States Federal Income Tax Consequences— Sales of Trust Preferred Securities” for more information.

We will generally control the trust and your voting rights are limited; your interests may not be the same as our interests.
      You will have limited voting rights. For example, you may not remove any trustees, except (1) when there is a debenture default or (2) when holders of a majority in liquidation amount of the outstanding trust preferred securities decide to remove the Delaware trustee or property trustee for cause. In general, only Great Wolf Resorts, as the sole holder of the common securities of the trust, can replace or remove any of the trustees of the trust.
      Great Wolf Resorts and the administrative trustees of the trust, who are our employees, officers or affiliates, may amend the declaration without the consent of holders of trust preferred securities as described under “Description of Trust Preferred Securities— Voting Rights; Amendment of Declaration.”

An active trading market for the trust preferred securities may not develop.
      The trust preferred securities will be a new issue of securities with no established trading market. Although we have applied to list the trust preferred securities on the Nasdaq, no assurance can be given that the trust preferred securities will be approved for listing. If approved for listing, listing does not guarantee that a trading market for the trust preferred securities will develop or, if a trading market for the trust preferred securities does develop, the depth of that market or the ability of holders to sell their trust preferred securities at attractive prices or at all.

If a trading market for the trust preferred securities does develop, the market price of the trust preferred securities will be influenced by unpredictable factors.
      If a trading market for the trust preferred securities does develop, several factors will influence the trading price of the trust preferred securities, including:

•	interest and yield rates in the market and on comparable securities;

•	the time remaining to the maturity of the trust preferred securities; and

•	our creditworthiness.
      Some or all of these factors will influence the price that you will receive if you sell your trust preferred securities prior to the maturity date. We cannot assure you that any such market will develop.

FORWARD-LOOKING STATEMENTS
      Certain information included in this prospectus contains, and other materials filed or to be filed by us with the Securities and Exchange Commission, or the SEC, contain or will contain, forward-looking statements. All statements, other than statements of historical facts, including, among others, statements regarding our future financial results or position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements include those set forth above under the section entitled “Risk Factors.”
      We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

GW CAPITAL TRUST II
General
      GW Trust is a statutory trust formed under Delaware law by:

•	the execution of a declaration of trust by Great Wolf Resorts, as sponsor, and the trustees of GW Trust; and

•	the filing of a certificate of trust with the Secretary of State of the State of Delaware.
      Upon consummation of this offering, Great Wolf Resorts and the trustees of the trust will execute the declaration substantially in the form filed with the SEC and attached as an exhibit to the registration statement of which this prospectus is a part. The declaration will be qualified as an indenture under the Trust Indenture Act of 1939.
      GW Trust exists solely to:

•	issue and sell its trust securities;

•	use the proceeds from the sale of its trust securities to purchase Great Wolf Resorts’ junior subordinated debentures; and

•	engage in other activities that are necessary, convenient or incidental to the above purposes (such as registering the transfer of trust securities).
Great Wolf Resorts’ junior subordinated debentures will be the sole assets of GW Trust, and payments under the junior subordinated debentures owned by GW Trust will be its sole source of revenues.
      GW Trust will have a term of approximately 35 years from the initial issue date of its trust preferred securities, but may dissolve earlier as provided in the declaration.
Trust Securities Issued by the Trust
      The trust preferred securities offered hereby will constitute all of the trust preferred securities of GW Trust. The trust preferred securities will be guaranteed by Great Wolf Resorts as described in this prospectus.
      Great Wolf Resorts, or one of its affiliates, will acquire and hold all of the common securities of GW Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of GW Trust. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, upon a debenture default, distributions, redemption payments and liquidation payments must be paid to the holders of the trust preferred securities before any payments are paid to the holders of the common securities of the trust.
Trustees & Administrative Trustees
      The name and address of the Delaware trustee, the property trustee, the guarantee trustee and the indenture trustee for GW Trust will be Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.
      Great Wolf Resorts, as holder of the common securities, intends to select two of its employees, officers or affiliates to serve as administrative trustees of GW Trust. Only Great Wolf Resorts, as direct or indirect owner of the common securities, can remove or replace the administrative trustees. In addition, Great Wolf Resorts can increase or decrease the number of administrative trustees.
      In addition, Great Wolf Resorts, as direct or indirect holder of the common securities, will generally have the sole right to remove or replace the property trustee and Delaware trustee. However, if a debenture default occurs, then, so long as that debenture default is continuing, the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove and replace the property trustee and Delaware trustee at any time.

Fees and Expenses
      Great Wolf Resorts will pay all fees and expenses related to the organization of GW Trust and the offering of the trust preferred securities. Great Wolf Resorts will also pay all ongoing costs and expenses of GW Trust, except GW Trust’s obligations under the trust securities.
No Separate Financial Statements
      There are no separate financial statements of GW Trust in this prospectus. Great Wolf Resorts does not believe these financial statements would be material to holders of the trust preferred securities because:

•	GW Trust is a special purpose entity that will not have any independent operations other than issuing trust preferred securities and common securities, and holding junior subordinated debentures of Great Wolf Resorts as trust assets and other necessary or incidental activities as described in this prospectus; and

•	Great Wolf Resorts guarantees the payments on the trust preferred securities of GW Trust.
      Great Wolf Resorts does not expect that GW Trust will be subject to the reporting requirements of the Exchange Act or otherwise provide separate financial statements.

USE OF PROCEEDS
      The trust will receive all of the proceeds from the sale of the trust preferred securities and the trust common securities and will use all of such proceeds to purchase the junior subordinated debentures from us, which will be issued pursuant to the indenture described in this prospectus. We will use approximately $28.7 million of the proceeds from the sale of the junior subordinated debentures to repay existing indebtedness under a mortgage loan currently secured by our Sheboygan, Wisconsin resort. As of March 31, 2006, that loan bore interest at an annual rate of 9.632%. The loan is scheduled to mature in January 2008, and there are no penalties or fees associated with the prepayment of the loan principal. We will use the remainder of the proceeds from the sale of the junior subordinated debentures for general corporate purposes.

ACCOUNTING TREATMENT
      In January 2003, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN No. 46”). In December 2003, the FASB issued a revision to this interpretation (“FIN No. 46(r)”). FIN No. 46(r) clarifies the application of Accounting Research Bulletin No. 51 to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. As a result of the issuance of FIN No. 46(r) and the accounting profession’s application of the guidance provided by the FASB, issuer trusts are generally variable interest entities. We have determined that we are not the primary beneficiary, and accordingly we will not consolidate the financial statements of the trust into our consolidated financial statements.
      Based upon the foregoing accounting authority, our consolidated financial statements prepared under GAAP beginning with the quarter ending June 30, 2006 will present the junior subordinated debentures issued to the trust as a related party liability, and we will record offsetting assets relative to the cash and trust common securities received from the trust in our consolidated balance sheet. For financial reporting purposes, we will record interest expense on the corresponding debentures in our consolidated statements of operations.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth Great Wolf Resorts’ consolidated ratio of earnings to fixed charges for the periods indicated. Dollar amounts are in thousands.

	Quarter Ended
	March 31,
			Year Ended	December 21,	January 1,
			December 31, 2005	2004 —	2004 —	Year Ended December 31,
	2006 Great	2005 Great		December 31, 2004	December 20,
	Wolf	Wolf	Great Wolf	Great Wolf	2004	2003	2002	2001
	Resorts	Resorts	Resorts	Resorts	Predecessor	Predecessor	Predecessor	Predecessor

Ratio of earnings to fixed charges	0.15	(0.08)	(1.27)	(2.35)	(0.61)	(0.07)	(2.82)	(0.61)
Fixed charges in excess of earnings	$2,290	$5,391	$35,981	$6,755	$16,094	$7,435	$6,787	$1,535
      For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

•	pre-tax income/loss from continuing operations before adjustment for minority interest or income/loss from equity investees, fixed charges and amortization of capitalized interest;

•	less:

•	interest capitalized and minority interest in pre-tax income/loss of subsidiaries that have not incurred fixed charges.
      For purposes of calculating the ratios, fixed charges are the sum of:

•	interest expensed, interest capitalized, and amortized capitalized expense related to indebtedness.
      Great Wolf Resorts has not issued preferred stock.

CAPITALIZATION
      The following table shows Great Wolf Resorts’ capitalization as of March 31, 2006:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of the securities in this offering, including the receipt of an estimated $ in net proceeds thereof, and the application of the net proceeds as described under “Use of Proceeds,” as if such events occurred on March 31, 2006.
      The information provided in the following table should be read in conjunction with the financial and other information included elsewhere and incorporated by reference in this prospectus.

	As of March 31, 2006

	Actual	As Adjusted

	(In thousands)
	(Unaudited)
Cash and cash equivalents	$56,793	$

Long-term debt, including current portion:
Mortgage Debt	$107,529	$
Company obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely the Floating Rate Junior Subordinated Debentures due 2035	51,550
Company obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely junior subordinated debentures offered hereby	—
Other long-term debt	12,319

Total long-term debt, including current portion	171,398

Minority Interest	6,569

Stockholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 30,277,308 shares issued and outstanding	303
Additional paid in capital	394,693
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding	—
Accumulated deficit	(29,200)
Shares of common stock held in deferred compensation plan	(2,200)

Total stockholders’ equity	363,596

Total capitalization	$541,563	$

BUSINESS
Overview and Development
      We are a family entertainment resort company that provides our guests with a high-quality vacation at an affordable price. We are the largest owner, operator and developer in the United States of drive-to family resorts featuring indoor waterparks and other family-oriented entertainment activities, based on the number of resorts in operation. We provide a full-service entertainment resort experience to our target customer base: families with children ranging in ages from 2 to 14 years old that live within a convenient driving distance from our resorts. Our resorts provide a consistent and comfortable environment throughout the year where our guests can enjoy our various amenities and activities. We are a fully integrated resort company with in-house expertise and resources in resort and indoor waterpark development, management, marketing and financing.
      We operate seven Great Wolf Lodge® resorts (our signature northwoods-themed resorts) and one Blue Harbor Resort (a nautical-themed property). In addition, a joint venture in which we have an 84% interest owns one Great Wolf Lodge resort that is under construction and scheduled to open for business during 2006. We are also the licensor and manager of an additional Great Wolf Lodge resort in Niagara Falls, Ontario that is owned by Ripley’s. We anticipate that most of our future resorts will be developed under our Great Wolf Lodge brand, but we may develop additional nautical-themed or other resorts in other appropriate markets.
      We were formed in May 2004 to succeed to the family entertainment resort business of our predecessor companies, The Great Lakes Companies, Inc., and a number of its related entities. We refer to these entities collectively as Great Lakes. Great Lakes developed and operated hotels between 1995 and December 2004. In 1999, Great Lakes began its resort operations by purchasing the Great Wolf Lodge in Wisconsin Dells, Wisconsin and developing the Great Wolf Lodge in Sandusky, Ohio, which opened in 2001. In 2003, Great Lakes opened two additional Great Wolf Lodge resorts, one in Traverse City, Michigan and the other in Kansas City, Kansas. In June 2004, Great Lakes opened the Blue Harbor Resort in Sheboygan, Wisconsin. Immediately prior to the closing of the initial public offering, Great Lakes had two additional Great Wolf Lodge resorts under construction, one in Williamsburg, Virginia and the other in the Pocono Mountains region of Pennsylvania. Our Williamsburg resort opened in March 2005 and our Pocono Mountains resort opened in October 2005.
      On December 20, 2004, in connection with the closing of the IPO, we acquired each of these resorts and the resorts then under construction, as well as certain resort development and management operations, in exchange for an aggregate of 14,032,896 shares of our common stock and $97.6 million, in the formation transactions. We also realized net proceeds of $248.7 million from the sale of 16,100,000 shares of our common stock in the IPO.

CNL Joint Venture
      On October 11, 2005, we formed a joint venture with CNL Income Properties, Inc., a real estate investment trust focused on leisure and lifestyle properties. The joint venture acquired our Wisconsin Dells and Sandusky resorts. CNL initially purchased an approximately 61.1% interest in the joint venture, and we owned the remaining 38.9%. On November 3, 2005, CNL increased its ownership interest in the joint venture to 70% and we retained a 30% interest. CNL paid us approximately $80 million in total for its 70% ownership interest. Affiliates of the CNL joint venture entered into a loan agreement pursuant to which such affiliates borrowed $63 million from NSPL, Inc. In March 2006 we received approximately $18.6 million of the loan proceeds, which we will use for current and future development projects. The loan is secured by the joint venture’s Wisconsin Dells and Sandusky resorts. We will continue to operate the properties and will license the Great Wolf Lodge brand to the joint venture under 25-year agreements, subject to earlier termination in certain situations.

Properties — Overview
      The following table presents an overview of our portfolio of operating resorts and resorts announced or under construction. As of the date of this prospectus, we operate seven Great Wolf Lodge resorts (our signature northwoods-themed resorts) and one Blue Harbor Resort (a nautical-themed property).

					Indoor
	Ownership		Guest	Condo	Entertainment
	Percentage	Opening	Suites	Units	Area(1)

					(Approx. sq. ft)
Existing Resorts:
Wisconsin Dells, WI	30%	1997	309	77	102,000
Sandusky, OH	30%	2001	271	—	41,000
Traverse City, MI	100%	2003	281	—	51,000
Kansas City, KS	100%	2003	281	—	49,000
Sheboygan, WI	100%	2004	183	64	54,000
Williamsburg, VA	100%	2005	301 (2)	—	66,000
Pocono Mountains, PA	100%	2005	401	—	91,000
Niagara Falls, ONT(3)	—	2006	406	—	94,000
Resorts Announced or Under Construction:
Mason, OH(4)	84%	Fall 2006	401	—	92,000
Grand Mound, WA(5)	49%	Late 2007	317	—	65,000
Grapevine, TX(6)	100%	Late 2007	400	—	80,000

(1)	Our indoor entertainment areas generally include our indoor waterpark, game arcade, children’s activity room and fitness room, as well as our Aveda® concept spa, Wiley’s Woods and party room in the resorts that have such amenities.

(2)	We plan to add an additional 103 guest suites as well as new waterpark attractions at our Williamsburg property. Construction for the expansion is expected to start in 2006 with expected completion in 2007.

(3)	This resort opened on April 14, 2006. An affiliate of Ripley’s, our licensee, owns this resort. We assisted Ripley’s with construction consulting and other pre-opening matters related to the Great Wolf Lodge in Niagara Falls. We have granted Ripley’s a license to use the Great Wolf Lodge name for this resort for ten years after opening. We manage the resort on behalf of Ripley’s and also provide central reservation services.
(4)	We have entered into a joint venture with Paramount Parks, Inc., a unit of CBS Corporation, to build this resort. We will operate the resort under our Great Wolf Lodge brand and will maintain a majority equity position in the project. Paramount will have a minority equity interest in the development. Construction on the resort began in July 2005 with expected completion of the resort in Fall 2006 and the conference center in early 2007.
(5)	We have entered into a joint venture with The Confederated Tribes of the Chehalis Reservation to build this resort. We will operate the resort under our Great Wolf Lodge brand. The Confederated Tribes of the Chehalis Reservation will lease the land needed for the resort, and they will have a majority equity interest in the joint venture. Construction on the resort is expected to begin in Summer 2006 with expected completion in late 2007.

(6)	We have announced plans to develop a Great Wolf Lodge resort in Grapevine, Texas. The northwoods themed, eight-story, approximately 400-suite resort will provide a comprehensive package of first-class destination lodging amenities and activities. Construction on the approximately 450,000 square-foot building began in June 2006 with expected completion in late 2007.

     Northwoods Lodge Theme. Each of our Great Wolf Lodge resorts has a northwoods lodge theme. Our three-story, approximately 5,000 to 7,800 square-foot atrium lobbies are designed in a northwoods cabin motif with exposed timber beams, massive stone fireplaces, mounted wolves and other northwoods creatures, and an animated two-story clocktower that provides theatrical entertainment for our younger guests. Throughout the common areas and in each guest suite, we use sturdy, rustic furniture that complements the northwoods theme. We believe that this consistent theme throughout our resorts creates a comfortable and relaxing environment and provides a sense of adventure and exploration that the entire family can enjoy.
      Guest Suites. All of our guest suites are themed luxury suites ranging in size from approximately 385 square feet to 1,970 square feet. Substantially all of our rooms also include a private deck or patio. Our resorts offer up to nine room styles to meet the needs and preferences of our guests, including a selection of rooms with lofts, jacuzzis and fireplaces. Our standard rooms include two queen beds and a third queen bed in the sleeper sofa, a wet bar, microwave oven, refrigerator and dining and sitting area, and can accommodate up to six people. Our specialty rooms can accommodate up to seven people and provide a separate area for children, including our KidCabin Suites that feature a log cabin bunk bed room, our Wolf Den Suites that feature a themed den enclosure with bunk beds and our KidKamp Suites that feature bunk beds in a themed tent enclosure. We also offer larger rooms, such as our Majestic Bear Suite, which has a separate bedroom with a king bed, a large dining and living area and can accommodate up to eight people. Our guest suites have wallpaper, artwork and linens that continue the northwoods theme and provide for full room service, pay-per-view movies and pay-per-play video games.
      Indoor Waterparks. Our existing Great Wolf Lodge indoor waterparks are maintained at a warm and comfortable temperature, range in size from approximately 34,000 to 78,000 square feet and have a northwoods theme, including decorative rockwork and plantings, all of which is contained in a five-story or taller wooden beam structure. The focus of each Great Wolf Lodge waterpark is our signature 12-level treehouse waterfort. The fort is an interactive water experience for the entire family that features over 60 water effects, including spray guns, fountains, valves and hoses, has cargo netting and suspension bridges and is capped by an oversized bucket that dumps between 700 and 1,000 gallons of water every five minutes. Our Blue Harbor Resort has a 43,000 square-foot Breaker Bay waterpark including our 12-level Lighthouse Pier waterfort featuring a 1,000 gallon tipping ship.
      Our waterparks also feature high-speed body slides and inner tube waterslides that wind in and out of the building into a splash-down pool, smaller slides for younger children, zero-depth water activity pools for small children with geysers, a water curtain, fountains and tumble buckets, a lazy river, additional activity pools for basketball, open swimming and other water activities and two large free-form hot tubs, one of which is for adults-only. Each waterpark is constructed with a special nonslip floor surface for maximum traction and has ample deck space and good sight lines to enhance parental oversight. Our resorts under development or construction will have indoor waterparks ranging in size from approximately 55,000 to 82,000 square feet.
      Approximately one million gallons of water are cycled through each of our waterparks every hour in order to ensure cleanliness. Our primary operating equipment includes standard water pumps, tanks and filters, located in separate spaces to allow for quick repairs or replacement. Computer-controlled water and air treatment systems and highly trained technicians continuously monitor the water and air quality of our waterparks in order to ensure a clean and safe environment. We seek to minimize the use of chlorine. Most of the water purification is performed by an advanced ozone water treatment system, which ensures the highest water quality and an absence of the typical chlorine odor found in indoor pools. In addition, the water within each area circulates every hour to maximize hygiene. Each waterpark area has its own water system so that a problem with any one area can be quickly contained and does not affect the operations of the rest of the waterpark.
      We expect recurring annual capital expenditures for each resort to be approximately 3-4% of the resort’s revenues, including the repair and maintenance of our waterpark equipment. As much of the equipment used in our waterparks is designed for outdoor application and capable of withstanding intense physical use and the elements year-round, wear and tear is minimal and we believe our equipment has a long useful life. In addition, our water purification system minimizes airborne chemicals and their potentially corrosive effects on materials and equipment and helps extend the life of our equipment.
      The safety of our guests is a primary focus in our waterparks. Our lifeguards receive one of the highest levels of training and certification in the industry, provided by Jeff Ellis & Associates, Inc., an international aquatic safety consulting company. Ellis & Associates conducts quarterly unannounced safety inspections at each of our resorts to ensure that proper safety measures and procedures are maintained. All of our on duty lifeguards perform daily training exercises under the supervision of a certified instructor. We also encourage our lifeguards to obtain EMT certification, and we reimburse them for the costs of the training.
      Our indoor waterparks are open from 8:30 a.m. until 10:00 p.m. seven days a week and admission is generally only available to resort guests. Our general guests-only policy, which is in effect at all of our resorts other than our Sheboygan resort, allows our guests to avoid the long lines and other inconveniences of daily admission-based waterparks.

      Amenities. Each of our existing resorts features, and each of our resorts under construction will feature, a combination of the following amenities. Our Blue Harbor resort amenities have similar appropriate nautical-themed names.

•	Themed Restaurants. Our resorts feature one or more full-service, themed restaurants and a themed bar and grille that serves alcoholic beverages and sandwiches. Our themed restaurants include the Gitchigoomie Grill, with a life-sized sea plane suspended over the dining area, Lumber Jack’s Cook Shanty, the Loose Moose Bar & Grill, and the Camp Critter Bar & Grille, which features a two-story realistic tree with a canopy of leaves and canvas-topped booths with hanging lanterns, giving guests the impression that they are dining in a northwoods forest campsite. Our Blue Harbor Resort features our On the Rocks Bar & Grille and Rusty Anchor Buffet.

•	Ice Cream Shop and Confectionery. Each of our Great Wolf Lodge resorts, with the exception of our Sandusky resort, has a Bear Claw Café ice cream shop and confectionery that provides sandwiches, Starbucks® coffee, pastries, ice cream, candies, home-made fudge and other snacks that families can share together. Our Blue Harbor Resort has a Sweetshop Landing confectionery.

•	Snack Bar. Each of our waterparks has a snack bar that offers a variety of sandwiches, pizzas and similar foods with ample seating so that our guests do not have to leave the warmth and comfort of the waterparks.

•	Gift Shop. Each of our resorts has a Buckhorn Exchange or Precious Cargo gift shop that provides unique themed gifts, including Great Wolf Lodge logo merchandise, souvenirs, collectibles and stuffed animals. The gift shop also offers resort toys, swimwear and personal necessities.

•	Full-Service Spa. Each of our resorts, with the exception of our Sandusky resort, has an Aveda® concept or Cameo spa that provides a relaxing get-a-way with a full complement of massages, facials, manicures, pedicures and other spa treatments, as well as yoga classes and a wide selection of Aveda® products. We intend to add an Aveda® concept spa to our Sandusky Great Wolf Lodge resort.

•	Game Arcade. Our Youkon Jack’s or Northern Lights game arcades range in size from approximately 3,900 to 7,000 square feet, have over 70 games of skill and are divided into distinct areas with video and skill games that appeal to children of different ages. Tickets won from the games may be exchanged for a wide selection of merchandise that appeals to our younger guests.

•	Cub Club. Our Cub Club rooms are professionally staffed children’s activity rooms with programmed activities, including arts and crafts, games and nature hikes. Cub Club is a frequent guest program for our younger guests. Cub Club membership is open to all children who have stayed at one of our resorts and includes a periodic newsletter, exclusive offers, rewards for each stay and a free meal and dessert when members visit during their birthday month. We currently have more than 10,000 Cub Club members. Our Blue Harbor Resort features a Crew Club frequent guest program and activities that are similar to our Cub Club.

•	Animated Clocktower. Each of our Great Wolf Lodge resorts has a two-story animated clocktower located in the resort’s main atrium lobby. The clocktower provides daily theatrical entertainment through talking and singing trees, animals and northwoods figures. Our Blue Harbor Resort features a 2,000 gallon water fountain featuring a hand-blown glass sculpture and a music and light show located in its main atrium lobby.

•	Outdoor Water Amenities. Outdoor water amenities complement our indoor waterpark facilities and allow our guests to take advantage of favorable weather conditions. Our outdoor water amenities include activity pools and a large deck or patio area and are generally open from May until September. Our Wisconsin Dells resort also has outdoor waterslides.

•	Fitness Room. Our fitness rooms contain aerobic exercise equipment and weight-lifting machines with numerous televisions for active viewing.

•	Meeting Space. Our resorts offer meeting rooms ranging from approximately 3,000 to over 7,000 square feet that are available for guest meetings, including a 99-seat, state-of-the-art, symposium-style room at our Traverse City resort.

•	Conference Facility. Our Blue Harbor Resort features an approximately 21,000 square-foot attached conference facility that provides spaces ranging from approximately 1,000 square feet to 10,000 square feet for a number of different types of conferences and conventions.

•	Wiley’s Woods. Wiley’s Woods is an interactive indoor live video game in a four-story, approximately 16,000 square-foot structure located at our Wisconsin Dells resort. Children ages three and older wear electronic wrist bands and gain points by navigating slides, bridges, nets and mazes and performing a variety of tasks on over 60 machines and gadgets. Admission to Wiley’s Woods is free for all resort guests and is open to the public for a fee.
Operating Properties
      Our resorts operating currently are located in Wisconsin Dells, Wisconsin; Sandusky, Ohio; Traverse City, Michigan; Kansas City, Kansas; Williamsburg, Virginia, Pocono Mountains, Pennsylvania, Sheboygan, Wisconsin, and Niagara Falls, Ontario, Canada.

Great Wolf Lodge of Wisconsin Dells, Wisconsin
      Our Great Wolf Lodge, located on 22 acres in Wisconsin Dells, Wisconsin, was originally constructed in 1997 and acquired by Great Lakes in 1999. In October 2005, we sold this resort to our joint venture with CNL Income Properties, Inc. We have a 30% interest in that joint venture.
      Wisconsin Dells is a renowned family vacation destination that features a number of entertainment options, including amusement parks, museums, live entertainment and other indoor waterparks. According to its Visitor and Convention Bureau, the Wisconsin Dells area attracts over two and a half million visitors each year and in 2004 attracted over $870 million of vacation-related expenditures. Wisconsin Dells is within a one-hour drive from Madison, Wisconsin; a two-hour drive from Milwaukee, Wisconsin; and a three and one-half hour drive from Chicago, Illinois. According to Applied Geographic Solutions, Inc., there are approximately 16.4 million people who live within 180 miles of the resort.
      Great Wolf Lodge of Wisconsin Dells has 309 guest suites, with an additional 77 individually-owned, one to four bedroom condominium units located adjacent to the resort, and an approximately 76,000 square-foot indoor waterpark that includes our signature treehouse waterfort. The resort offers a number of revenue-enhancing amenities, including a themed restaurant, Loose Moose Bar & Grill, Bear Claw Café ice cream shop and confectionery, Youkon Jack’s game arcade, Buckhorn Exchange gift shop, full-service Aveda® concept spa, Wiley’s Woods, and meeting rooms. The resort also includes non-revenue-generating amenities, such as an animated two-story clocktower, Cub Club room and Iron Horse fitness center. We currently manage, on behalf of the CNL joint venture, the rental of all of the condominium units at this resort. The CNL joint venture receives a rental management fee of approximately 40% of room revenue, after deduction of certain expenses. In addition, the CNL joint venture receives reimbursement of certain waterpark and other expenses from the condominium association.

Great Wolf Lodge of Sandusky, Ohio
      In March 2001, we opened our Great Bear Lodge® in Sandusky, Ohio, which has the same theming as each of our Great Wolf Lodge resorts and was re-named the Great Wolf Lodge of Sandusky in May 2004. In October 2005, we sold this resort to our joint venture with CNL Income Properties, Inc. We have a 30% interest in that joint venture.
      Sandusky is a family destination near Cleveland, Ohio that is well known for its amusement parks. According to the Sandusky/FIB Erie County Visitors and Convention Bureau, Sandusky attracts approximately seven million visitors each year. Sandusky is within a one-hour drive from Cleveland, Ohio; a two-hour drive from Detroit, Michigan; a two and one-half-hour drive from Columbus, Ohio; and a three-hour drive from

Pittsburgh, Pennsylvania. According to Applied Geographic Solutions, Inc., there are approximately 22.9 million people who live within 180 miles of the resort.
      Great Wolf Lodge of Sandusky is located on approximately 15 acres and has 271 guest suites and an approximately 34,000 square-foot indoor waterpark that includes our signature treehouse waterfort, tube slides, body slides, hot tubs and a lazy river. The resort offers a number of revenue-enhancing amenities, including our Gitchigoomie Grill and Lumber Jack’s Cook Shanty themed restaurants, Northern Lights game arcade, Buckhorn Exchange gift shop and meeting rooms. The resort also includes non-revenue-generating amenities such as our animated two-story clocktower, Cub Club room and Iron Horse fitness center.

Great Wolf Lodge of Traverse City, Michigan
      In March 2003, we opened our Great Wolf Lodge in Traverse City, Michigan. Traverse City is a traditional family vacation destination with skiing and lake activities. According to the Traverse City Convention and Visitors Bureau, Traverse City attracts approximately two million visitors each year. Traverse City is within a three-hour drive from Grand Rapids, Michigan and the Saginaw/ Flint, Michigan area and a four-hour drive from Detroit, Michigan. This resort also draws guests from Northern Indiana and Ohio. According to Applied Geographic Solutions, Inc., there are approximately 7.1 million people who live within 180 miles of the resort.
      Great Wolf Lodge of Traverse City is located on approximately 48 acres and has 281 guest suites and an approximately 40,000 square-foot indoor waterpark that includes our signature treehouse waterfort and Howling Wolf family raft. The resort offers a number of revenue-enhancing amenities, including our Camp Critter Bar & Grille and Loose Moose Cottage themed restaurants, Northern Lights game arcade, full-service Aveda® concept spa, Bear Claw Café ice cream shop and confectionery, Buckhorn Exchange gift shop and meeting rooms. The resort also includes non-revenue-generating amenities such as our animated two-story clocktower, Cub Club room and Iron Horse fitness center.

Great Wolf Lodge of Kansas City, Kansas
      In May 2003, we opened our Great Wolf Lodge in Kansas City, Kansas as part of the Village West tourist district that includes a Cabela’s superstore, Nebraska Furniture Mart and the Kansas NASCAR Speedway. According to the Kansas City Convention and Visitors Bureau, Kansas City attracts approximately five million visitors each year. Kansas City is within a one-hour drive from Topeka, Kansas; a two and one-half hour drive from Jefferson City, Missouri; and a three-hour drive from Lincoln, Nebraska. According to Applied Geographic Solutions, Inc., there are approximately 6.7 million people who live within 180 miles of the resort.
      Great Wolf Lodge of Kansas City is located on approximately 17 acres and has 281 guest suites and an approximately 40,000 square-foot indoor waterpark that includes our signature treehouse waterfort. The resort offers a number of revenue-enhancing amenities, including our Camp Critter Bar & Grille themed restaurant, Bear Claw Café ice cream shop and confectionery, full-service Aveda® concept spa, Northern Lights game arcade, Buckhorn Exchange gift shop and meeting rooms. The resort also includes non-revenue-generating amenities such as our animated two-story clocktower, Cub Club room and Iron Horse fitness center.

Blue Harbor Resort of Sheboygan, Wisconsin
      In June 2004, we opened our Blue Harbor Resort on an approximately 12-acre property on the shores of Lake Michigan in Sheboygan, Wisconsin. Sheboygan is a family vacation destination featuring lake activities and golf. Due to the nature of Sheboygan as a family vacation destination on the water, we designed this resort with a nautical theme rather than our typical northwoods lodge theme. This resort is styled as a grand beach resort and decorated in a manner consistent with that theme, including a nautical themed lobby and specialty rooms such as the KidAquarium Suite with bunk beds surrounded by walls of deep blue sea and schools of fish and the Boathouse Suite with rowboat bunk beds. According to the Sheboygan Convention and Visitors Bureau, visitors to Sheboygan spent approximately $271 million in 2004. Sheboygan is within a one-hour drive from Milwaukee and Green Bay, Wisconsin; a two-hour drive from Madison, Wisconsin; a three-hour drive from Chicago, Illinois; and a four-hour drive from Dubuque, Iowa. According to Applied Geographic Solutions, Inc., there are approximately 18.4 million people who live within 180 miles of the resort.

      Blue Harbor Resort has 183 guest suites, with an additional 64 individually-owned, two and four bedroom condominium units located adjacent to the resort, and an approximately 43,000 square-foot Breaker Bay indoor waterpark with a 12-level Lighthouse Pier waterfort. The resort offers a number of revenue-enhancing amenities, including our nautical-themed On the Rocks Bar & Grille and Rusty Anchor Buffet restaurants, Sweetshop Landing ice cream shop and confectionery, full-service Aveda® concept spa, Northern Lights game arcade and Precious Cargo gift shop. This resort also has an approximately 21,000 square-foot attached conference facility capable of seating 1,000 people. The resort offers non-revenue-generating amenities such as our 2,000 gallon hand-blown glass water fountain featuring a music and light show, Crew Club for kids and Ship Shape Place fitness center. Admission to the indoor waterpark is available to residents of Sheboygan County for a fee. We currently manage the rental of substantially all of the condominium units at this resort. We receive a rental management fee of approximately 40% of room revenue after the deduction of certain expenses. In addition, we receive reimbursement of certain waterpark expenses through the condominium association.

Great Wolf Lodge of Williamsburg, Virginia
      In March 2005, we opened our Great Wolf Lodge in Williamsburg, Virginia on an 83-acre site. Williamsburg is a popular family vacation destination with amusement parks, waterparks and other entertainment attractions. Williamsburg is a one-hour drive from Richmond, Virginia; a two and one-half-hour drive from Washington, D.C.; a three-hour drive from Baltimore, Maryland; and a three and one-half-hour drive from Raleigh, North Carolina. According to Applied Geographic Solutions, Inc., there are approximately 16.6 million people who live within 180 miles of the resort.
      The resort occupies approximately 36 acres of the site. We may sell a portion of the excess land as out-lots and retain the remaining acreage to support future expansion of the resort.
      Great Wolf Lodge of Williamsburg has 301 guest suites and an approximately 55,000 square-foot indoor waterpark that includes our signature treehouse waterfort. We expect to construct an additional 103 guest suites, additional 10,000 square feet of meeting space and additional indoor waterpark facilities, which we expect to complete in 2007. The resort offers a number of revenue-enhancing amenities, including themed restaurants, a full-service Aveda® concept spa, game arcade, Bear Claw Café ice cream shop and confectionery, gift shop and approximately 7,000 square feet of meeting rooms. The resort also includes non-revenue-generating amenities such as a two-story animated clocktower, Cub Club room and fitness center.

Great Wolf Lodge of the Pocono Mountains
      In October 2005, we opened our Great Wolf Lodge in the Pocono Mountains on a 95-acre site near Stroudsburg, Pennsylvania. The Pocono Mountains area is a popular family vacation destination featuring family-oriented attractions and recreational activities. According to the Official Convention and Visitors Bureau of Pennsylvania’s Pocono Mountains, the Pocono Mountains region attracts approximately three million visitors each year. The resort is located within a one and one-half-hour drive from New York, New York; a two-hour drive from Philadelphia, Pennsylvania; a three and one-half hour drive from Baltimore, Maryland and a four-hour drive from Washington, D.C. According to Applied Geographic Solutions, Inc., there are approximately 44.3 million people who live within 180 miles of the resort.
      Our Great Wolf Lodge of the Pocono Mountains has 401 guest suites and an approximately 78,000 square-foot indoor waterpark that includes our signature treehouse waterfort. The resort offers a number of revenue-enhancing amenities, including a themed restaurant and bar and grille, full-service Aveda® concept spa, game arcade, gift shop and approximately 7,900 square feet of meeting rooms. The resort also includes non-revenue-generating amenities such as a two-story animated clocktower, Cub Club room and fitness center.

Great Wolf Lodge of Niagara Falls, Ontario
      In January 2004, Great Lakes entered into a license agreement with Ripley’s that authorizes Ripley’s to develop and operate a Great Wolf Lodge resort in Niagara Falls, Ontario. In addition, the agreement allows Ripley’s to use certain licensed trademarks, such as “Cub Club,” “KidCabin,” “Wiley’s Woods” and “Great Wolf Lodge.” The term of the license agreement is ten years, with the possibility of up to four successive five-year renewals. Under the license agreement, Ripley’s is required to pay a monthly license fee, a brand marketing fee that we are obligated to contribute to a marketing program and a fee related to furniture, fixtures and equipment start-up costs. We may terminate the license agreement at any time, upon notice, if Ripley’s fails to meet its material obligations under the agreement. These obligations require Ripley’s to meet payment obligations in a timely manner, maintain and operate the resort in a manner consistent with our operating standards and obtain our approval prior to the use of any of our licensed trademarks. In addition, these material obligations restrict Ripley’s to selling only products, goods and services that we approve and from developing or managing a hotel with an indoor waterpark within the United States until, at the earliest, January 2016.
      We have entered into a management services agreement and a reservation services agreement for this resort under which we manage the resort and provide central reservation systems services.
      Niagara Falls is a popular family vacation destination. According to the City of Niagara Falls, Ontario website, Niagara Falls attracts over 17 million visitors each year. Niagara Falls is less than a one hour drive from Buffalo, New York; a one and one-half-hour drive from Toronto, Ontario; and a two and one-half-hour drive from Syracuse, New York. According to Applied Geographic Solutions, Inc., there are approximately 8.7 million people who live within 180 miles of the resort.
      The Great Wolf Lodge of Niagara Falls opened in April 2006. The resort has 406 guest suites with an approximately 82,000 square-foot indoor waterpark. The resort offers a number of revenue-enhancing amenities, including themed restaurants, ice cream shop and confectionery, full-service Aveda® concept spa, game arcade, gift shop and meeting space. The resort also includes non-revenue-generating amenities such as a two-story animated clocktower, Cub Club room and fitness center.
Properties Announced or Under Construction

Great Wolf Lodge of Mason, Ohio
      In May 2005, we entered into a joint venture with Paramount Parks to develop a Great Wolf Lodge resort and conference center on an approximately 40-acre land parcel at Paramount’s Kings Island, in Mason, Ohio. We will operate the resort under the Great Wolf Lodge brand and have a majority equity position in the project. Paramount’s Kings Island, a unit of CBS Corporation, owns a minority equity interest in the development as a result of contributing the land needed for the resort. We began construction of the resort in July 2005. Mason is a popular family destination featuring family-oriented attractions and recreational activities. The resort will be located within a thirty minute drive from Cincinnati, Ohio.
      Upon completion, Great Wolf Lodge of Mason, Ohio will have 401 guest suites and an approximately 75,000 square-foot indoor waterpark. The resort will offer a number of revenue-enhancing amenities, including family restaurants, a full-service Aveda® concept spa, game arcade, gift shop, confectionery and an approximately 40,000 square-foot conference center. The resort also will include non revenue-generating amenities such as a fitness center and outdoor recreation area. We anticipate that this resort will open in Fall 2006.

Great Wolf Lodge of Chehalis, Washington
      In June 2005, we entered into a joint venture with The Confederated Tribes of the Chehalis Reservation to develop a Great Wolf Lodge resort and conference center on a 39-acre land parcel in Chehalis, Washington. We expect that we will operate the resort under the Great Wolf Lodge brand, that The Confederated Tribes of the Chehalis Reservation will lease the land needed for the resort, and that both parties will maintain equity positions in the joint venture. We expect to begin construction of the resort in 2006. The resort will be the first family destination vacation resort with an indoor waterpark in the Pacific Northwest. Chehalis is an hour and half drive from both Seattle, Washington and Portland, Oregon. There are approximately 9.6 million people who live within 180 miles of the resort.
      Upon completion, Great Wolf Lodge of Chehalis, Washington will have 317 guest suites and an approximately 52,000 square-foot indoor waterpark. The resort will offer a number of revenue-enhancing amenities, including family restaurants, a full-service Aveda® concept spa, game arcade, gift shop, confectionery and an approximately 30,000 square-foot conference center. The resort also will include non-revenue-generating amenities such as a fitness center and outdoor recreation area. We anticipate that this resort will open in late 2007.

Great Wolf Lodge of Grapevine, Texas
      In September 2005, we purchased a 51-acre site in Grapevine, Texas, for development of a Great Wolf Lodge resort. Grapevine is a popular family destination featuring family-oriented attractions and recreational activities. The resort will be a thirty minute drive from Dallas and Fort Worth. The Dallas and Fort Worth region is the 7th largest market area in the United States, and the resort will have a higher population within a 60-mile radius than any existing Great Wolf Lodge resort.
      Upon completion, Great Wolf Lodge of Grapevine, Texas will have 400 guest suites and an approximately 70,000 square-foot indoor waterpark. The resort will offer a number of revenue-enhancing amenities, including family restaurants, a full-service Aveda® concept spa, game arcade, gift shop and confectionery. The resort will also include non-revenue-generating amenities such as a fitness center and outdoor recreation area. We currently anticipate that this resort will open in late 2007.
Business and Growth Strategies
      Our primary business objective is to increase long-term stockholder value by executing our internal and external growth strategies. Our primary internal growth strategies are to:

•	Increase Total Resort Revenue. We intend to increase total resort revenue by increasing:

•	Average Room Rate: We plan to increase our average room rate over time by driving demand for our resorts and focusing on yield management techniques. We intend to increase demand through aggressive sales and marketing and increased visibility and by enhancing our brand image. We plan to employ our yield management techniques to project demand in order to effectively direct our sales and marketing efforts and selectively increase room rates. We believe that our focus on optimizing the relationship between room rates and occupancies will allow us to maximize profitability.

•	Average Occupancy: We intend to maintain high occupancy levels during peak times and will focus on increasing our off-peak occupancies. Our off-peak occupancy levels generally occur in May, September and during the middle of the week. Our occupancy levels are affected by school calendars, with the summer months, spring break period and other school holidays achieving the highest occupancy levels. We will continue to seek to improve off-peak occupancy levels by holding special events and targeting group sales and conferences.

•	Other Revenue: We provide our guests with a self-contained vacation experience and attempt to capture a significant portion of their spending on food and beverage, entertainment and merchandise. Each of our resorts generally contains at least one themed restaurant, an ice cream shop and confectionery, snack shop, an Aveda® concept spa, gift shop and game arcade. The average non-room revenue, including the revenue from these amenities, was approximately $110 per occupied room night for the year ended December 31, 2005 and $127 for the quarter ended March 31, 2006. By providing these additional revenue-generating amenities, we seek to maximize the amount of time and money spent on-site by our guests. We have also entered into a number of co- marketing agreements with strategic partners and will enter into additional co-marketing agreements in the future in order to increase other revenue.

•	Leverage Our Economies of Scale. We will take advantage of the following economies of scale:

•	Increased Purchasing Power: We intend to capitalize on our increasing purchasing power with respect to operating supplies, food and beverage, insurance and employee benefits. As the number of resorts we own and operate increases, we expect to be able to leverage our increased buying volume and power to obtain more advantageous and predictable pricing on commodity goods and services. In addition, we intend to manage increases and fluctuations in the cost of electricity, water and natural gas for each of our resorts by entering into volume-based contracts.

•	Centralized Services: By centralizing certain of our services, we will focus on decreasing our per- unit costs, increasing our control over those services and be in a position to deliver a greater quality of service to our customers. For example, our central reservations call center operates every day of the year, has approximately 100 full and part-time employees and accepts reservations for all of our resorts. The call center also has the capacity to efficiently handle high call volumes and should require only limited additional incremental costs over the next several years as we increase our portfolio of resorts.

•	Build Upon Our Existing Brand Awareness and Loyalty. Our Great Wolf Lodge brand is symbolized by our distinctive and easily identifiable theming, from our captivating northwoods log cabin exterior, to our signature treehouse waterfort, to our mascots and recognizable logos and merchandise. We believe we have fostered strong customer and brand loyalty, which is evidenced by our high levels of repeat and referral guests. We will continue to focus on ensuring that each of our guests associates the Great Wolf Lodge brand with a memorable and consistent family vacation experience.
      Our primary external growth strategies are to:

•	Capitalize on First-Mover Advantage. We intend to be the first to develop and operate family entertainment resorts featuring indoor waterparks in our selected target markets. We intend to continue to leverage our development expertise, existing platform and model and our access to capital to take advantage of the significant barriers to entry associated with the development of large family entertainment resorts with indoor waterparks like our Great Wolf Lodge resorts. We will seek to set the standard for quality, build on visible sites and capitalize on the opportunity to be located near other popular local attractions that draw our target customers. We believe that the combination of our first- mover advantage and the significant barriers to entry in our target markets provide us with a competitive advantage.

•	Focus on Development and Strategic Growth Opportunities. Family entertainment resorts featuring indoor waterparks are a relatively new concept and a growing segment of the resort and entertainment industries. We intend to focus on this growth opportunity by:

•	Building in Target Markets: We intend to develop and open at least two new resorts each year for the next several years. A new resort, from market selection to opening, can take over four years to develop and build. We believe that our experience will enable us to more efficiently develop and build new resorts in our target markets.

•	Selective Sales of Ownership Interests/Recycling of Capital: We will selectively consider opportunities to sell partial or whole interests in one or more of our owned and operated properties, as we did in our recent CNL joint venture. We intend to continue to manage all of our branded Great Wolf Lodge resorts, and we will consider transactions that allow us to maintain our management/licensing position at a resort while realizing value created through our development expertise. In those situations, we expect to then recycle capital generated by such transactions for investment in future growth opportunities.

•	Licensing Our Resort Concept Internationally: We plan to selectively seek licensing and management opportunities internationally. Similar to our arrangement with Ripley’s in Niagara Falls, Ontario, we intend to enter into license and management agreements with reputable companies that have local market knowledge in order to increase revenues and expand the reach of our Great Wolf Lodge brand.

•	Forming Strategic Partnerships: We will consider strategic partnerships on a selective basis. For example, we have entered into joint ventures with Paramount Parks, Inc., CNL Income Properties, and The Confederated Tribes of the Chehalis Reservation.

•	Expanding and Enhancing Existing Resorts: We intend to focus on growth opportunities at our existing resorts by adding revenue-enhancing features that drive ancillary vacation spending to certain of our resorts and meet our target returns, including non-water based attractions. We also intend to pursue incremental revenue-generating opportunities, such as expanding the number of rooms and adding condominium units at certain of our resorts. In addition, we will consider adding conference centers at existing resorts to capture convention and other business travel revenue.

•	Continue to Innovate. We intend to leverage our in-house expertise, in conjunction with the knowledge and experience of our third-party suppliers and designers, to develop and implement the latest innovations in family entertainment activities and amenities, including waterpark attractions. We have received numerous industry awards for our guests’ experiences, our operations, innovative development, sales and marketing initiatives and materials, and employee retention.
Our Competitive Strengths
      We are the market leader for family entertainment resorts that feature indoor waterparks and other family-oriented amenities in the United States. Our competitive strengths include:

•	Unforgettable Family Resort Experience. Each of our resorts provides a welcome opportunity for families to spend quality time together, relax and reconnect. In addition to our indoor waterparks, our resorts provide other activities and amenities that the entire family can enjoy together. Our family amenities and activities include themed restaurants, a game arcade, ice cream shop and confectionery, gift shop, snack shop, animated clocktower and fireside bedtime stories. We also have amenities and activities tailored to each member of the family, including our full-service Aveda® concept spa, Cub Club for kids and fitness room. Our resorts also offer special events, including seasonal and holiday activities, wild animal and nature educational programs and other special events. We believe that our focus on delivering an unforgettable family resort experience appeals to our target customers and results in repeat visits and referrals. For the quarter ended March 31, 2006, we generated approximately 51% of our rooms revenue from repeat visitors and referral guests.

•	Value, Comfort and Convenience. Guest rooms at each of our resorts are spacious and comfortable suites that generally range in size from approximately 385 square feet to 1,970 square feet and include a wet bar, microwave, refrigerator and dining and sitting area. Many of the suites have specific themes that are geared toward enhancing our younger guests’ experience, including our KidCabin® and Wolf Den Suites, which have a partitioned room with bunk beds designed as log cabins and northwoods forest dens, respectively. All of our resorts are within a convenient driving distance of our large target customer bases. Because our indoor waterparks and our other amenities generally are not impacted by weather conditions, we offer our guests a reliable experience. On average, a two-night stay at our resorts costs a family of four approximately $600, making it a very affordable family vacation option.

•	Favorable Market Trends. We believe recent vacation trends favor our Great Wolf Lodge concept as the number of families choosing to take shorter, more frequent vacations that they can drive to has increased in recent years. We believe that these trends will continue and that we are well positioned to take advantage of them. We believe our resorts are less affected by changes in economic cycles, as drive-to destinations are less expensive and more convenient than destinations that require air travel. In addition, we have identified over 50 markets in the United States that, according to Third Wave Research, each has a population in excess of five million people located within a convenient driving distance.

•	Market Presence and Barriers to Entry. We are the largest owner and operator of family entertainment resorts with indoor waterparks in the United States based on the number of resorts in operation. We believe this market presence gives us a significant competitive advantage in attracting guests and efficiently developing additional resorts. In addition, we believe the significant barriers to entry present in our industry segment, including operational complexity, substantial capital requirements, availability of suitable sites in desirable markets and a difficult, multi-year permitting process, discourage other companies in the lodging and entertainment industries from developing similar family entertainment resorts. A new Great Wolf Lodge resort typically takes from one to three years to develop, which includes market selection, site selection and permitting, an additional 15 to 18 months to build and costs approximately $85.0 million to $110.0 million.

•	Focus on Safety. We invest heavily in safety measures in the design and operation of our resorts. For example, we specifically design our waterparks with attention to sightlines and safety precautions and use one of the most respected training methods in the water safety industry to train each of our lifeguards. We design and construct our indoor waterparks with state-of-the-art air quality and water treatment systems. We also maintain and periodically upgrade our facilities to ensure that we provide our guests with best-in-class safety measures and systems.

•	Experienced Management Team and Committed and Motivated Staff. Our senior management team has significant experience in the hospitality, family resort and real estate development industries and has significant expertise in operating complex, themed, family entertainment resorts featuring indoor waterparks. In addition, we have a team of skilled, loyal and committed employees at each of our resorts. We offer our resort employees a number of benefits, including a pleasant and rewarding work environment, career-oriented training, the ability to obtain consistent year-round work, which is uncommon in the resort industry, and career growth opportunities. As a result, we believe our employees are committed to delivering a superb customer experience and personally assuring that our guests fully enjoy their family vacation.

Industry Overview
      We operate in the family entertainment resort segment of the travel and leisure industry. The concept of a family entertainment resort with an indoor waterpark was first introduced to the United States in Wisconsin Dells, Wisconsin, and has evolved there over the past 16 years. In an effort to boost occupancy and daily rates, as well as capture off-season demand, hotel operators in the Wisconsin Dells market began expanding indoor pools and adding waterslides and other water-based attractions to existing hotels and resorts. The success of these efforts prompted several local operators to build new, larger destination resorts based primarily on this concept, including the Wilderness Hotel & Golf Resort, Treasure Island, Raintree Resort, Kalahari and the Great Wolf Lodge (formerly known as the Black Wolf Lodge), which Great Lakes purchased in 1999.
      We believe that these properties, which typically are themed and include other resort features such as arcades, retail shops and full food and beverage service in addition to the indoor waterpark, have historically outperformed standard hotels in the market. We believe that the rate premiums and increased market share in the Wisconsin Dells for hotels and resorts with some form of an indoor waterpark can be attributed to several factors, including the ability to provide a year-round vacation destination without weather-related risks, the wide appeal of water-based recreation and the favorable trends in leisure travel discussed below. Although the rate premiums and increased market share in Wisconsin Dells have been significant, no operator or developer other than Great Wolf Resorts has established a regional portfolio of family entertainment resorts featuring indoor waterparks.
      No standard industry definition for a family entertainment resort featuring an indoor waterpark has developed. A recent survey by Hotel & Leisure Advisors (H&LA), a national hospitality consulting firm, identified 30 existing properties in the United States and Canada meeting its definition of an indoor waterpark destination resort that opened through 2005. In 2006, a total of 12 indoor waterpark destination resorts are expected to open and 7 resorts are either expanding their waterparks or adding a waterpark to their property. H&LA defines an indoor waterpark destination resort as a property with a minimum of 30,000 square feet of indoor waterpark aquatic area inclusive of various slides, tubes, and attractions connected to a hotel with various amenities.
      Most of our resorts are located in well-established, traditional drive-to family vacation destinations, which allow us to leverage the popularity of these destinations by offering a complementary entertainment option to existing venues and a high-quality family resort alternative. In addition, many of these destinations offer beaches, theme parks, waterparks, amusement parks and many other forms of outdoor activities that are only available on a seasonal basis. Within our enclosed resort environment, our guests can enjoy a total resort experience year round, regardless of weather conditions.
Resort Operations
      Each resort employs a general manager who is responsible for the operations of the particular resort and who typically has many years of experience in the hospitality or family entertainment industry. Our general managers oversee a staff of 300 or more resort employees and are assisted by an extensive management team, including directors for each of human resources, food and beverage, housekeeping, aquatics, maintenance, sales and marketing and front office. A corporate-level liaison for each department ensures consistency throughout our resorts while allowing a particular resort to tailor its operations to best meet the needs of its guests.
      Prior to assuming responsibility for a resort, general managers and assistant general managers undergo a management training program designed to familiarize each trainee with various facets of our management, operations and development programs. The program also emphasizes our guest service policies and provides hands-on operating experience at the resort level. Our management training program is intended to train assistant managers to become future general managers.
      We strive to provide our guests with a fun and convenient experience in a warm and family-friendly environment from the first day a new resort opens. To achieve this, a team of experienced management members from our existing resorts, along with corporate liaisons, begins training personnel at our new resorts approximately one month prior to a resort’s opening and is on site at the new resort for a month after opening. We believe that this process ensures that the opening of a new resort is efficient and that our culture of high quality and friendly customer service is carried over to our new resorts, including our guests’ interactions with our front desk, housekeeping, waterpark, restaurant and other staff members. In addition, we train our maintenance personnel to minimize any operational problems that occur during the opening of a new resort, including the operation of our waterparks. We believe that these efforts help to minimize any problems associated with opening a new resort and give our first guests a favorable, memorable experience that will build brand loyalty.

Training and Development
      We believe that our ability to provide a warm family atmosphere where families can relax, play and reconnect begins with our people and their ability to deliver quality customer service. We seek to recruit, train and retain employees who will make sure that our guests enjoy their stay, and we seek to promote from within our company. Each new resort employee undergoes a week-long orientation program and is paired with a more veteran employee for a month so that the new employee can learn more about our resorts, our culture and how we strive to provide the best possible customer service. Our employees are invested in our success and focused on ensuring a memorable experience for each of our guests. We believe that our high level of customer service sets us apart and promotes valuable referrals and repeat visits.

Sales and Marketing
      We place a significant emphasis on the sales and marketing of our unique, family-focused resorts. We work together with a third-party consulting firm to analyze the demographics of our markets and to identify potential guests for targeted marketing, both within our primary market areas and beyond those areas to attract occasional or seasonal travelers. We market to these potential customers through a combination of television, radio, newspaper and direct mail advertising, including advertising through local chambers of commerce and convention and visitors bureaus. We also rely upon repeat guests and guest referrals, as well as brand recognition and the visibility of the resorts themselves, which are located along major highways in high traffic areas. In addition, our engaging website offers detailed information about our resorts, including virtual tours and room layouts.
      For new resorts, our marketing efforts begin before construction commences and we establish sales offices to generate advance bookings. Reservations may be made at our resorts, through our web site or through our central reservations call center. Our call center and highly trained staff allow us to offer consistent specials throughout our resorts, better track room occupancy levels and room rates and handle the high volume of calls that are usually associated with the opening of a resort.
      We maintain an in-house sales force and graphic arts department comprised of 10 employees. Our experienced staff develops products and promotions for use in merchandising and marketing promotions. We also engage in cross-marketing, promotions and co-marketing arrangements with major vendors. We have received numerous awards for our general advertising, website, print media, radio commercials and sales presentations.
      We have developed Cub Club, a frequent guest program for children. Membership is available to all children who have stayed at one of our resorts. The benefits of the program include coupons and other incentives, a periodic newsletter, access to the Cub Club activity rooms at each of our resorts and special offers to children who visit during their birthday month. Our Blue Harbor Resort features a Crew Club program for children similar to the Great Wolf Lodge resorts’ Cub Club.

Maintenance and Inspections
      Each of our resorts has an aquatics manager who is trained in all aspects of water quality and safety. On-site maintenance personnel frequently inspect our waterparks. These inspections include safety checks of the equipment in the waterpark, as well as analyses of water and air quality. Our water quality levels are constantly monitored and tested by computers and by a full-time aquatics maintenance engineer, who works with an additional assistant during our busiest months. Our air quality system is designed to minimize humidity and moisture build-up, which materially reduces maintenance costs. Furthermore, we use Ellis & Associates as water safety consultants at our resorts in order to train lifeguards and audit safety procedures.
      Our senior management and the individual resort personnel evaluate the risk aspects of each resort’s operation, including potential risks to the public and employees and staff. Each resort has six full-time maintenance employees on staff that ensure building quality and three full-time aquatics maintenance employees that ensure the ride safety and air and water quality inside the resort’s indoor waterpark. We use a state of the art filtration system and ozonators to balance the water and air quality within the waterpark in order to accommodate fluctuating quantities of visitors.
Development Criteria
      We choose sites for the development of new resorts based upon a number of factors, including:

•	Large target customer base. We select development sites that generally have a minimum of five million target customers within a convenient driving distance. Because we offer an affordable vacation experience, we appeal to families in a variety of income ranges.

•	Recognized tourist destination. We focus on drive-to destinations that attract a large number of tourists, including both emerging and traditional family vacation markets. We believe we can charge premium rates in these markets due to the high quality of our resorts and our family-oriented amenities and activities. In addition, the indoor nature of many of our amenities and activities allows us to reduce the impact of seasonality that negatively affects other attractions in these areas. These areas also often have active and effective local visitors and convention bureaus that complement our marketing and advertising efforts at little or no cost to us.

•	Highly visible and large sites. We generally develop resorts in highly visible locations along major roadways. Visibility from highways enhances easy drive-to access, provides marketing benefits due to high volumes of traffic and often produces synergies from adjacent land uses or complementary developments. We generally choose sites that have enough acreage to allow for potential expansions and future sales of out-lots.
      Based upon these criteria, we have identified over 50 markets that have populations of at least five million people located within a convenient driving distance.
      Once we have identified a market that meets our development criteria, we search for potential sites, which may be difficult to find in some areas. We then perform initial analyses of the permitting process and access to utilities, before acquiring a sufficient amount of land from one or more landowners. Based upon the target customer base of the market, we develop initial specifications for the resort, such as the number of guest suites and size of the indoor waterpark and other amenities. We also formally begin the potentially lengthy and difficult process of obtaining the necessary approvals and permits from the appropriate local governmental bodies, including the necessary water rights and environmental permits. Once the permitting process is complete, we secure financing for the project and begin construction on the resort. This overall development process generally takes from two to four years.

Competition
      Our resorts compete with other forms of family vacation travel, including theme parks, waterparks, amusement parks and other recreational activities, including other resorts located near these types of attractions. Our business is also subject to factors that affect the recreation and leisure and resort industries generally, such as general economic conditions and changes in consumer spending habits. We believe that the principal competitive factors of a family entertainment resort include location, room rates, name recognition, reputation, the uniqueness and perceived quality of the attractions and amenities, the atmosphere and cleanliness of the attractions and amenities, the quality of the lodging accommodations, the quality of the food and beverage service, convenience, service levels and reservation systems.
      A recent survey by H&LA, a national hospitality consulting firm, identified 30 existing properties in the United States and Canada meeting its definition of an indoor waterpark destination resort that opened through 2005. In 2006, a total of 12 indoor waterpark destination resorts are expected to open and 7 resorts are either expanding their waterparks or adding a waterpark to their property. H&LA defines an indoor waterpark destination resort as a property with a minimum of 30,000 square feet of indoor waterpark aquatic area inclusive of various slides, tubes, and attractions connected to a hotel with various amenities.
      As a result of our market presence and our management team’s substantial experience, we believe we have an opportunity to capitalize on our first-mover advantage in this industry segment and to achieve significant brand recognition. While we believe that our first-mover advantage is very beneficial to us, it does provide our competitors with an opportunity to monitor our success in our chosen markets. As a result, a competitor may choose not to enter one of our markets based on our performance, or may subsequently develop a resort in our markets that is newer, has additional amenities, or offers more, larger or more exciting waterpark attractions than our resorts.
      In most of our markets, there are few, if any, other family entertainment resorts featuring indoor waterparks. However, in Wisconsin Dells, Wisconsin, where indoor waterparks were first introduced, there are approximately 16 other resorts and hotels with some type of indoor water-related activity or amenity. As a result, we face significant competition from both lower priced unthemed waterparks and larger, more expensive waterparks with thrill rides and other attractions in the Wisconsin Dells market. While the Wisconsin Dells market has a significant number of resorts with indoor waterparks, we believe the competitive landscape in that small, regional market is not representative of the competition we may face as we further expand our portfolio of resorts. The vast majority of indoor waterpark resorts in Wisconsin Dells are family-owned or privately operated businesses that have yet to develop additional resorts outside of Wisconsin Dells. In addition, we believe our ability to compete effectively in this highly competitive market will enable us to more effectively compete in other markets where we may not be the only family entertainment resort. In addition to Wisconsin Dells, we face direct competition from other indoor waterpark destination resorts in the Sandusky and Traverse City areas.
      We anticipate that competition within some of our markets will increase in the foreseeable future. We believe that a number of other resort operators are developing or considering the development of family entertainment resorts with indoor waterparks, which will compete with our resorts.
Governmental Regulation
      The ownership and management of our resorts, as well as our development and construction of new resorts, subjects us to comprehensive federal, state and local laws regulating zoning, land development, land use, building design and construction, and other real estate-related laws and regulations. In addition, a number of states regulate the permitting and licensing of resorts by requiring registration, disclosure statements and compliance with specific standards of conduct. Our failure to maintain or acquire the requisite licenses, permits and authorizations required by such laws and regulations, as well as any failure on our part to comply with registration, disclosure and standards of conduct required by such laws and regulations could impact the operation, profitability and success of our current resorts or the development, completion and success of any resorts we may develop in the future. We believe that each of our resorts has the necessary permits and approvals to operate its business and is in material compliance with all applicable registration, disclosure and conduct requirements. We intend to continue to obtain such permits and approvals for any resorts we may develop in the future or additions or renovations to current resorts and to ensure that such resorts and additions or renovations comply with applicable registration, disclosure and conduct requirements.
      We are also subject to laws and regulations governing our relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could increase our overall labor costs.
      The operation of our waterparks subjects us to state and local regulations governing the quality of the water we use in our waterparks, including bacteriological, chemical, physical and radiological standards. In addition to inspections we conduct on our own, state and local authorities may also conduct inspections of our waterparks to determine our compliance with applicable standards. If we are found to be in violation of such regulations we could be subject to various penalties, including, but not limited to, monetary fines and the temporary closure of our waterparks. Changes in state or local regulations could impose more stringent standards with which we would have to comply.
      We are subject to both federal and state environmental laws and regulations, including laws and regulations governing the discharge of water from our waterparks. Specifically, under the requirements of the Federal Clean Water Act, we must obtain National Pollutant Discharge Elimination System permits from the Environmental Protection Agency or from the state environmental agency to which the permit program has been delegated for discharges into waterways and comply with the permit terms regarding wastewater quality and discharge limits. Such permits must be renewed from time-to-time, as required by regulation and additional capital expenditures for wastewater treatment systems associated with the renewal of our water discharge permits may be required. Importantly, changes in federal or state legislation or regulations could impose more stringent release standards with which we would have to comply. Currently, our resort in the Pocono Mountains is our only property subject to such laws and regulations governing the discharge of water into waterways. In March of 2006, we received a notice of violation from the Pennsylvania Department of Environmental Protection because our Pocono Mountains property exceeded certain wastewater discharge limits mandated by our discharge permit. We have identified the causes of the problems, and we are working with the Department of Environmental Protection to ensure that the corrective measures we are implementing will enable us to comply with these laws and regulations as we operate that property. Pennsylvania regulators may seek to impose penalties in connection with these violations, but, to date, no penalties have been proposed.
      As a place of public accommodation, our resorts are subject to the requirements of the ADA. As such, our resorts are required to meet certain federal requirements related to access and use by disabled persons. While we believe that our resorts are substantially in compliance with these requirements, we have not conducted an audit or investigation of all of our resorts to determine our compliance. Further, federal legislation or regulations may amend the ADA to impose more stringent requirements with which we would have to comply.
Environmental Matters
      Our operations and properties are subject to federal, state and local laws and regulations relating to the protection of the environment, natural resources and worker health and safety, including laws and regulations governing and creating liability relating to the management, storage and disposal of hazardous substances and other regulated materials. Our properties are also subject to various environmental laws and regulations that govern certain aspects of our on-going operations. These laws and regulations control such things as the nature and volume of our wastewater discharges, quality of our water supply and our waste management practices. The costs of complying with these requirements, as they now exist or may be altered in the future, could adversely affect our financial condition and results of operations.
      Because we own and operate real property, various federal, state and local laws may impose liability on us for the costs of removing or remediating various hazardous substances, including substances that may be currently unknown to us, that may have been released on or in our property or disposed by us at third-party locations. The principal federal laws relating to environmental contamination and associated liabilities that could affect us are the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act; state and local governments have also adopted separate but similar environmental laws and regulations that vary from state to state and locality to locality. These laws may impose liability jointly and severally, without regard to fault and whether or not we knew of or caused the release. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect our ability to use or sell the property, or to use the property as collateral for borrowing, and may cause us to incur substantial remediation or compliance costs. In addition, if hazardous substances are located on or released from one of our properties, we could incur substantial liabilities through a private party personal injury claim, a claim by an adjacent property owner for property damage or a claim by a governmental entity for other damages, such as natural resource damages. This liability may be imposed on us under environmental laws or common-law principles.
      We obtain environmental assessment reports on the properties we own or operate as we deem appropriate. These reports have not revealed any environmental liability or compliance concerns that we believe would materially adversely affect our financial condition or results of operations. However, the environmental assessments that we have undertaken might not have revealed all potential environmental liabilities or claims for such liabilities. It is also possible that future laws, ordinances or regulations or changed interpretations of existing laws and regulations will impose material environmental liability or compliance costs on us, that the current environmental conditions of properties we own or operate will be affected by other properties in the vicinity or by the actions of third parties unrelated to us or that our guests could introduce hazardous or toxic substances into the resorts we own or manage without our knowledge and expose us to liability under federal or state environmental laws. The costs of defending these claims, complying with as yet unidentified requirements, conducting this environmental remediation or responding to such changed conditions could adversely affect our financial condition and results of operations.
      Some of our resort properties may have contained, or are adjacent to or near other properties that have contained or currently contain underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. If hazardous or toxic substances were released from these tanks, we could incur significant costs or, with respect to tanks on our property, be liable to third parties with respect to the releases.
      On occasion, we may elect to develop properties that have had a history of industrial activities and/or historical environmental contamination. Where such opportunities arise, we engage third-party experts to evaluate the extent of contamination, the scope of any needed environmental clean-up work, and available measures (such as creation of barriers over residual contamination and deed restrictions prohibiting groundwater use or disturbance of the soil) for ensuring that planned development and future property uses will not present unacceptable human health or environmental risks or exposure to liabilities. If those environmental assessments indicate that the development opportunities are acceptable, we also work with appropriate governmental agencies and obtain their approvals of planned site clean-up, development activities, and the proposed future property uses. We have followed that process in connection with the development of our Blue Harbor Resort in Sheboygan, Wisconsin where the City of Sheboygan has arranged for environmental clean-up work and ongoing groundwater monitoring and we have agreed to the use of a barrier preventing contact with residual contamination and implementation of a deed restriction limiting site activities. To our knowledge, our work at our Sheboygan resort has been conducted in accordance with requirements imposed by the Wisconsin Department of Natural Resources. Based on these efforts, we are not aware of any environmental liability or compliance concerns at our Sheboygan resort that we believe would materially adversely affect our financial conditions or results of operations. It is possible, however, that our efforts have not identified all environmental conditions at the property or that environmental conditions and liabilities associated with the property could change in the future.
      Future acquisitions of properties subject to environmental requirements or affected by environmental contamination could require us to incur substantial costs relating to such matters. In addition, environmental laws, regulations, wetlands, endangered species and other land use and natural resource issues affecting either currently owned properties or sites identified as possible future acquisitions may increase costs associated with future site development and construction activities or business or expansion opportunities, prevent, delay, alter or interfere with such plans or otherwise adversely affect such plans.

Insurance
      We believe that our properties are covered by adequate fire, flood (where appropriate) and property insurance, as well as commercial liability insurance with what we believe are commercially reasonable deductibles and limits for our industry. Changes in the insurance market since September 11, 2001 have caused increases in insurance costs and deductibles, and have increased the risk that affordable insurance may not be available to us in the future.
      While our management believes that our insurance coverage is adequate, if we were held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, our business, results of operations and financial condition could be materially and adversely affected.
Intellectual Property
      We have registered, applied for the registration of or claim ownership of a variety of trade names, service marks, copyrights and trademarks for use in our business, including Biko the Bear, Blue Harbor Resort, Boathouse Suite, Breaker Bay, Crew Club, Cub Club, Great Wolf Lodge, Great Wolf Resorts, KidAquarium Suite, KidCabin and Wiley the Wolf in the United States and, where appropriate, in foreign countries. There can be no assurance that we can obtain the registration for the marks where registration has been sought. We are not aware of any facts that would negatively impact our continuing use of any of the above trade names, service marks or trademarks. We consider our intellectual property rights to be important to our business and actively defend and enforce them.
Legal Proceedings
      On November 21, 2005, a purchaser of our securities filed a lawsuit against us and certain of our officers and directors in the United States District Court for the Western District of Wisconsin. The complaint alleges that the defendants violated federal securities laws by making false or misleading statements regarding our internal controls and ability to provide financial guidance and forecasts in registration statements filed in connection with the IPO and in press releases issued in 2005. The complaint was amended on December 8, 2005 to add underwriters and accountants as additional defendants. Additional complaints alleging substantially similar claims were filed by other purchasers of our securities in the Western District of Wisconsin on December 1, 2005 and January 6, 2006. On December 16, 2005, a purchaser of our securities filed a lawsuit against us, certain of our current and past officers and directors, and our underwriters and accountants in the Circuit Court for Dane County, Wisconsin, alleging that we made false and misleading statements in our IPO-related documents, and making other allegations. This last lawsuit was removed to Federal court and consolidated with the other lawsuits. All of these lawsuits purport to be filed on behalf of a class of shareholders who purchased our common stock between certain specified dates and seek unspecified compensatory damages, attorneys’ fees, costs, and other relief.
      The Federal court has appointed a lead plaintiff, who filed a consolidated class action complaint on March 20, 2006 that supercedes the prior complaints. The complaint alleges that we, certain officers and directors, and the underwriters in the IPO violated securities laws in the IPO, based on our November 2005 announcement that we would restate certain financial statements to reflect a change in the application of purchase method accounting in the acquisition of two of our resorts. The complaint also bases these claims on our July 2005 announcement that earnings fell short of expectations for the second quarter of 2005. We and the other defendants filed motions to dismiss all of these claims. In a decision and order dated June 13, 2006, the Federal court granted the motions to dismiss, dismissing all claims. The court entered judgment dismissing all the claims on June 15, 2006. The plaintiffs have a right to appeal the order and judgment and their time to do so has not yet expired.
      While we believe these lawsuits are without merit and intend to defend them vigorously, we are unable to predict the outcome of any further proceedings, including an appeal, or quantify their eventual impact on our company. An unfavorable outcome in these cases could have a material adverse effect on our financial condition or results of operations.

      In addition, we are involved in other litigation from time to time in the ordinary course of our business. We do not believe that the outcome of any such pending or threatened litigation will have a material adverse effect on our financial condition or results of operations. However, as is inherent in legal proceedings where issues may be decided by finders of fact, there is a risk that unpredictable decisions adverse to the company could be reached.
Employees
      As of March 31, 2006, we had approximately 170 corporate employees, including our central reservations center employees, and approximately 2,150 resort-level employees, approximately 750 of whom were part-time employees. Unlike more seasonal resorts and attractions, we are open year-round and are able to attract and retain high quality employees throughout the year. However, we do have fewer part-time employees during the winter months. None of our employees is covered by a collective bargaining agreement. We believe that our relationship with our employees is good.
Offices
      We lease approximately 13,800 square feet of office space for our corporate headquarters office and approximately 5,600 square feet of office space for our central reservations call center operations in Madison, Wisconsin. We also lease approximately 3,800 square feet of office space in Falls Church, Virginia. We believe these facilities are adequate for our current needs.

MANAGEMENT
      The following table sets forth information about our executive officers and directors.

Name	Position

John Emery	Chief Executive Officer and Director
Kimberly K. Shaefer	Chief Operating Officer
James A. Calder	Chief Financial Officer
Hernan R. Martinez	President of the Development Division
Bill Croke	Executive Vice President of Operations
J. Michael Schroeder	General Counsel and Corporate Secretary
Alexander P. Lombardo	Treasurer
Bruce D. Neviaser	Chairman of the Board of Directors
Elan Blutinger(3)	Director
Randy Churchey(1)(2)	Director
Michael M. Knetter(1)(3)	Director
Alissa N. Nolan(2)(3)	Director
Howard Silver(1)(2)	Director

(1)	Audit committee member

(2)	Compensation committee member

(3)	Nominating and corporate governance committee member
     John Emery, age 42. Mr. Emery has served as our Chief Executive Officer and director since we commenced operations in May 2004. From January 2004 until completion of the IPO, Mr. Emery served as the Chief Executive Officer of Great Lakes. From 1995 to December 2003, Mr. Emery served in a number of management positions at Interstate Hotels & Resorts, Inc., a public company and the nation’s largest independent third-party hotel management company, most recently as president and chief operating officer. Additionally, from 1995 to November 2002, Mr. Emery served in a number of management positions at MeriStar Hospitality Corporation, a public company and one of the nation’s largest hotel real estate investment trusts, most recently as president and chief operating officer. He currently serves on the Pamplin College of Business advisory council at Virginia Tech and is executive director of the Stone Circle Foundation, a private, non-profit organization.
      Kimberly K. Schaefer, age 40. Ms. Schaefer has served as our Chief Operating Officer since March 2005. Prior to that, she served as our Chief Brand Officer since we commenced operations in May 2004. From May 1997 until completion of the IPO, Ms. Schaefer served as Senior Vice President of Operations of Great Lakes. At Great Lakes, Ms. Schaefer was involved in site selection and brand development and oversaw all resort operations. Ms. Schaefer has over 15 years of hospitality experience and holds a Bachelor of Science degree in Accounting from Edgewood College in Madison, Wisconsin. Ms. Schaefer sits on the advisory board for Edgewood College Business School. Ms. Schaefer is a certified public accountant.
      James A. Calder, age 43. Mr. Calder has served as our Chief Financial Officer since we commenced operations in May 2004. From September 1997 to April 2004, Mr. Calder served in a number of management positions with Interstate Hotels & Resorts, Inc., a public company, and its predecessor company, serving most recently as chief financial officer. Additionally, from October 2001 to November 2002, Mr. Calder served as chief accounting officer of MeriStar Hospitality Corporation, a public company. From May 1995 to September 1997, Mr. Calder served as senior vice president and corporate controller of ICF Kaiser International, Inc., a public consulting and engineering company. Prior to that time, from 1984 to May 1995, Mr. Calder worked for Deloitte & Touche LLP in various capacities, serving most recently as senior manager for the real estate industry. Mr. Calder holds a Bachelor of Science degree in Accounting from The Pennsylvania State University. Mr. Calder is a certified public accountant and is president and treasurer of the Thomas W. Hetrick Memorial Scholarship Fund, a private, non-profit organization.

      Hernan R. Martinez, age 53. Mr. Martinez has served as President of the Development Division since July 2005. From May 2004 through June 2005, Mr. Martinez served as our Executive Vice President of Development. During April 2004, Mr. Martinez served as Executive Vice President of Development of Great Lakes. From September 2002 to April 2004, Mr. Martinez was principal for Urbana Partners, a real estate advisory and development company serving international, private and institutional investors. From June 2000 to August 2002, Mr. Martinez served as chief operating officer for American Skiing Company Resort Properties and Executive Vice President of its parent American Skiing Company, a public company. Mr. Martinez holds a Diploma in Architecture from the University of Buenos Aires, Argentina, a Post-Graduate Diploma in Urban Development Planning, Development Planning Unit from the University College, London, U.K. and a Masters of Business Administration from Stanford University.
      Bill Croke, age 57. Mr. Croke has served as our Executive Vice President of Operations since December 2005. From May 1997 to December 2005, Mr. Croke was the executive vice president of operations for Interstate Hotels & Resorts, where he was responsible for the overall operations of MeriStar Hospitality Corporation’s portfolio of hotels, conference centers and resorts under Interstate’s management. Prior to that, Mr. Croke was with Trusthouse Forte Hotels in Europe, Canada and the United States for 25 years. Mr. Croke graduated from the Shannon college of Hotel Management in Ireland.
      J. Michael Schroeder, age 39. Mr. Schroeder has served as our General Counsel and Corporate Secretary since we commenced operations in May 2004. From November 1999 until completion of the IPO, Mr. Schroeder served in several senior management positions for Great Lakes, most recently as Senior Vice President and General Counsel. From September 1993 to November 1999, Mr. Schroeder was associated with several law firms in New York, New York and Greenwich, Connecticut where he specialized in real estate, real estate finance and corporate law, with a focus on the hospitality industry. Mr. Schroeder holds a Juris Doctor degree from Duke University School of Law and a Bachelor of Science degree in Finance from the University of Colorado.
      Alexander P. Lombardo, age 37. Mr. Lombardo has served as our Treasurer since August 2004. From August 1998 to August 2004, Mr. Lombardo served in a number of positions with Interstate Hotels & Resorts, Inc., a public company, and its predecessor company, serving most recently as vice president of finance. Additionally, from August 1998 to December 2002, Mr. Lombardo served in a number of positions with MeriStar Hospitality Corporation, a public company, serving most recently as assistant treasurer. From August 1996 to August 1998, Mr. Lombardo served as cash manager of ICF Kaiser International, Inc., a public company. Mr. Lombardo holds a Bachelor of Business Administration degree from James Madison University.
      Bruce D. Neviaser, age 50. Mr. Neviaser has served as Chairman of the Board since we commenced operations in May 2004. Mr. Neviaser co-founded our predecessor companies and from 1992 until completion of the initial public offering served as the Co-Chairman of Great Lakes, where he was involved in strategic planning, investment structuring and obtaining debt and equity capital. Mr. Neviaser has over 25 years of experience in hotel and commercial real estate management, development and acquisition. He is currently a General Partner of Continuum Investment Partners, a Wisconsin investment firm. Mr. Neviaser was recently appointed to the Advisory Board of the Weinert Center for Entrepreneurship at the University of Wisconsin-Madison School of Business and is an active community leader.
      Elan Blutinger, age 51. Mr. Blutinger has been a managing director of Alpine Consolidated, LLC, a merchant banking fund that specializes in consolidating fragmented industries, since 1996. Mr. Blutinger serves as a director of Vacanza Technology, a private company. Mr. Blutinger served as a director of Hotels.com (NASDAQ: ROOM) from 2001 to 2003. Mr. Blutinger was a founder and director of Resortquest International (NYSE: RZT) from 1997 to 2003, a founder and director of Travel Services International (NASDAQ: TRVL) from 1996 to 2001, and a director of Online Travel Services (LSE: ONT), a U.K.-based online travel and technology company, from 2000 to 2004. Mr. Blutinger is a trustee of the Washington International School in Washington, D.C. Mr. Blutinger has served as one of our independent directors since 2004.
      Randy Churchey, age 45. Mr. Churchey became the President and Chief Executive Officer of Golden Gate National Senior Care (the successor to Beverly Enterprises), effective March 15, 2006. Golden Gate National Senior Care is the second largest long-term care company in the United States. Mr. Churchey also serves as Chief Executive Officer of Encore Real Estate Company, LLC, a hotel construction and management company.

Mr. Churchey served as President and Chief Operating Officer of RFS Hotel Investors, Inc., a NYSE-listed hotel real estate investment trust, from November 1999 through July 2003. Mr. Churchey served as a director of RFS from July 2000 through July 2003. From 1997 to 1999, he served as Senior Vice President and Chief Financial Officer of FelCor Lodging Trust, Inc., a NYSE-listed hotel real estate investment trust. For approximately 15 years prior to joining FelCor, Mr. Churchey held various positions with Coopers & Lybrand, L.L.P. Mr. Churchey currently serves on the Board of Trustees of Innkeepers USA Trust, an NYSE-listed hospitality real estate investment trust, and Education Realty Trust, a NYSE-listed student housing real estate investment trust. Mr. Churchey holds a B.S. degree in accounting from the University of Alabama and is a Certified Public Accountant. Mr. Churchey has served as one of our independent directors since 2004.
      Michael M. Knetter, age 46. Mr. Knetter joined the University of Wisconsin-Madison School of Business as its dean in July 2002. From June 1997 to July 2002, Dean Knetter was associate dean of the MBA program and professor of international economics in the Amos Tuck School of Business at Dartmouth College. Dean Knetter has served as a senior staff economist for the President’s Council of Economic Advisors for former presidents George H.W. Bush and William Jefferson Clinton and has been a consultant to the International Monetary Fund. Dean Knetter is a research associate for the National Bureau of Economic Research and a director of Wausau Paper, a NYSE-listed paper products company. Dean Knetter has served as one of our independent directors since 2004.
      Alissa N. Nolan, age 42. Ms. Nolan is a long time entertainment/attractions industry analyst and consultant. Since January 2006, she has served as a strategic, development and investment advisor to a variety of leading international groups. From January 2001 through December 2005, she served as Director of Strategic Planning and Development with The Tussauds Group. Prior to joining Tussauds, Ms. Nolan was a Director and Principal with Economics Research Associates, a specialist advisor to global attractions and leisure operators, developers and investors from 1993 to 1999. After leaving Economics Research Associates and prior to joining Tussauds, Ms. Nolan served as a private consultant. Ms. Nolan currently serves as one of our independent directors and as a member of our compensation committee and our nominating and corporate governance committee.
      Howard Silver, age 51. Mr. Silver is the president and chief executive officer of Equity Inns, Inc., a public self-advised hotel real estate investment trust. Mr. Silver joined Equity Inns in May 1994 and has served in various capacities including: executive vice president of finance, secretary, treasurer, chief financial officer and chief operating officer. Mr. Silver has been a certified public accountant since 1980. Mr. Silver is a director of Capital Lease Funding, Inc., a public triple net lease real estate investment trust, and serves on its audit committee as chairman, as well as serving on the nomination and investment committees. Mr. Silver is also on the board of managers of GHII, LLC, a national hotel furniture and equipment provider. Mr. Silver has served as one of our independent directors since 2004.

DESCRIPTION OF TRUST PREFERRED SECURITIES
      The following is a description of the material terms of the trust preferred securities.
      GW Trust will issue the trust preferred securities under the terms of the declaration. The declaration will be qualified under the Trust Indenture Act of 1939. Wilmington Trust Company will act as the property trustee for purposes of complying with the Trust Indenture Act of 1939. The terms of the trust preferred securities will include those stated in the declaration and the Delaware Statutory Trust Act and those made part of the declaration by the Trust Indenture Act of 1939. As a result, you should also read the declaration, the Delaware Statutory Trust Act and the Trust Indenture Act. Forms of the declaration and trust preferred securities are on file with the SEC as exhibits to the registration statement of which this prospectus forms a part.
      References in this section to “we,” “our,” “us,” “our company” and “Great Wolf Resorts” refer to Great Wolf Resorts, Inc. only and not on a consolidated basis with our subsidiaries.
General
      The trust preferred securities will represent preferred undivided beneficial interests in the assets of GW Trust. The only assets of GW Trust, and its only source of revenues, will be the junior subordinated debentures purchased by GW Trust with the proceeds from the sale of its trust securities. Accordingly, distribution and other payment dates for the trust securities will correspond with the interest and other payment dates for the junior subordinated debentures. If Great Wolf Resorts does not make payments on the junior subordinated debentures in accordance with their terms, GW Trust will not have funds available to pay distributions or other amounts payable on the trust securities issued by GW Trust in accordance with their terms.
      The trust preferred securities will be limited to $          in aggregate liquidation amount outstanding (or $          in aggregate liquidation amount if the underwriters purchase all the additional trust preferred securities they are entitled to purchase pursuant to their over-allotment option). The trust preferred securities will rank equal to, and payments will be made on the trust preferred securities on a proportional basis with, the common securities. However, the trust preferred securities will rank prior to the common securities as to payment if there occurs a debenture default as described under “—Subordination of Common Securities.” Payments on the trust preferred securities will be fully and unconditionally guaranteed by Great Wolf Resorts to the extent described under “Description of Guarantee.” The declaration does not permit GW Trust to issue any securities other than the trust securities or to incur any indebtedness.
      Great Wolf Resorts will register the junior subordinated debentures in the name of GW Trust. The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the trust securities.
Distributions
      Distributions on the trust preferred securities will be fixed at an annual rate of $           per trust preferred security which represents      % of the liquidation amount of $25 for each trust preferred security, subject to an increase to $          per trust preferred security during an Increased Rate Period, which represents           % and           % of the liquidation amount of $25 for each trust preferred security, respectively. Distributions will be payable quarterly in arrears on March      , June      , September      and December      of each year, beginning September      , 2006. If GW Trust is dissolved and its assets distributed, for each trust preferred security you own, you will be entitled to receive the liquidation amount (which may be paid in the form of a distribution of a like amount of junior subordinated debentures) of $25 plus accumulated but unpaid distributions from the assets of GW Trust available for distribution, after it has paid or made reasonable provision to pay, in accordance with Section 3808(e) of the Delaware Statutory Trust Act, liabilities owed to its creditors. See “— Liquidation Distribution upon Dissolution.” Distributions to which holders of the trust preferred securities are entitled and that are past due will accumulate additional distributions at an annual rate of      % of the unpaid distributions, compounded quarterly. The term “distribution” includes any additional distributions payable unless otherwise stated.
      If a Special Event occurs, then the interest rate payable on any outstanding junior subordinated debentures (and therefore the distribution rate payable on the trust preferred securities) shall increase to      % per

$25 principal amount of junior subordinated debentures (and      % per $25 liquidation amount per trust preferred security), beginning on the 30th calendar day after the Special Event occurs until the earlier of (a) a Special Event Termination (as defined below), and (b) the maturity date of the junior subordinated debentures. Great Wolf Resorts will have the option to redeem the junior subordinated debentures at any time during an Increased Rate Period until any Special Event Termination, as described below. If the trust preferred securities are again listed on the NYSE or AMEX or quoted on the Nasdaq and Great Wolf Resorts becomes subject to the reporting requirements of the Exchange Act, which we refer to as a Special Event Termination, then the Increased Rate Period will cease and the interest rate payable on the junior subordinated debentures (and the distribution rate payable on the trust preferred securities) will return to the rate in existence before the Increased Rate Period.
      The amount of distributions payable for any period less than a full distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month in that period. Distributions on the trust preferred securities will accumulate from and including the most recent distribution payment date to which distributions have been paid or duly provided for, or, if no distributions have been paid or duly provided for, from and including June      , 2006 until, but excluding the date the liquidation amount has been paid or duly made available for payment. The amount of distributions payable for any full distribution period will be computed by dividing the rate per annum by four.
      Distributions on the trust preferred securities:

•	will be cumulative;

•	will accumulate from and including , 2006, the date of initial issuance of the trust preferred securities; and

•	will be payable quarterly in arrears on March , June , September and December of each year, beginning September , 2006 and will be payable to the holder of record, as described below.
      Funds available for distribution will be limited to payments received from Great Wolf Resorts on the junior subordinated debentures.
Payment of Distributions
      GW Trust will pay distributions on the trust preferred securities to DTC, which will credit the relevant accounts at DTC on the applicable payment dates, or if DTC does not then hold the trust preferred securities, GW Trust will make the payments by check mailed to the addresses of the holders as such addresses appear on the books and records of GW Trust on the relevant record dates. However, a holder of $1 million or more in aggregate liquidation amount of trust preferred securities may receive distribution payments, other than distributions payable at maturity, by wire transfer of immediately available funds upon written request to the property trustee, in its capacity as securities registrar under the declaration, not later than 15 calendar days prior to the date on which the distribution is payable. The record dates will be the 15th calendar day, whether or not a business day, before the relevant payment date.
      GW Trust will pay distributions through the property trustee. The property trustee will hold amounts received from the junior subordinated debentures in the payment account for the benefit of the holders of the trust preferred securities and the common securities.
      If a distribution is payable on a day that is not a business day, then that distribution will be paid on the next day that is a business day, and without any interest or other payment for any delay, with the same force and effect as if made on the payment date.
      A business day is a day other than (a) a Saturday or Sunday, and (b) a day on which banking institutions in Wilmington, Delaware and The City of New York, New York are authorized or required by law or executive order to close.

Deferral of Distributions
      As long as there is no debenture event of default, Great Wolf Resorts has the right to defer payments of interest on the junior subordinated debentures at any time and from time to time by extending the interest payment period for a period (an “extension period”) of up to six consecutive quarters, but not beyond the maturity of the junior subordinated debentures.
      As a consequence, during an extension period, GW Trust will defer payment of the quarterly distributions on the trust preferred securities. The accumulated but unpaid distributions will continue to accumulate additional distributions, as permitted by applicable law, at an annual rate equal to the then current distribution rate, compounded quarterly, during the extension period.
      During any period in which Great Wolf Resorts defers interest payments on the junior subordinated debentures, it will be restricted, subject to specified exceptions, from:

•	declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making a liquidation payment on, any shares of its capital stock; and

•	making payments on or repaying, repurchasing or redeeming any of its debt securities that rank equal or junior to the junior subordinated debentures.
See “Description of Junior Subordinated Debentures—Option to Extend Interest Payment Period” and “—Restrictions on Certain Payments; Certain Covenants of Great Wolf Resorts” for more information regarding these restrictions and the applicable exceptions.
      If GW Trust defers distributions, the deferred distributions, including accumulated additional distributions, will be paid on the distribution payment date following the last day of the extension period to the holders on the record date for that distribution payment date. Upon termination of an extension period and payment of all amounts due on the trust preferred securities, Great Wolf Resorts may elect to begin a new extension period, subject to the above conditions. Consequently, there could be multiple extension periods of varying lengths throughout the term of the junior subordinated debentures.
      Great Wolf Resorts has no current intention of deferring payments of interest by extending the interest payment period on the junior subordinated debentures.
Subordination of Common Securities
      Payment of distributions on, and other amounts payable under, the trust preferred securities issued by GW Trust will be made proportionately based on the liquidation amount of the trust preferred securities and the common securities. However, if on any distribution date or other payment date, a debenture default has occurred and is continuing, no payment of any distribution on, or other amounts payable under, the common securities will be made unless cash payment in full of all accumulated amounts then due and payable with respect to all of GW Trust’s outstanding trust preferred securities has been made or provided for, and all funds immediately available to the property trustee will first be applied to the cash payment in full of all distributions on, and all other amounts with respect to, trust preferred securities then due and payable.
      In the case of any event of default under the declaration occurring as a result of a debenture default, the holders of GW Trust’s common securities will have no right to act with respect to the event of default under the declaration until the effects with respect to the trust preferred securities of all events of default resulting from a debenture default have been cured, waived or otherwise eliminated. Until all of the events of default resulting from a debenture default have been cured, waived, or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of the holders of the common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Redemption
      When Great Wolf Resorts repays or redeems the junior subordinated debentures, whether at maturity or upon earlier redemption, the property trustee will apply the proceeds from the repayment or redemption to redeem trust preferred securities and common securities having an aggregate liquidation amount equal to that portion of the principal amount of junior subordinated debentures being repaid or redeemed. With respect to each of the redemption rights specified below, the redemption price per security will equal the $25 liquidation amount, plus accumulated but unpaid distributions to but excluding the redemption date.
      If less than all of the junior subordinated debentures are to be repaid or redeemed, then the aggregate liquidation amount of the trust preferred securities and the common securities to be redeemed will be allocated approximately 3% to the common securities and 97% to the trust preferred securities, except in the case of a debenture default. See “—Subordination of Common Securities.”
      Great Wolf Resorts will have the right to redeem the junior subordinated debentures:

•	on or after June , 2011, in whole or in part, on one or more occasions, at any time; or

•	before June , 2011, in whole, but not in part, at any time within 90 calendar days following the occurrence and continuation of a tax event or an investment company event, each as defined below; or

•	on and after the 30th calendar day after a Special Event but prior to any Special Event Termination.
      A redemption of the junior subordinated debentures will cause a mandatory redemption of the trust preferred securities and the common securities. See “Description of Junior Subordinated Debentures—Redemption.”
      “Tax event” means the receipt by GW Trust of an opinion of counsel experienced in such matters, who is not an officer or employee of Great Wolf Resorts or any of its affiliates, to the effect that as a result of:

•	any amendment to, or change, including any announced prospective change, in the laws, or any regulations thereunder, of the United States or any political subdivision thereof or taxing authority therein affecting taxation which is effective on or after the date of this prospectus; or

•	any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations which is announced on or after the date of this prospectus;
      there is more than an insubstantial risk that:

(1) GW Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

(2) interest payable by Great Wolf Resorts to GW Trust on the junior subordinated debentures is not, or will not be within 90 days of the delivery of the opinion of counsel, deductible by Great Wolf Resorts, in whole or in part, for United States federal income tax purposes; or

(3) GW Trust is, or will be within 90 days of the delivery of the opinion of counsel, subject to more than a de minimis amount of taxes, duties or other governmental charges.
      If a tax event has occurred and is continuing and GW Trust is the holder of all the junior subordinated debentures, Great Wolf Resorts will pay any additional sums required so that distributions on the trust preferred securities will not be reduced by any additional taxes, duties or other governmental charges payable by GW Trust as a result of the tax event. See “Description of Junior Subordinated Debentures—Additional Sums.”
      Notwithstanding anything above to the contrary, a tax event will not include any event described above that requires us for U.S. federal income tax purposes to defer taking a deduction for any original issue discount, or OID, that accrues with respect to the junior subordinated debentures until the interest payment related to such OID is paid by us in cash.
      “Investment company event” means the receipt by GW Trust of an opinion of counsel experienced in such matters, who is not an officer or employee of Great Wolf Resorts or any of its affiliates, to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that GW Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of this prospectus.
      Great Wolf Resorts’ right to redeem the junior subordinated debentures due to a tax event or investment company event is subject to the condition that, if Great Wolf Resorts or GW Trust has the opportunity to eliminate, within the 90-day period specified above, the tax event or investment company event by taking some ministerial action that will have no adverse effect on Great Wolf Resorts, GW Trust or the holders of the trust preferred securities and the common securities and will involve no material cost, Great Wolf Resorts will pursue such measures in lieu of redemption. Great Wolf Resorts cannot redeem the junior subordinated debentures while either it or GW Trust is pursuing any ministerial action under the declaration as described above.
      A “Special Event” means both (1) the trust preferred securities cease to be listed on the NYSE or the AMEX or quoted on the Nasdaq, and (2) Great Wolf Resorts ceases to be subject to the reporting requirements of the Exchange Act, but the trust preferred securities remain outstanding.
Redemption Procedures
      GW Trust may redeem trust preferred securities only in an amount equal to the funds it has on hand and legally available to pay the redemption price.
      The property trustee will mail written notice of the redemption of the trust preferred securities to the registered holders at least 30 but not more than 60 days before the date fixed for redemption. If GW Trust gives a notice of redemption, then, by 12:00 noon, New York City time, on the date of redemption, if the funds are available for payment, the property trustee will, for trust preferred securities held in book-entry form:

•	irrevocably deposit with DTC funds sufficient to pay the redemption price; and

•	give DTC irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities.
Any such redemption or notice may, at Great Wolf Resorts’ discretion, be subject to the satisfaction of one or more conditions precedent.
      With respect to trust preferred securities not held in book-entry form, if funds are available for payment, the property trustee will:

•	irrevocably deposit with the paying agent funds sufficient to pay the redemption price; and

•	give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of trust preferred securities upon surrender of their certificates evidencing the trust preferred securities.
      Notwithstanding the above, distributions payable on or prior to the date of redemption for any trust preferred securities called for redemption will be payable to the holders of the trust preferred securities on the relevant record dates.
      Once notice of redemption is given and funds are deposited, then all rights of the holders of the trust preferred securities called for redemption will terminate, except the right to receive the redemption price, but without any interest or other payment for any delay in receiving it. If notice of redemption is given and funds deposited as required, the trust preferred securities then will cease to be outstanding.
      If any date fixed for redemption is not a business day, then payment of the redemption price will be made on the next day that is a business day, without any interest or other payment for the delay.
      If payment of the redemption price for the trust preferred securities called for redemption is improperly withheld or refused and not paid either by GW Trust or by Great Wolf Resorts under the guarantee, then distributions on those trust preferred securities will continue to accumulate at the then applicable rate, from and including the date of redemption to but excluding the date of actual payment. In this case, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.
      Subject to the above and applicable law, including United States federal securities laws, Great Wolf Resorts or its affiliates may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement, and may resell any such purchased trust preferred securities.
      If less than all the trust preferred securities and common securities are redeemed, then the aggregate liquidation amount of the trust preferred securities and the common securities to be redeemed normally will be allocated approximately 3% to the common securities and 97% to the trust preferred securities. However, if there has occurred a debenture default, holders of the trust preferred securities will be paid in full before any payments are made to holders of the common securities. See “—Subordination of Common Securities” for a more complete discussion. The property trustee will select the particular trust preferred securities to be redeemed on the pro rata basis not more than 60 days prior to the date of redemption by any method the property trustee deems fair and appropriate or, if the trust preferred securities are then held in book-entry form, in accordance with DTC’s customary procedures.
Liquidation Distribution upon Dissolution
      The amount payable on the trust preferred securities in the event of any liquidation of GW Trust is the liquidation amount of $25 per trust preferred security plus accumulated but unpaid distributions, subject to certain exceptions, which may be paid in the form of a distribution of junior subordinated debentures.
      Great Wolf Resorts can at any time dissolve GW Trust. If GW Trust dissolves and it has paid or made reasonable provision to pay, in accordance with Section 3808(e) of the Delaware Statutory Trust Act, the liabilities owed to its creditors, the junior subordinated debentures may, except in connection with a redemption of the trust securities, be distributed to the holders of the trust preferred securities and common securities.
      The declaration states that GW Trust will dissolve automatically on June      , 2041 or earlier upon:

(1) the bankruptcy, dissolution or liquidation of Great Wolf Resorts;

(2) written direction by Great Wolf Resorts to the property trustee to dissolve GW Trust and distribute junior subordinated debentures to the holders of the trust preferred securities, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of Great Wolf Resorts;

(3) the redemption of all the trust preferred securities in connection with the redemption of all the junior subordinated debentures or the maturity of the junior subordinated debentures; or

(4) the entry of an order for the dissolution of GW Trust by a court of competent jurisdiction.
      If GW Trust dissolves as described in clauses (1), (2) or (4) above, after GW Trust pays all amounts owed to creditors, as provided by applicable law, holders of the trust preferred securities and the common securities will be entitled to receive:

•	junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities and the common securities of the holders; or

•	a cash amount equal to, in the case of holders of trust preferred securities, the aggregate liquidation amount plus accumulated but unpaid distributions to but excluding the date of payment.
      If GW Trust cannot pay the full amount due on the trust preferred securities and the common securities because it has insufficient assets for payment, then the amounts GW Trust owes on the trust preferred securities will be proportionately allocated. The holders of the common securities will be entitled to receive distributions upon any liquidation on a pro rata basis with the holders of the trust preferred securities, except that if there occurs a debenture default, GW Trust will pay the total amounts due on the trust preferred securities before making any distribution on the common securities. See “—Subordination of Common Securities.”

      After the liquidation date is fixed for any distribution of junior subordinated debentures, upon dissolution of GW Trust:

•	the trust securities will no longer be deemed to be outstanding;

•	DTC or its nominee, as the registered holder of trust preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon distribution with respect to trust preferred securities held by DTC or its nominee; and

•	any certificates representing trust preferred securities not held by DTC or its nominee will be deemed to represent junior subordinated debentures having an aggregate principal amount equal to the liquidation amount of the trust preferred securities, and bearing accrued but unpaid interest equal to accumulated but unpaid distributions on the trust preferred securities, until the holder of those certificates presents them to the securities registrar for the trust preferred securities for transfer or reissuance.
Trust Preferred Securities Events of Default; Notice
      Any one of the following events will constitute an event of default under the declaration, which we refer to as a “trust preferred securities event of default,” regardless of the reason for the trust preferred securities event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of a debenture default;

•	default by GW Trust or the property trustee in the payment of any distribution on the trust preferred securities when it becomes due and payable, and continuation of the default for a period of 30 days;

•	default by GW Trust or the property trustee in the payment of any redemption price of any trust security issued pursuant to its declaration when it becomes due and payable;

•	default in the performance, or breach, in any material respect, of any covenant or warranty of the property trustee and Delaware trustee (other than a covenant or warranty described above dealing with default in the payment of any distribution or redemption price) and continuation of such default or breach for a period of 60 days after written notice has been given, by registered or certified mail, to the property trustee and Delaware trustee and Great Wolf Resorts by the holders of at least 25% in aggregate liquidation amount of the trust preferred securities outstanding, which notice must specify the default or breach, demand it be remedied and state that it is a “Notice of Default” under the declaration; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee or all or substantially all of its property if a successor property trustee has not been appointed within 90 days of the event.
      Within ten business days after the occurrence of any trust preferred securities event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the trust securities and the administrative trustees, unless the trust preferred securities event of default has been cured or waived. In addition, the property trustee will notify each holder of the trust preferred securities of any notice of default received by it with respect to the junior subordinated debentures. Great Wolf Resorts, as sponsor, and the administrative trustees will be required to file annually with the property trustee a certificate as to whether or not GW Trust is in compliance with all the conditions and covenants under the declaration.
      If a debenture default has occurred and is continuing, the trust preferred securities issued by GW Trust will have a preference over the common securities with respect to payments of any amounts in respect of the trust preferred securities as described above under “—Subordination of Common Securities.”

Removal of Trustees; Appointment of Successors
      The holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities may remove the property trustee or the Delaware trustee for cause or, if a debenture default has occurred and is continuing, with or without cause. If a property trustee or Delaware trustee resigns or is removed, the holders of at least a majority in aggregate liquidation amount of common securities or, if a debenture default has occurred and is continuing, the holders of at least a majority in liquidation amount of the outstanding trust preferred securities will appoint its successor. If a successor has not been appointed by the holders, any holder of trust securities may petition a court of competent jurisdiction to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national or state-chartered bank and at the time of appointment have capital and surplus of at least $50,000,000. No resignation or removal of a property trustee or Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the declaration.
Merger or Consolidation of Property or Delaware Trustees
      Any entity into which the property trustee or Delaware trustee is merged or converted or with which it is consolidated, or any entity resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will be the successor of the property trustee or Delaware trustee under the declaration, provided it is otherwise qualified and eligible.
Mergers, Consolidations, Amalgamations or Replacements of GW Trust
      GW Trust may not merge with or into, consolidate or amalgamate with, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the declaration. GW Trust may, at the request of the holders of its common securities and with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding trust preferred securities, merge with or into, consolidate or amalgamate with, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state of the United States, so long as:

•	the successor entity either:

•	expressly assumes all the obligations of GW Trust with respect to the trust preferred securities; or

•	substitutes for the trust preferred securities of GW Trust other securities having substantially the same terms as the trust preferred securities so long as the successor securities have the same priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	the successor entity has a trustee possessing the same powers and duties as the property trustee appointed to hold the junior subordinated debentures;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities of GW Trust (including any successor securities) to be downgraded by any nationally recognized statistical rating organization if the trust preferred securities are then rated;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect;

•	the successor entity has a purpose substantially identical to that of GW Trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the property trustee and Delaware trustee have received an opinion from independent counsel experienced in these matters to the effect that:

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) of GW Trust in any material respect;

•	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither GW Trust nor the successor entity will be required to register as an “investment company” under the Investment Company Act of 1940; and

•	Great Wolf Resorts or any permitted transferee to whom Great Wolf Resorts has transferred the common securities owns, directly or indirectly, all of the common securities of the successor entity and guarantees the obligations of the successor entity with respect to the successor securities at least to the extent provided by the guarantee with respect to the trust preferred securities.
Notwithstanding the foregoing, GW Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the trust preferred securities merge with or into, consolidate or amalgamate with, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to merge with or into, consolidate or amalgamate with, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause GW Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.
Voting Rights; Amendment of Declaration
      Except as provided below and under “—Removal of Trustees; Appointment of Successors” and “Description of Guarantee—Amendments and Assignment” and as otherwise required by law and the declaration, the holders of the trust preferred securities will have no voting rights.
      The declaration may be amended from time to time by the holders of at least a majority in aggregate liquidation amount of the common securities and the property trustee, without the consent of the holders of the trust preferred securities, to:

•	cure any ambiguity, correct or supplement any provisions in the declaration that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the declaration, provided that the amendment will not adversely affect in any material respect the interests of any holder of trust preferred securities or common securities; or

•	modify, eliminate or add to any provisions of the declaration to the extent necessary to ensure that GW Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any trust securities are outstanding or to ensure that GW Trust will not be required to register as an “investment company” under the Investment Company Act of 1940.
Any amendment of the declaration without the consent of the holders of the trust preferred securities and common securities will become effective when notice of the amendment is given to the holders of trust preferred securities and common securities.
      The declaration may be amended by the holders of at least a majority in aggregate liquidation amount of the common securities and the property trustee with:

•	the consent of holders representing at least a majority in aggregate liquidation amount of the outstanding trust preferred securities; and

•	receipt by the Delaware trustee and the property trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Delaware trustee and the property trustee in accordance with the amendment will not cause GW Trust to be taxable as a corporation for United States federal income tax purposes or affect GW Trust’s exemption from status as an “investment company” under the Investment Company Act of 1940;

except that, without the consent of each holder of trust securities affected, the declaration may not be amended to:

•	change the amount or timing of any distribution on the trust preferred securities or common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities or common securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of payment of any distribution on the trust preferred securities or common securities on or after such date.
      So long as any junior subordinated debentures are held by GW Trust, the property trustee will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or execute any trust or power conferred on the property trustee with respect to the junior subordinated debentures,

•	waive any past default that may be waived under the indenture,

•	exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal amount of the junior subordinated debentures, or

•	consent to any amendment, modification or termination of the indenture or junior subordinated debentures, where the consent is required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities, except that, if a consent under the indenture would require the consent of each holder of the junior subordinated debentures affected, no consent will be given by the property trustee without the prior consent of each holder of the trust preferred securities.
      In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, before taking any of the foregoing actions, the property trustee will obtain an opinion of counsel experienced in these matters to the effect that GW Trust will not be taxable as a corporation for United States federal income tax purposes on account of the action. The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities issued by GW Trust except by subsequent vote of the holders of the trust preferred securities.
      Any required approval of holders of trust preferred securities may be given at a meeting of holders of trust preferred securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each registered holder of trust preferred securities in the manner set forth in the declaration.
      No vote or consent of the holders of trust preferred securities will be required to redeem and cancel the trust preferred securities in accordance with the declaration.
      Any trust preferred securities that are owned by Great Wolf Resorts, the Delaware trustee, the property trustee, the administrative trustees, or any of their affiliates, will, for purposes of a vote or consent under any of the circumstances described above, be treated as if they were not outstanding.
Expenses and Taxes
      Great Wolf Resorts, as issuer of the junior subordinated debentures, will agree to pay all debts and other obligations (other than with respect to the trust preferred securities issued by GW Trust) and all costs and expenses of GW Trust (including costs and expenses relating to the organization of GW Trust, the fees and expenses of the Delaware trustee and property trustee on behalf of GW Trust and the costs and expenses relating to the operation of GW Trust) and to pay any and all taxes and all costs and expenses with respect to those taxes (other than United States withholding taxes) to which GW Trust might become subject. The foregoing obligations under the junior subordinated debentures owned by GW Trust are for the benefit of, and shall be enforceable by, any person to whom any of those debts, obligations, costs, expenses and taxes payable by GW Trust are owed, whether or not that person has received notice of the debts, obligations, costs, expenses or taxes. Any such person may enforce these obligations directly against Great Wolf Resorts, and Great Wolf Resorts will irrevocably waive any right or remedy to require that person to take any action against GW Trust or any other person before proceeding against Great Wolf Resorts. Great Wolf Resorts will also agree to execute additional agreements necessary or desirable to give full effect to the foregoing.
Payment and Paying Agency
      The paying agent for trust preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and the administrative trustees. If the property trustee is no longer the paying agent, the property trustee will appoint a successor (which must be a bank or trust company) reasonably acceptable to the administrative trustees to act as paying agent.
Registrar and Transfer Agent
      The property trustee will act initially as registrar and transfer agent for the trust preferred securities.
      Registration of transfers and exchanges of trust preferred securities will be effected without charge by or on behalf of GW Trust, but the property trustee may require payment to cover any tax or other governmental charges that may be imposed in connection with any transfer or exchange. GW Trust will not be required to register or cause to be registered the transfer of, or exchange or to cause to be exchanged, any trust preferred securities that have been called for redemption.
Information Concerning the Property Trustee
      The property trustee, other than during the occurrence and continuance of a trust preferred securities event of default, undertakes to perform only those duties specifically set forth in the declaration or provided by the Trust Indenture Act of 1939 and, after a trust preferred securities event of default has occurred that has not been cured or waived, must exercise the rights and powers vested in it by the declaration for the benefit of the holders of trust securities using the same degree of care and skill as a prudent person would exercise in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the rights or powers vested in it by the declaration, other than those vested in it upon the occurrence of a trust preferred securities event of default, at the request of any holder of trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred in complying with the request or direction.
Miscellaneous
      The administrative trustees and the property trustee of GW Trust are authorized and directed to conduct the affairs of, and to operate, GW Trust in such a way that GW Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act of 1940 or taxed as a corporation for United States federal income tax purposes and so that the junior subordinated debentures owned by GW Trust will be treated as indebtedness of Great Wolf Resorts for United States federal income tax purposes. In this regard, the property trustee and the holders of common securities are authorized to take any action, not inconsistent with applicable law or the certificate of trust or the declaration of GW Trust, that the property trustee and the holders of common securities determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the trust preferred securities of GW Trust.
      Holders of the trust securities have no preemptive or similar rights.
      GW Trust may not borrow money, issue debt or mortgage or pledge any of its assets.
Issuance in Book-Entry Form
      DTC will act as securities depositary for the trust preferred securities. GW Trust will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of trust preferred securities. GW Trust will deposit these certificates with

DTC or a custodian appointed by DTC. GW Trust will not issue certificates to you for the trust preferred securities that you purchase, unless DTC’s services are discontinued as described below.
      Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for this purpose by DTC. Each person owning a beneficial interest in the trust preferred securities must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the trust preferred securities.
      DTC has provided GW Trust and Great Wolf Resorts with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
      When you purchase trust preferred securities within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the trust preferred securities on DTC’s records. You, as the actual owner of the trust preferred securities, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts trust preferred securities are credited.
      You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the trust preferred securities should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping accurate account of the holdings of their customers like you.
      Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.
      The laws of some states may require that specified purchasers of securities take physical delivery of the trust preferred securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the trust preferred securities.
      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      GW Trust and Great Wolf Resorts understand that, under DTC’s existing practices, in the event that GW Trust or Great Wolf Resorts requests any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under the declaration or the junior subordinated debentures, DTC would authorize the Direct Participants holding the relevant beneficial interests to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      The property trustee, on behalf of GW Trust, will send redemption notices to Cede & Co. If less than all of the trust preferred securities are being redeemed, DTC will reduce each Direct Participant’s holdings of trust preferred securities in accordance with its procedures.
      In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to GW Trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the trust preferred securities are credited on the record date, which are identified in a listing attached to the omnibus proxy.
      The property trustee, on behalf of GW Trust, will make distributions on the trust preferred securities directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.
      Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, Great Wolf Resorts, GW Trust, the trustees, the paying agent or any other agent of Great Wolf Resorts or GW Trust.
      DTC may discontinue providing its services as securities depositary with respect to the trust preferred securities at any time by giving reasonable notice to GW Trust. Additionally, Great Wolf Resorts may decide to discontinue the book-entry only system of transfers with respect to the trust preferred securities. In that event, GW Trust will print and deliver certificates in fully registered form for the trust preferred securities. If DTC notifies GW Trust that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by GW Trust within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, GW Trust will issue the trust preferred securities in definitive form, at its expense, upon registration of transfer of, or in exchange for, such global security.
      Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
      According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
      GW Trust and Great Wolf Resorts obtained the information in this section concerning DTC and DTC’s book-entry system from sources that GW Trust and Great Wolf Resorts believe to be reliable, but take no responsibility for the accuracy of the information. DTC may change or discontinue the foregoing procedures at any time.
Governing Law
      The declaration will be governed by, and construed in accordance with, the laws of the State of Delaware.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES
      The following describes material terms of the junior subordinated debentures.
      Great Wolf Resorts will issue junior subordinated debentures under the terms of the indenture to be entered into between Great Wolf Resorts and Wilmington Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act of 1939. The terms of the junior subordinated debentures will include those stated in the indenture and those made part of the indenture by the Trust Indenture Act of 1939. As a result, you should also read the indenture and the Trust Indenture Act of 1939. Forms of the indenture and the junior subordinated debentures are on file with the SEC as exhibits to the registration statement of which this prospectus forms a part.
      References in this section to “we,” “our,” “us,” “our company,” and “Great Wolf Resorts” refer to Great Wolf Resorts, Inc. only and not on a consolidated basis with our subsidiaries.
General
      The junior subordinated debentures will be unsecured, subordinated obligations of Great Wolf Resorts and will constitute junior subordinated debt of Great Wolf Resorts. The junior subordinated debentures to be acquired by GW Trust will be limited in aggregate principal amount to $          (or $          in aggregate principal amount if the underwriters purchase all the additional trust preferred securities they are entitled to purchase pursuant to their over-allotment option). The amount will be limited to the sum of:

•	the aggregate stated liquidation amount of the trust preferred securities issued by GW Trust; and

•	the amount of capital contributed by Great Wolf Resorts to GW Trust in exchange for the common securities.
      The entire principal amount of the junior subordinated debentures will become due and payable, with any accrued and unpaid interest thereon, on June      , 2036.
      Under circumstances involving the dissolution of GW Trust, GW Trust may distribute the junior subordinated debentures to the holders of the trust preferred securities and the common securities in liquidation of GW Trust. See “Description of Trust Preferred Securities—Liquidation Distribution upon Dissolution.” If the junior subordinated debentures are distributed to the holders of trust preferred securities, Great Wolf Resorts will use its reasonable best efforts to have the junior subordinated debentures listed on the Nasdaq or with another national securities exchange on which the trust preferred securities are then listed or quoted.
      Our obligations under the junior subordinated debentures and the guarantee will be unsecured, will rank on a par with our current and future junior subordinated indebtedness, will rank junior in priority of payment to all of our current and future senior and subordinated indebtedness and will be effectively subordinated to the existing and future liabilities of our subsidiaries. As of March 31, 2006, Great Wolf Resorts had approximately $232.4 million of liabilities, including approximately $51.6 million principal amount of the Floating Rate Junior Subordinated Debentures due 2035, and approximately $119.9 million of outstanding subsidiary indebtedness (exclusive of intercompany debt). The Floating Rate Junior Subordinated Debentures due 2035, which we refer to as the Existing Junior Subordinated Debentures, underlie the trust preferred securities of Great Wolf Capital Trust I. Any future debt of Great Wolf Resorts that ranks senior to the junior subordinated debentures will continue to be senior to the junior subordinated debentures and will continue to be entitled to the benefits of the subordination provisions of the indenture irrespective of any amendment, modification or waiver of any term of such debt. For information on the subordination of the junior subordinated debentures, see “—Subordination.”
      See “Risk Factors — Risk Factors Relating to Our Existing Capital Structure — The covenants in our mortgage loan agreements impose significant restrictions on us,” “— Risk Factors Related to the Trust Preferred Securities and the Junior Subordinated Debentures — Holders of our senior indebtedness will get paid before you get paid under some circumstances” and “— We have a holding company structure and will depend on distributions from our subsidiaries in order to pay interest and principal on the junior subordinated debentures.”

Interest
      The junior subordinated debentures will bear interest at an annual rate of           %, subject to increase to           % during an Increased Rate Period as described below under “— Redemption.” Interest on the junior subordinated debentures will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including                     , 2006 until, but excluding the date the principal has been paid or duly made available for payment. Interest is payable quarterly in arrears on March      , June      , September      and December      of each year, beginning September      , 2006. Interest payments not paid when due will accrue, as permitted by applicable law, additional interest, compounded quarterly, at a rate equal to the then current annual interest rate. Great Wolf Resorts will pay interest on the junior subordinated debentures to holders as they appear on the books and records of the registrar on the relevant record date. The record date will be 15 calendar days, whether or not a business day, before the relevant payment date.
      If a Special Event occurs, then the interest rate payable on any outstanding junior subordinated debentures (and therefore the distribution rate payable on the trust preferred securities) shall increase to      % per $25 principal amount of junior subordinated debentures (and      % per $25 liquidation amount per trust preferred security), beginning on the 30th calendar day after the Special Event occurs until the earlier of (a) a Special Event Termination, and (b) the maturity date of the junior subordinated debentures. Great Wolf Resorts will have the option to redeem the junior subordinated debentures at any time during an Increased Rate Period until any Special Event Termination, as described below. If the trust preferred securities are again listed on the NYSE or AMEX or quoted on the Nasdaq and Great Wolf Resorts becomes subject to the reporting requirements of the Exchange Act, which we refer to as a Special Event Termination, then the Increased Rate Period will cease and the interest rate payable on the junior subordinated debentures (and the distribution rate payable on the trust preferred securities) will return to the rate in existence before the Increased Rate Period.
      The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in that period. The amount of interest payable for any full interest period will be computed by dividing the rate per annum by four.
      If any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, with the same force and effect as if made on the date that payment was originally payable. Accrued interest that is not paid on the applicable interest payment date will bear additional interest at the rate per annum equal to the then current annual interest rate, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. The term “interest” as used in this prospectus includes quarterly interest payments (whether at the initial interest rate or at the increased rate during an Increased Rate Period), interest on quarterly interest payments not paid on the applicable interest payment date, compounded interest and additional sums, as applicable.
      The interest payment provisions for the junior subordinated debentures correspond to the distribution provisions for the trust preferred securities. See “Description of Trust Preferred Securities—Distributions.”
Subordination
      Holders of the junior subordinated debentures should recognize that contractual provisions in the indenture may prohibit Great Wolf Resorts from making payments on these securities. The junior subordinated debentures will be subordinate and junior in right of payment, to the extent and in the manner stated in the indenture and the junior subordinated debentures, to all of Great Wolf Resorts’ future “senior indebtedness.” As of March 31, 2006, Great Wolf Resorts did not have any such senior indebtedness outstanding.

      Under the indenture, senior indebtedness will include:

(1) obligations of, or guaranteed or assumed by, Great Wolf Resorts for borrowed money or evidenced by bonds, debentures, notes or similar instruments, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or of those obligations;

(2) capitalized lease obligations of Great Wolf Resorts;

(3) obligations of Great Wolf Resorts issued or assumed as the deferred purchase price of property;

(4) obligations of Great Wolf Resorts in respect of interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

(5) all obligations of the type referred to in clauses (1) through (4) of other persons which Great Wolf Resorts has guaranteed or is responsible or liable for as obligor or otherwise.

Nonrecourse obligations, the junior subordinated debentures, the Existing Junior Subordinated Debentures and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness will not be senior indebtedness as defined under the indenture.
      The junior subordinated debentures and guarantees will rank equally with the Existing Junior Subordinated Debentures. At March 31, 2006, there was approximately $51.6 million aggregate principal amount of Existing Junior Subordinated Debentures outstanding.
      The indenture will not restrict Great Wolf Resorts’ ability to issue senior indebtedness.
      The indenture will provide that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any junior subordinated debentures may be made in the event:

•	of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving Great Wolf Resorts or a substantial part of its property;

•	that (a) a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or (b) there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist; or

•	that the principal of and accrued interest on any junior subordinated debentures have been declared due and payable upon an event of default as defined under the indenture and that declaration has not been rescinded and annulled as provided under the indenture.
Option to Extend Interest Payment Period
      As long as no debenture event of default has occurred and is continuing, Great Wolf Resorts has the right, at any time and from time to time, to defer payments of interest for a period (an “extension period”) of up to six consecutive quarters, but not beyond the maturity date of the junior subordinated debentures. During an extension period, interest will continue to accrue and holders of junior subordinated debentures, or holders of trust preferred securities while outstanding, will be required to accrue interest income as original issue discount for United States federal income tax purposes. See “United States Federal Income Tax Consequences—Interest Income and Original Issue Discount” for further information on United States federal income tax consequences. On the interest payment date following the last day of any extension period, Great Wolf Resorts will pay all interest then accrued and unpaid, together with additional interest on the accrued and unpaid interest as permitted by law (“compounded interest”), compounded quarterly, at a rate equal to the then current annual interest rate plus any additional sums, as described below.
      During an extension period, Great Wolf Resorts is subject to restrictions, as described below under “—Restrictions on Certain Payments; Certain Covenants of Great Wolf Resorts.”

      Before termination of any extension period, Great Wolf Resorts may further extend the payments of interest. However, no extension period, including all previous and further extensions, may exceed six consecutive quarters or extend beyond the maturity of the junior subordinated debentures. If any junior subordinated debentures are called for redemption before the end of an extension period, the extension period will end on that redemption date or an earlier date as determined by Great Wolf Resorts. After the termination of any extension period and the payment of all amounts due, Great Wolf Resorts may begin a new extension period, as described above. There is no limitation on the number of times Great Wolf Resorts may elect to begin an extension period. Interest will not be payable during an extension period, only at the end of the extension period. Great Wolf Resorts may, however, prepay at any time all or any portion of the interest accrued during an extension period.
      If the property trustee is the sole holder of the junior subordinated debentures, Great Wolf Resorts will give the property trustee and the Delaware trustee written notice of its selection of an extension period at least 15 business days before the next succeeding date on which the distributions on the trust preferred securities are payable. The property trustee will give notice of Great Wolf Resorts’ selection of an extension period to the holders of the trust preferred securities.
      If the property trustee is not the sole holder, or is not itself the holder, of the junior subordinated debentures, Great Wolf Resorts will give the holders of the junior subordinated debentures and the indenture trustee written notice of its selection of an extension period at least 10 business days before the earlier of:

•	the next interest payment date; and

•	the date Great Wolf Resorts is required to give notice to holders of the junior subordinated debentures of the record or payment date for the related interest payment.
      Great Wolf Resorts has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.
Additional Sums
      If, at any time while the property trustee is the holder of the junior subordinated debentures, GW Trust is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, Great Wolf Resorts will pay as additional interest on the junior subordinated debentures any additional amounts (“additional sums”) that are required so that the distributions paid by GW Trust will not be reduced as a result of any of those taxes, duties or governmental charges.
Redemption
      Great Wolf Resorts will have the right to redeem the junior subordinated debentures:

•	on or after June , 2011, in whole or in part, on one or more occasions, at any time; or

•	before June , 2011, in whole, but not in part, at any time within 90 calendar days following the occurrence and continuation of a tax event or an investment company event; or

•	on and after the 30th calendar day after a Special Event but prior to any Special Event Termination.
      In any case, the redemption price will equal 100% of the principal amount to be redeemed, plus any accrued and unpaid interest, including any compounded interest and any additional sums, if any, to the date of redemption.
      Great Wolf Resorts’ right to redeem the junior subordinated debentures due to a tax event or investment company event is subject to the condition that, if Great Wolf Resorts or GW Trust has the opportunity to eliminate, within the 90-day period specified above, the tax event or investment company event by taking some ministerial action that will have no adverse effect on Great Wolf Resorts, GW Trust or the holders of the trust securities and will involve no material cost, Great Wolf Resorts will pursue such measures in lieu of redemption. Great Wolf Resorts cannot redeem the junior subordinated debentures while either it or GW Trust is pursuing any ministerial action under the declaration as described above.

Restrictions on Certain Payments; Certain Covenants of Great Wolf Resorts
      Great Wolf Resorts will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment on, any of its capital stock; or

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem debt securities of Great Wolf Resorts that rank equal or junior to the junior subordinated debentures, if at such time:

•	there has occurred any event (a) of which Great Wolf Resorts has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute a debenture default and (b) that Great Wolf Resorts has not taken reasonable steps to cure;

•	the junior subordinated debentures are held by GW Trust and Great Wolf Resorts is in default with respect to its payment of any obligations under the guarantee; or

•	Great Wolf Resorts has given notice of its election of an extension period and has not rescinded this notice, and the extension period, or any extension thereof, is continuing.
      The restrictions listed above do not apply to:

•	repurchases, redemptions or other acquisitions of shares of capital stock of Great Wolf Resorts in connection with (a) any employment contract, benefit plan or other similar arrangement (including any related net share settlement arrangements) with or for the benefit of any one or more employees, officers, directors or consultants, (b) a dividend reinvestment or stockholder stock purchase plan, (c) the issuance of capital stock of Great Wolf Resorts, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the extension period, or (d) the satisfaction by us of obligations pursuant to any contract or security requiring us to purchase common stock or common equity securities (or their equivalents);

•	any purchase of common stock or common equity securities (or their equivalents) from an officer or employee (or a person performing similar functions) of us or any subsidiary upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring us to purchase such common stock or common equity securities (or their equivalents);

•	an exchange, redemption or conversion of any class or series of Great Wolf Resorts’ capital stock, or any capital stock of a subsidiary of Great Wolf Resorts, for any class or series of Great Wolf Resorts’ capital stock, or of any class or series of Great Wolf Resorts’ indebtedness for any class or series of Great Wolf Resorts’ capital stock or as a result of a reclassification of our capital stock or other equity securities or those of any of our subsidiaries;

•	the purchase of fractional interests in shares of Great Wolf Resorts’ capital stock under the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to any such plan;

•	payments by Great Wolf Resorts under the guarantee of the trust preferred securities;

•	solely in the event that Great Wolf Resorts has given notice of its election of an extension period and has not rescinded this notice, and the extension period, or any extension thereof, is continuing (and not other events listed above that would trigger the foregoing restrictions), regularly scheduled interest payments on the Existing Junior Subordinated Debentures and principal payments due upon the stated maturity (and not prior thereto) of the Existing Junior Subordinated Debentures; and

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.
      If any event of default occurs under the indenture relating to the Existing Junior Subordinated Debentures or the Existing Junior Subordinated Debentures are accelerated for any reason, Great Wolf Resorts will promptly (but in any event within one Business Day of any such event) notify the indenture trustee.
      In addition, as long as GW Trust holds any of the junior subordinated debentures, Great Wolf Resorts agrees:

•	to continue to hold, directly or indirectly, 100% of the common securities of GW Trust, provided that certain successors that are permitted under the junior subordinated debt indenture may succeed to Great Wolf Resorts’ ownership of the common securities;

•	as holder of the common securities, not to voluntarily dissolve, windup or liquidate GW Trust, other than (a) as part of the distribution of the junior subordinated debentures to the holders of the trust preferred securities in liquidation of the trust in accordance with the terms of the declaration or (b) as part of a merger, consolidation or amalgamation which is permitted under the declaration; and

•	to use its reasonable efforts, consistent with the terms and provisions of the declaration, to cause GW Trust to continue not to be taxable as a corporation for United States federal income tax purposes.
Merger, Consolidation, Sale, Lease or Conveyance
      The indenture will provide that Great Wolf Resorts will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of Great Wolf Resorts’ assets to any other person, unless:

•	Great Wolf Resorts will be the continuing company; or

•	the successor company or person that acquires all or substantially all of its assets:

•	will be a company organized under the laws of the United States, a state of the United States or the District of Columbia; and

•	will expressly assume all of its obligations under the indenture and the junior subordinated debentures issued under the indenture; and

•	immediately after the merger, consolidation, sale, lease or conveyance, Great Wolf Resorts, that person or that successor company will not be in default in the performance of the covenants and conditions of the indenture.
      There will be no covenants or other provisions in the indenture that would afford holders of junior subordinated debentures additional protection in the event of a recapitalization transaction, a change of control of Great Wolf Resorts or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of Great Wolf Resorts or a sale, lease or conveyance of all or substantially all of its assets.
Modification of Indenture

Modification Without Consent of Holders
      Great Wolf Resorts and the indenture trustee may enter into supplemental indentures without the consent of the holders of junior subordinated debentures to:

•	secure any junior subordinated debentures;

•	evidence the assumption of Great Wolf Resorts’ obligations by a successor corporation;

•	add covenants for the protection of the holders of junior subordinated debentures;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of junior subordinated debentures of any series; and

•	evidence the acceptance of appointment by a successor indenture trustee.

Modification with Consent of Holders
      Great Wolf Resorts and the indenture trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding junior subordinated debentures may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of the junior subordinated debentures. However, Great Wolf Resorts and the indenture trustee may not make any of the following changes to any outstanding junior subordinated debenture without the consent of each holder that would be affected by such change:

•	extend the final maturity of the principal;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest, except as otherwise provided in the junior subordinated debentures or the indenture;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest thereon is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on any junior subordinated debenture when due; or

•	reduce the percentage of junior subordinated debentures the consent of whose holders is required for modification of the indenture.
      If the junior subordinated debentures are owned by GW Trust, none of the modifications described above may be made without the prior written consent of all the holders of trust preferred securities of GW Trust.

Modification of Subordination Provisions
      Great Wolf Resorts may not amend the indenture to alter the subordination of any outstanding junior subordinated debentures without the written consent of each potentially adversely affected holder of senior indebtedness then outstanding.

Additional Modification Provisions
      In addition, if any of the trust preferred securities are outstanding:

•	no modification may be made to the indenture that materially adversely affects the holders of the trust preferred securities;

•	no termination of the indenture may occur; and

•	no waiver of any event of default or default under the junior subordinated debentures may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding trust preferred securities unless and until the principal of and premium, if any, on the junior subordinated debentures and all accrued and unpaid interest thereon have been paid in full.
      In addition, if any of the trust preferred securities are outstanding, all holders of the trust preferred securities must consent if Great Wolf Resorts wants to amend the indenture to:

•	remove the rights of holders of trust preferred securities to institute a direct action (as defined below);

•	remove any obligation to obtain the consent of holders of trust preferred securities; or

•	change the percentage of holders of the trust preferred securities required to amend or waive any provision of the indenture.
      So long as Great Wolf Resorts complies with the terms of the junior subordinated debentures and the indenture, Great Wolf Resorts may defer interest payable on the junior subordinated debentures, as described in this prospectus, without the consent of GW Trust or the holders of the trust preferred securities.
Events of Default, Defaults and the Rights of Trust Preferred Securities Holders to Take Action Against Great Wolf Resorts
      The indenture will provide holders of junior subordinated debentures with remedies if we fail to perform specific obligations, such as making payments on the junior subordinated debentures, or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default or a default and which actions do not.
     Events of Default
      An event of default will be defined under the indenture, with respect to the junior subordinated debentures, as:

•	failure to pay in full the interest accrued on any junior subordinated debentures upon the conclusion of an extension of the interest payment period of six consecutive quarters and continuance of that failure for a period of 30 days; or

•	certain events of bankruptcy, insolvency or reorganization; or

•	the Existing Junior Subordinated Debentures are accelerated for any reason according to their terms.
     Default
      A default will be defined under the indenture, with respect to the junior subordinated debentures, as being:

•	an event of default with respect to such junior subordinated debentures;

•	default in payment of any principal of the junior subordinated debentures either at maturity or upon any redemption, by declaration or otherwise;

•	default for 30 days in payment of any interest on any junior subordinated debentures, provided, however, that a valid extension of an interest payment period by Great Wolf Resorts in accordance with the terms of the junior subordinated debentures will not constitute a default in the payment of interest for this purpose; or

•	default for 60 days after written notice in the observance or performance of any other covenant or agreement in the junior subordinated debentures or the indenture (other than a covenant or warranty with respect to the junior subordinated debentures the breach or nonperformance of which is otherwise included in the definition of “event of default” or “default”).

Acceleration of Junior Subordinated Debentures by Property Trustee and Holders of Trust Preferred Securities Upon an Event of Default; Other Remedies
      So long as GW Trust holds the junior subordinated debentures, the property trustee and the holders of the trust preferred securities will have the following rights under the indenture with respect to an event of default or a default:

•	upon the occurrence of an event of default, either the property trustee or the holders of not less than 25% in aggregate liquidation amount of the trust preferred securities, by notice to Great Wolf Resorts, may declare the principal and interest accrued thereon of the junior subordinated debentures due and payable immediately, if the holders of the junior subordinated debentures and the indenture trustee fail to make such a declaration;

•	upon the occurrence of a default, there is no right of acceleration except for those defaults that are also events of default; if a default in the payment of principal of, or any interest on, the junior subordinated debentures issued under the indenture occurs and is continuing and Great Wolf Resorts fails to pay the full amount then due and payable with respect to the junior subordinated debentures immediately upon the demand of the indenture trustee, the indenture trustee is entitled to institute an action or proceeding to collect the amount due and unpaid; if any default occurs and is continuing, the indenture trustee may pursue legal action to enforce the performance of any provision in the indenture to protect the rights of the indenture trustee and the holders of the junior subordinated debentures;

•	if all defaults have been cured or waived, the consent of the holders of more than 50% in aggregate liquidation amount of the trust preferred securities is required to annul a declaration by the indenture trustee, GW Trust or the holders of the trust preferred securities that the principal of the junior subordinated debentures is due and payable immediately;

•	unless the default is cured, the consent of each holder of trust preferred securities is required to waive a default in the payment of principal, premium or interest with respect to the junior subordinated debentures or a default in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture; and

•	unless the default is cured, the consent of the holders of more than 50% in aggregate liquidation amount of the trust preferred securities is required to waive any other default.
      If the event of default or default under the junior subordinated debentures is attributable to the failure of Great Wolf Resorts to pay any amounts payable on the junior subordinated debentures when due, then a registered holder of trust preferred securities may bring a legal action against Great Wolf Resorts directly for enforcement of payment to such holder of amounts owed on the junior subordinated debentures with a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by such holder (a “direct action”). Great Wolf Resorts may not amend the junior subordinated debentures to remove this right to bring a direct action without the prior written consent of the registered holders of all the trust preferred securities. Great Wolf Resorts can set-off against payments then due under the junior subordinated debenture any corresponding payments made to holders of trust preferred securities by Great Wolf Resorts in connection with a direct action.
      The holders of the trust preferred securities will not be able to exercise directly any remedies available to the holders of the junior subordinated debentures except under the circumstance described in the preceding paragraph. See “Description of Trust Preferred Securities—Trust Preferred Securities Events of Default; Notice.”

Acceleration of Junior Subordinated Debentures by Indenture Trustee or Holders of Junior Subordinated Debentures Upon an Event of Default; Other Remedies
      The indenture will provide that upon the occurrence of an event of default, either the indenture trustee or the holders of not less than 25% in aggregate principal amount of the outstanding junior subordinated debentures, by notice to Great Wolf Resorts, may declare the principal and interest accrued thereon of the junior subordinated debentures to be due and payable immediately.
      There is no right of acceleration for holders of the junior subordinated debentures with respect to defaults, except for those defaults that are also events of default. If a default in the payment of principal of, or any interest on, junior subordinated debentures occurs and is continuing and we fail to pay the full amount then due and payable with respect to all junior subordinated debentures immediately upon the demand of the indenture trustee, the indenture trustee is entitled to institute an action or proceeding to collect the amount due and unpaid. If any default occurs and is continuing, the indenture trustee may pursue legal action to enforce the performance of any provision in the indenture to protect the rights of the indenture trustee and the holders of the junior subordinated debentures.
     Annulment of Acceleration and Waiver of Defaults
      In some circumstances, if any and all debenture defaults, other than the non-payment of the principal of the junior subordinated debentures that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures affected may waive past defaults of and annul past declarations of acceleration of the junior subordinated debentures.
      Prior to the acceleration of any junior subordinated debentures, the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures with respect to which a default has occurred and is continuing may waive any past default, other than a default in the payment of principal or interest (unless such default has been cured and an amount sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee) or a default in respect of a covenant or provision in the indenture that cannot be modified or amended without the consent of the holder of each junior subordinated debenture affected.
     Indemnification of Trustee for Actions Taken on Your Behalf
      The indenture contains a provision entitling the indenture trustee, subject to the duty of the indenture trustee during a default to act with the required standard of care, to be indemnified by the holders of junior subordinated debentures issued under that indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the indenture trustee.
     Limitation on Actions by You as an Individual Holder
      The indenture provides that no individual holder of junior subordinated debentures may institute any action against Great Wolf Resorts under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding junior subordinated debentures must have (1) requested the trustee to institute that action and (2) offered the indenture trustee reasonable indemnity;

•	the indenture trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of the outstanding junior subordinated debentures must not have given directions to the indenture trustee inconsistent with those of the holders referred to above.
     Annual Certification
      The indenture contains a covenant that Great Wolf Resorts will file annually with the indenture trustee a certificate of no default or a certificate specifying the existence of any applicable default.
Registration, Denomination and Transfer
      Great Wolf Resorts will register the junior subordinated debentures in the name of GW Trust. The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the trust preferred securities and the common securities. The junior subordinated debentures will be issued in denominations of $25 and integral multiples thereof.
      If the junior subordinated debentures are distributed to holders of trust preferred securities, it is anticipated that DTC will act as securities depositary for the junior subordinated debentures. For a description of DTC and the specific terms of the depositary arrangements, see “Description of Trust Preferred Securities—Issuance in Book-Entry Form.”
      As of the date of this prospectus, the description of DTC’s book-entry system and DTC’s practices as they relate to purchases of, transfers of, notices concerning and payments on the trust preferred securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC.

      A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies Great Wolf Resorts that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed;

•	DTC ceases to be a clearing agency registered under the Exchange Act at a time DTC is required to be so registered to act as depositary, and no successor depositary has been appointed; or

•	Great Wolf Resorts, in its sole discretion and to the extent permitted by DTC, determines that the global security shall be exchangeable for definitive certificates.
      Any global security that is exchangeable as described above will be exchangeable for junior subordinated debentures registered in the names DTC directs. Great Wolf Resorts expects that the instructions will be based upon directions received by DTC from its Direct Participants with respect to ownership of beneficial interests in the global security.
      If the junior subordinated debentures are issued in certificated form, payments of principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other authorized denominations of a like aggregate principal amount. However, payment of interest may be made at the option of Great Wolf Resorts by check mailed to the address of the holder entitled to the payment. Upon written request to the paying agent not less than 15 calendar days prior to the date on which interest is payable, a holder of $1 million or more in aggregate principal amount of junior subordinated debentures may receive payment of interest, other than payments of interest payable at maturity or on any date of redemption or repayment, by wire transfer of immediately available funds.
      Junior subordinated debentures may be presented for registration of transfer, exchange, redemption or payment with an endorsed form of transfer, or a duly executed and satisfactory written instrument of transfer, at the securities registrar’s office in Wilmington, Delaware or the office of any transfer agent selected by Great Wolf Resorts without service charge and upon payment of any taxes and other governmental charges as described in the junior subordinated debt indenture. Great Wolf Resorts will appoint the indenture trustee as securities registrar under the junior subordinated debt indenture. Great Wolf Resorts may at any time designate additional transfer and paying agents with respect to the junior subordinated debentures.
      In the event of any redemption, Great Wolf Resorts and the indenture trustee will not be required to:

•	register the transfer of or exchange junior subordinated debentures during a period beginning 15 calendar days before the first mailing of the notice of redemption; or

•	register the transfer of or exchange any junior subordinated debentures selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion not to be redeemed.
      At the request of Great Wolf Resorts, funds deposited with the indenture trustee or any paying agent held for Great Wolf Resorts for the payment of principal, interest and premium, if any, on any junior subordinated debenture which remain unclaimed for two years after the principal, interest and premium, if any, has become payable will be repaid to Great Wolf Resorts and the holder of the junior subordinated debenture will, as a general unsecured creditor, look only to Great Wolf Resorts for payment thereof.
Governing Law
      The junior subordinated debentures and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF GUARANTEE
      The following describes material terms of the guarantee.
      The guarantee will be issued under a guarantee to be entered into between Great Wolf Resorts and Wilmington Trust Company, as guarantee trustee. The guarantee will be qualified under the Trust Indenture Act of 1939. The terms of the guarantee will include those stated in the guarantee and those made part of the indenture by the Trust Indenture Act of 1939. As a result, you should also read the guarantee and the Trust Indenture Act of 1939. A form of the guarantee is on file with the SEC as an exhibit to the registration statement of which this prospectus forms a part.
      References in this section to “we,” “our,” “us,” “our company” and “Great Wolf Resorts” refer to Great Wolf Resorts, Inc. only and not on a consolidated basis with our subsidiaries.
General
      Great Wolf Resorts will, for the benefit of the holders from time to time of the trust preferred securities, irrevocably and unconditionally agree to pay in full, to the extent set forth in the guarantee, the guarantee payments (as defined below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that GW Trust that issued the trust preferred securities may have or assert other than the defense of payment.
      The following payments on the trust preferred securities (the “guarantee payments”), if not fully paid by GW Trust, will be paid by Great Wolf Resorts under the guarantee, without duplication:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent GW Trust has funds available to make the payment;

•	the redemption price for any trust preferred securities called for redemption, if GW Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of GW Trust, other than in connection with a distribution of the junior subordinated debentures to the holders of trust preferred securities, the lesser of:

(1)	the aggregate of the $25 per trust preferred security liquidation amount and all accumulated and unpaid distributions on the trust preferred securities to the date of payment, if GW Trust has funds available to make the payment; and

(2)	the amount of assets of GW Trust remaining available for distribution to holders of the trust preferred securities upon liquidation of GW Trust.
      Great Wolf Resorts’ obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Great Wolf Resorts to the holders of the trust preferred securities or by causing GW Trust to pay the amounts to the holders.
      The guarantee will be an irrevocable guarantee of GW Trust’s payment obligations described above under the trust preferred securities, but will apply only to the extent that GW Trust has funds sufficient to make such payments, and is not a guarantee of collection.
      If Great Wolf Resorts does not make payments on the junior subordinated debentures owned by GW Trust, GW Trust will not be able to pay any amounts payable in respect of its trust preferred securities and will not have funds legally available for that purpose. In that event, holders of the trust preferred securities would not be able to rely upon the guarantee for payment of those amounts. The guarantee will have the same ranking as the junior subordinated debentures. See “—Status of the Guarantees.” No guarantee will limit the incurrence or issuance of other secured or unsecured debt of Great Wolf Resorts.
      We also separately have agreed to guarantee the obligations of the trust with respect to the common securities to the same extent as the guarantee with respect to the trust preferred securities, except that upon the occurrence and during the continuation of a debenture default, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and other payments.
Status of the Guarantee
      The guarantee will constitute an unsecured obligation of Great Wolf Resorts and will rank equal to the junior subordinated debentures owned by GW Trust.
      The guarantee will constitute a guarantee of payment and not of collection. Any holder of trust preferred securities may institute a legal proceeding directly against Great Wolf Resorts to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by or on behalf of GW Trust or, if applicable, distribution to the holders of the trust preferred securities of the junior subordinated debentures owned by GW Trust.
Amendments and Assignment
      Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities issued by GW Trust, in which case no approval will be required, the guarantee that covers the trust preferred securities may not be amended without the prior approval of the holders of at least a majority of the aggregate liquidation amount of the outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under “Description of Trust Preferred Securities—Voting Rights; Amendment of Declaration.” All guarantees and agreements contained in each guarantee will bind the successors, assigns, receivers, trustees and representatives of Great Wolf Resorts and will inure to the benefit of the holders of the then outstanding trust preferred securities.
Events of Default
      An event of default under the guarantee will occur upon the failure of Great Wolf Resorts to perform any of its payment obligations under the guarantee, or to perform any non-payment obligation if the non-payment default remains unremedied for 30 days. If an event of default under the guarantee occurred and is continuing, the guarantee trustee will enforce the guarantee for the benefit of the holders of trust preferred securities. The holders of a majority in aggregate liquidation amount of the outstanding trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any right or power conferred upon the guarantee trustee under the guarantee.
      Any holder of trust preferred securities may institute a legal proceeding directly against Great Wolf Resorts to enforce its rights under the guarantee without first instituting a legal proceeding against the applicable GW Trust, the guarantee trustee or any other person or entity.
      Great Wolf Resorts, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not Great Wolf Resorts is in compliance with all the conditions and covenants under the guarantee.
Information Concerning the Guarantee Trustee
      The guarantee trustee, other than during the occurrence and continuance of an event of default under the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee and, after the occurrence of an event of default with respect to the guarantee that has not been cured or waived, must exercise the rights and powers vested in it by the guarantee using the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the rights or powers vested in it by the guarantee at the request of any holder of the trust preferred securities unless it is offered reasonable indemnity, including reasonable advances requested by it, against the costs, expenses and liabilities that might be incurred in complying with request or direction.

Termination of the Guarantee
      The guarantee will terminate upon full payment of the redemption price of all of the trust preferred securities, upon full payment of the amounts payable with respect to the trust preferred securities upon liquidation of GW Trust or upon distribution of the junior subordinated debentures owned by GW Trust to the holders of all the trust preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if it any time any holder of the trust preferred securities must repay any sums with respect to the trust preferred securities or the guarantee.
Governing Law
      The guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED
SECURITIES, THE JUNIOR SUBORDINATED
DEBENTURES AND THE GUARANTEE
      References in this section to “we,” “our,” “us,” “our company” and “Great Wolf Resorts” refer to Great Wolf Resorts, Inc. only and not on a consolidated basis with our subsidiaries.
      Great Wolf Resorts will guarantee payments of distributions and redemption and liquidation payments due on the trust preferred securities to the extent GW Trust has funds available for such payment, as described under “Description of Guarantee” above. No single document executed by Great Wolf Resorts will provide for the full, irrevocable and unconditional guarantee of the trust preferred securities. It is only the combined operation of the guarantee, the declaration and the junior subordinated debt indenture that has the effect of providing a full, irrevocable and unconditional guarantee of GW Trust’s obligations under the trust preferred securities.
      As long as Great Wolf Resorts pays interest and other payments when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and redemption and liquidation payments due on the trust preferred securities, primarily because:

•	the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the trust preferred securities and the common securities;

•	the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	Great Wolf Resorts will pay for any and all costs, expenses and liabilities of GW Trust, except withholding taxes and GW Trust’s obligations to holders of the trust preferred securities and the common securities; and

•	the declaration provides that GW Trust will not engage in any activity that is not consistent with the limited purposes of GW Trust.
      A default or event of default under any senior indebtedness of Great Wolf Resorts would not necessarily constitute a default or event of default under the trust preferred securities. However, in the event of payment defaults under, or acceleration of, senior indebtedness of Great Wolf Resorts, the junior subordinated debt indenture provides that no payments may be made on the junior subordinated debentures until the senior indebtedness has been paid in full or any payment default under the senior indebtedness has been cured or waived. See “Description of Junior Subordinated Debentures.”
Limited Purpose of GW Trust
      The trust preferred securities represent preferred undivided beneficial interests in the assets of GW Trust. GW Trust exists for the sole purpose of:

•	issuing and selling the trust securities;

•	investing the proceeds from the sale of the trust securities in the junior subordinated debentures; and

•	engaging in only those other activities necessary, convenient or incidental to these purposes.
      A principal difference between the rights of a holder of a trust preferred security and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Great Wolf Resorts payments on junior subordinated debentures held by the holder, while a holder of trust preferred securities is entitled to receive distributions or other amounts payable with respect to the trust preferred securities from GW Trust or from Great Wolf Resorts under the guarantee only if and to the extent GW Trust has funds available for the payment of those distributions.
Rights upon Dissolution
      The holders of the trust preferred securities are entitled to receive, out of assets held by GW Trust, a distribution in cash upon any voluntary or involuntary dissolution, winding-up or liquidation of GW Trust that does not involve the distribution of the junior subordinated debentures, after GW Trust has paid or made reasonable provision to pay, in accordance with Section 3808(e) of the Delaware Statutory Trust Act, the liabilities owed to its creditors as required by applicable law. See “Description of Trust Preferred Securities—Liquidation Distribution upon Dissolution.”
      In the event of any voluntary or involuntary liquidation or bankruptcy of Great Wolf Resorts, GW Trust, as registered holder of the junior subordinated debentures, would be a subordinated creditor of Great Wolf Resorts, subordinated and junior in right of payment to all Great Wolf Resorts’ senior indebtedness, but entitled to receive payment in full of all amounts payable with respect to the junior subordinated debentures before any stockholders of Great Wolf Resorts receive payments or distributions. Since Great Wolf Resorts is the guarantor under the guarantee and has agreed to pay for all costs, expenses and liabilities of GW Trust (other than withholding taxes and GW Trust’s obligations to the holders of the trust preferred securities and common securities), the positions of a holder of the trust preferred securities and a holder of the junior subordinated debentures relative to other creditors and to stockholders of Great Wolf Resorts in the event of liquidation or bankruptcy of Great Wolf Resorts are expected to be substantially the same.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
General
      In the opinion of King & Spalding LLP, tax counsel to us and the trust, the following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the trust preferred securities. Unless indicated otherwise, this discussion deals only with trust preferred securities held as capital assets by a U.S. Holder (as defined below) who purchases the trust preferred securities upon their original issuance at the offering price. This summary does not purport to be a complete analysis of all potential tax consequences that may be relevant to a holder of trust preferred securities. This summary does not address the tax consequences applicable to holders that may be subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies; or

•	holders that hold trust preferred securities as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders that have a functional currency other than the U.S. dollar.
      Moreover, this summary does not address the U.S. federal estate and gift tax, alternative minimum tax, or any state or local or foreign tax consequences of the purchase, ownership or disposition of trust preferred securities. Prospective investors should consult their own tax advisors in light of their particular circumstances as to the U.S. federal tax consequences to them of an investment in trust preferred securities, as well as the effect of any state, local or foreign tax laws.
      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.
      For purposes of this summary, a U.S. Holder is a beneficial owner of trust preferred securities who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) its administration is subject to the primary supervision of a court within the United States and (b) one or more United States persons have the authority to control all of its substantial decisions.
      If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the trust preferred securities, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership that holds trust preferred securities should consult its own tax advisor regarding potential tax consequences.

      A Non-U.S. Holder is a beneficial owner of trust preferred securities that is not a U.S. Holder and not a partnership for U.S. federal income tax purposes.
Classification of the Trust and the Junior Subordinated Debentures
      Under current law and assuming full compliance with the terms of the declaration of trust, the indenture and other related documents, the trust will be classified for U.S. federal income tax purposes as a grantor trust and will not be an association taxable as a corporation. Consequently, the trust itself will not be subject to federal income tax and each holder of trust preferred securities will generally be treated as owning an undivided interest in the assets of the trust, including the junior subordinated debentures. Great Wolf Resorts and the trust will take the position that the junior subordinated debentures will be classified as debt of Great Wolf Resorts for U.S. federal income tax purposes. By acceptance of a trust preferred security, each holder will agree for U.S. federal income tax purposes to treat the junior subordinated debentures as debt and the trust preferred securities as evidence of a beneficial ownership interest in the junior subordinated debentures. The remainder of this discussion assumes such treatment.
Interest Income and Original Issue Discount
      Subject to the discussion below regarding OID, a U.S. Holder of trust preferred securities will be required to include as ordinary interest income the holder’s allocable share of stated interest paid or accrued on the junior subordinated debentures in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.
      U.S. Holders (including U.S. Holders that are cash basis taxpayers) that hold debt instruments issued with OID generally must include such OID in income as it accrues on a constant yield method even if there is no corresponding receipt of cash attributable to such income. A debt instrument will generally be treated as issued with OID if the stated interest on the instrument does not constitute “qualified stated interest.” Qualified stated interest is generally any one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on a debt instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the junior subordinated debentures, Great Wolf Resorts believes that the likelihood of its exercising its option to defer payments of interest is “remote,” and therefore it intends to take the position that the junior subordinated debentures will not be deemed to be issued with OID. U.S. Holders should be aware, however, that the Internal Revenue Service or a court may not agree with this position.
      If we exercised our option to defer any payment of interest (or if the exercise of such option was determined not to be “remote”), the junior subordinated debentures would be treated as issued with OID at the time of such exercise (or at the time of original issuance, if the exercise of such option was determined not to be “remote”) and all stated interest on the junior subordinated debentures would thereafter be treated as OID as long as the junior subordinated debentures remained outstanding without regard to the timing of the payments under the junior subordinated debentures. In that case, a U.S. Holder’s allocable share of interest in respect of the junior subordinated debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of the U.S. Holder’s method of tax accounting, and actual cash payments of stated interest would not be reported as taxable income. Consequently, the U.S. Holder would be required to include OID in gross income even though we would not make any actual cash payments during any period of interest deferral. Any OID included in income would increase the U.S. Holder’s adjusted tax basis in its trust preferred securities, and actual receipt of cash interest payments would reduce the U.S. Holder’s basis in the trust preferred securities.
Corporate U.S. Holders
      Because income underlying the trust preferred securities will not be characterized as dividends for U.S. federal income tax purposes, corporate U.S. Holders of the trust preferred securities will not be entitled to a dividends-received deduction for any income from the trust preferred securities.

Sales of Trust Preferred Securities
      If a U.S. Holder sells its trust preferred securities, the U.S. Holder will recognize gain or loss in an amount equal to the difference between its adjusted tax basis in the trust preferred securities and the amount realized from the sale (generally, the selling price less any amount received in respect of accrued but unpaid interest not previously included in the holder’s income, which will be treated as interest). The U.S. Holder’s adjusted tax basis in the trust preferred securities generally will equal:

•	the initial purchase price that the U.S. Holder paid for the trust preferred securities, plus

•	in the event the debentures are treated as issued or reissued with OID, any accrued and unpaid distributions that the U.S. Holder was required to treat as OID less any cash distributions received in respect of accrued OID.
      Gain or loss recognized on the sale of trust preferred securities will generally be capital gain or loss except as discussed below. Capital gain recognized by an individual U.S. Holder in respect of trust preferred securities held for more than one year as of the date of sale will be long term capital gain, subject to a maximum federal income tax rate, under current law, of 15% through 2010.
      The trust preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest relating to the underlying junior subordinated debentures. If a U.S. Holder disposes of its trust preferred securities, the holder will be required to include in ordinary income for U.S. federal income tax purposes any accrued but unpaid interest (including OID, if any) through the date of sale, which will increase the holder’s adjusted tax basis in the trust preferred securities. To the extent the sale price is less than the U.S. Holder’s adjusted tax basis, the U.S. Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.
Receipt of Debentures Upon Liquidation of the Trust
      Under current law, if we dissolve the trust and cause the trust to distribute to a U.S. Holder its proportionate share of the junior subordinated debentures, the U.S. Holder will not be subject to tax if the trust is classified as a grantor trust (and not as an association taxable as a corporation). Rather, the U.S. Holder will have an adjusted tax basis in the junior subordinated debentures received in the liquidation equal to the adjusted tax basis in its trust preferred securities surrendered for the junior subordinated debentures. The U.S. Holder’s holding period for the junior subordinated debentures would include the period during which it had held the trust preferred securities. The U.S. Holder would continue to report interest (or, if applicable, OID) in respect of the junior subordinated debentures as described in “— Interest Income and Original Issue Discount” above.
Receipt of Cash Upon Liquidation of the Trust
      If we redeem the junior subordinated debentures for cash and the trust distributes the proceeds of the redemption to a U.S. Holder in redemption of its trust preferred securities, the redemption will be treated as a sale of the trust preferred securities, and the U.S. Holder would recognize gain or loss as described in “— Sales of Trust Preferred Securities” above.
Non-U.S. Holders
      Payments to a holder of a trust preferred security that is a Non-U.S. Holder will generally not be subject to withholding of income tax, provided that (a) the beneficial owner of the trust preferred security does not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of stock of Great Wolf Resorts entitled to vote, (b) the beneficial owner of the trust preferred security is not a controlled foreign corporation that is related to Great Wolf Resorts through stock ownership, (c) the beneficial owner of the trust preferred security is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (d) the beneficial owner’s income and gain in respect of a trust preferred security is not effectively connected with the conduct of a United States trade or business, and (e) GW Capital Trust II or its agent has received from the beneficial owner of the trust preferred security a properly executed IRS Form W-8BEN or substantially similar form in the year in which the payment occurs, or in a preceding calendar year to the extent provided for in the instructions to the IRS Form W-8BEN.
      Changes in legislation affecting the income tax consequences of the junior subordinated debentures are possible, and could adversely affect the ability of Great Wolf Resorts to deduct the interest payable on the junior subordinated debentures. Moreover, any changes in legislation could adversely affect Non-U.S. Holders by characterizing income derived from the junior subordinated debentures as dividends, generally subject to a 30% withholding tax (or a lower rate under an applicable treaty) when paid to a Non-U.S. Holder, rather than as interest, which, as discussed above, may be exempt from income tax withholding in the hands of a Non-U.S. Holder.
      A Non-U.S. Holder of a trust preferred security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a trust preferred security unless, in the case of certain Non-U.S. Holders who are nonresident alien individuals, the non-U.S. Holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met.
      Notwithstanding the foregoing, in general, a Non-U.S. Holder will be subject to regular United States federal income tax in the same manner as a U.S. Holder with respect to its investment in the trust preferred securities, if that investment is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. In addition, a corporate Non-U.S. Holder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the branch profits tax under Section 884 of the Code at the rate of 30% (or lower treaty rate). This tax is payable in addition to regular United States federal corporate income tax. To obtain an exemption from withholding on income from trust preferred securities that is effectively connected with the conduct of a trade or business in the United States, the Non-U.S. Holder must generally supply to the withholding agent an IRS Form W-8ECI.
Information Reporting and Backup Withholding
      In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the trust preferred securities held by a noncorporate U.S. Holder within the United States. In addition, payments made on, and payments of the proceeds from the sale of, the trust preferred securities to or through the United States office of a broker are subject to information reporting unless the holder thereof certifies as to its Non-U.S. Holder status or otherwise establishes an exemption from information reporting. Payments made on, and proceeds from the sale of, the trust preferred securities may also be subject to a “backup” withholding tax at the applicable statutory rate of tax unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder’s income tax liability, or refunded, provided the required information is timely provided to the IRS.
THE PRECEDING DISCUSSION IS ONLY A SUMMARY AND DOES NOT ADDRESS THE CONSEQUENCES TO A PARTICULAR HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES. POTENTIAL HOLDERS OF THE TRUST PREFERRED SECURITIES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES.

CERTAIN ERISA PLAN CONSIDERATIONS
General
      Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment by the plan in the trust preferred securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.
      There is a prohibition under Section 406 of ERISA and Section 4975 of the Code against a plan subject to ERISA and a plan, individual retirement account or other arrangement subject to Section 4975 of the Code (all, collectively, a “Plan”) from engaging in certain transactions with persons (referred to as “parties in interest” under ERISA or “disqualified persons” under the Code) having certain relationships with the Plan. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons absent an applicable statutory or administrative exemption.
      An employee benefit plan that is a governmental plan (as described in Section 3(32) of ERISA), a church plan (as described in Section 3(33) of ERISA) and a foreign plan (as described in Section 4(b)(4) of ERISA) is not subject to the requirements of ERISA or Section 4975 of the Code. However, any such plan may be subject to federal, state, local or other laws or regulations that affect its ability to invest in the trust preferred securities. Any decision maker for a governmental, church or foreign plan considering an investment in the trust preferred securities should determine the need for and, if necessary, the availability of exemption under such laws or regulations for making such investment.
Plan Assets
      Under a regulation (the “Plan Asset Regulation”) issued by the U.S. Department of Labor, if “plan assets” of one, or more than one, Plan are used to acquire an equity interest in the GW Trust and no exemption is available under the Plan Asset Regulation, the assets of the GW Trust will themselves be deemed to be “plan assets” for purposes of ERISA and Section 4975 of the Code. The term “plan assets” is not defined by ERISA or the Code. An “equity interest” is defined under the Plan Asset Regulation generally as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and that has no substantial equity features.
      The Department of Labor in the preamble to the Plan Asset Regulation stated that the regulations focused on equity interests in an entity because equity interests provided a Plan with an opportunity to share in the success or failure of the entity to which the interest related. The trust preferred securities will be treated as indebtedness for U.S. federal income tax purposes, have no substantial equity features and provide no opportunity to receive more than the return on a Plan’s investment expressly called for under the terms of the trust preferred securities. However, the Plan Asset Regulation expressly states in relevant part that a profits interest in a partnership, an undivided interest property and a “beneficial” interest in a trust are “equity interests.” If our trust preferred securities constitute a “beneficial” interest in the GW Trust, then the assets of the GW Trust would be plan assets of a Plan which purchases any trust preferred securities unless there was an applicable exemption under the Plan Asset Regulation.
      Two exemptions might be applicable:

•	one would apply if less than 25% of the value of each class of equity interests in the GW Trust are held by Plans and entities holding assets deemed to be “plan assets” of Plans (the “25% exemption”); or

•	the other would apply if the trust preferred securities are “publicly-offered securities.”
      No monitoring or other measures will be taken to determine whether the conditions to the “25% exemption” are satisfied so it is unclear as to whether this exemption will apply. However, we expect that the trust preferred securities will qualify for the exemption for “publicly-offered securities.”

      In order to qualify for this exemption, a security must be:

•	widely held (which means held by 100 or more investors who are independent of the GW Trust and each other);

•	freely transferable; and

•	either (1) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (2) sold as part of an offering of a class of securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, and such class is registered under the Exchange Act.
      We expect that these conditions will be satisfied and that the trust preferred securities therefore will be “publicly-offered securities” under the Plan Asset Regulation, but we can not provide any definitive assurance that this exemption will apply.
      If no exemption is applicable under the Plan Asset Regulation, certain transactions by a Plan involving the GW Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries and other persons considering purchasing the trust preferred securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences if the assets of the trust were deemed to be “plan assets.”
Prohibited Transactions
      The acquisition of trust preferred securities by a Plan with respect to which we, the GW Trust, the property trustee or any underwriter is a party in interest or disqualified person could be deemed to constitute a prohibited transaction under Title I of ERISA or Section 4975 of the Code. Before acquiring trust preferred securities, any person who is, or who is acquiring such securities on behalf of, a Plan should determine either that such acquisition will not constitute a prohibited transaction or that an appropriate statutory or administrative exemption from the prohibited transaction rules is available. For example, a determination should be made that the Plan could make a loan or other extension of credit available to us without risking that such loan or other extension of credit constitute a non-exemption prohibited transaction under ERISA or the Code.
      Any purchaser or holder of trust preferred securities or any interest therein will be deemed to have represented by its purchase or holding thereof that it either (i) is not a Plan and is not purchasing the trust preferred securities on behalf of or with “plan assets” of any Plan, or (ii) is eligible for an applicable exemption from the prohibited transaction rules with respect to such purchase or holding.
General Investment Considerations
      Prospective fiduciaries of a Plan considering the purchase of trust preferred securities should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences, taking into account the specific circumstances, of making an investment in the trust preferred securities. Each fiduciary of a Plan should take into account, among other considerations:

•	whether the fiduciary has the authority to make the investment;

•	the composition of the Plan’s portfolio with respect to diversification by type of asset;

•	the Plan’s funding objectives;

•	the tax effects of the investment;

•	whether the assets of the trust that are represented by the trust preferred securities would be considered plan assets; and

•	whether, under the general fiduciary standards of investment prudence and diversification, an investment in trust preferred securities is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

UNDERWRITERS
      Under the terms and subject to the conditions of an underwriting agreement dated as of the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and the trust has agreed to sell to them, severally, the respective number of trust preferred securities set forth opposite their names below.

Number of
Trust Preferred
Name	Securities

Morgan Stanley & Co. Incorporated
Total

      The underwriters are offering the trust preferred securities subject to their acceptance of the securities from the trust and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the trust preferred securities offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all the trust preferred securities offered by this prospectus if any such trust preferred securities are taken. However, the underwriters are not required to take or pay for the trust preferred securities covered by the underwriters’ over-allotment option described below.
      The underwriters initially propose to offer the trust preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may also offer the trust preferred securities to securities dealers at a price that represents a concession not in excess of $           per trust preferred security. Any underwriter may allow, and dealers may reallow, a concession not in excess of $          per trust preferred security to certain other dealers. After the initial offering of the trust preferred securities, the offering price and other selling terms may from time to time be changed by the underwriters.
      The table below shows the price and proceeds on a per trust preferred security and aggregate basis. The proceeds to be received by the trust as shown in the table below do not reflect estimated offering expenses of $540,000 payable by us.

		Total Without	Total With
	Per Trust	Exercise of	Exercise of
	Preferred	Over-Allotment	Over-Allotment
	Security	Option	Option

Public offering price	$	$	$
Underwriting discounts and commission to be paid by us	$	$	$
Proceeds to the trust	$	$	$
      The trust has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional                      trust preferred securities at the public offering price on the cover page of this prospectus. The underwriters may exercise this option solely to cover overallotments, if any, made in connection with this offering. If the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of additional trust preferred securities as the number set forth next to the underwriter’s name in the preceding table bears to the total number of trust preferred securities offered by the underwriters.
      Great Wolf Resorts and the trust have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, they will not, during the period beginning on the date of the underwriting agreement and continuing until the date that is 30 days after the closing date of this offering:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any securities of Great Wolf Resorts or the trust that are substantially similar to the trust preferred securities or securities convertible into or exercisable or exchangeable for such securities; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any transactions described above are to be settled by securities, in cash or otherwise, except in the offering.
      Prior to this offering, there has been no public market for the trust preferred securities. The trust has applied for listing of the trust preferred securities on the Nasdaq. If the listing is approved, trading of the trust preferred securities on the Nasdaq is expected to commence within 30 days after they are first issued. The underwriters have advised us that they presently intend to make a market in the trust preferred securities prior to the commencement of trading on the Nasdaq. The underwriters are not obligated to make a market in the trust preferred securities, however, and may discontinue market making activities at any time without notice. No assurance can be given as to the liquidity of any trading market for the trust preferred securities.
      We and the trust have agreed to indemnify the underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make under the Securities Act.
      No action has been or will be taken by Great Wolf Resorts, the trust, or any underwriter that would permit a public offering of the trust preferred securities or possession or distribution of this prospectus or any other offering material relating to the trust preferred securities in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the trust preferred securities, or distribution of this prospectus or any other offering material relating to the trust preferred securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Great Wolf Resorts, the trust, or any underwriter.
      Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the trust preferred securities or possesses or distributes this prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the trust preferred securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales.
      The trust preferred securities are not being offered or sold outside of the United States.
      In order to facilitate the offering of the trust preferred securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the trust preferred securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the trust preferred securities for their own account. A short sale is covered if the short position is no greater than the number of trust preferred securities available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing trust preferred securities in the open market. In determining the source of trust preferred securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of the trust preferred securities compared to the price available under the over-allotment option. The underwriters may also sell trust preferred securities in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing trust preferred securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the trust preferred securities in the open market after pricing that could adversely affect investors who purchase trust preferred securities in the offering. As an additional means of facilitating the offering of trust preferred securities, the underwriters may bid for and purchase these trust preferred securities in the open market to stabilize the price of these trust preferred securities. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the trust preferred securities in the offering, if the syndicate repurchases previously distributed trust preferred securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the trust preferred securities above independent market levels or prevent or retard a decline in the market price of the trust preferred securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
      The underwriters and any dealers utilized in the sale of trust preferred securities do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior specific written approval of such customers.
      From time to time, the underwriters or their affiliates have provided, and continue to provide, investment banking services to Great Wolf Resorts and its affiliates.
      It is expected that delivery of the trust preferred securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the fifth business day following the date of the pricing of the trust preferred securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade trust preferred securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the trust preferred securities initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

LEGAL MATTERS
      The validity of the guarantee, the junior subordinated debentures and certain matters relating thereto will be passed upon on our behalf by King & Spalding LLP. Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the declaration and the creation of the trust will be passed upon on behalf of us and the trust by Richards, Layton & Finger, P.A., special Delaware counsel to us and the trust. Certain legal matters will be passed upon on behalf of the underwriters by Hunton & Williams LLP.
EXPERTS
      The consolidated financial statements of Great Wolf Resorts, Inc. and Subsidiaries as of December 31, 2005 and 2004 and for the period from December 21, 2004 through December 31, 2004 and the combined financial statements of Great Lakes Predecessor for the period from January 1, 2004 through December 20, 2004 and the year ended December 31, 2003, and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting and does not express an opinion, or any other form of assurance, on management’s statement regarding the process taken by management to address the material weaknesses) incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The Dells/Sandusky historical financial statements as of December 20, 2004 and December 31, 2002 and 2003, and for the period ended December 20, 2004 and each of the years in the two-year period ended December 31, 2003, included in this prospectus have been audited by RubinBrown LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
      We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the trust preferred securities, junior subordinated debentures and guarantee to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the trust preferred securities, junior subordinated debentures and guarantee to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s web site, www.sec.gov and our website at www.greatwolf.com. The contents of these websites are not and shall not be deemed a part of this prospectus.
      We are subject to the information and reporting requirements of the Exchange Act, and file annual, quarterly and other periodic reports and proxy statements and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INCORPORATION BY REFERENCE
      The SEC allows us to “incorporate” into this prospectus the information we periodically file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Our SEC filing number is 0-51064. We incorporate by reference the documents listed below, other than information deemed to be furnished to rather than filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Current Reports on Form 8-K filed February 13, 2006, February 17, 2006, March 2, 2006 and June 19, 2006; and

•	Definitive Proxy Statement filed on April 10, 2006 in connection with the 2006 annual meeting of shareholders.
      Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      Upon written or oral request, we will provide free of charge a copy of the documents we incorporate by reference to each person, including any beneficial owner of our common stock, to whom a copy of this prospectus is delivered. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:
Great Wolf Resorts, Inc.
122 West Washington Avenue
Madison, Wisconsin 53703
Telephone: (608) 661-4700
      In addition, you may access these reports incorporated by reference through our website at http://corp.greatwolfresorts.com/display.aspx?page=/SECFilings.

INDEX TO FINANCIAL STATEMENTS

Page
No.

Great Wolf Resorts, Inc. and Subsidiaries Unaudited Quarterly Financial Information:
Condensed Consolidated Balance Sheets for Great Wolf Resorts, Inc. and subsidiaries as of March 31, 2006, and December 31, 2005	F-2
Condensed Consolidated Statements of Operations for Great Wolf Resorts, Inc. and subsidiaries for the three months ended March 31, 2006 and March 31, 2005	F-3
Condensed Consolidated Statements of Cash Flows for Great Wolf Resorts, Inc. and subsidiaries for the three months ended March 31, 2006 and March 31, 2005	F-4
Notes to Condensed Consolidated Financial Statements	F-5
Great Wolf Resorts, Inc. and Subsidiaries Pro Forma Information:
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2005	F-15
Dells/Sandusky Historical Information:
Report of Independent Registered Public Accounting Firm	F-17
Combined Balance Sheets as of December 20, 2004 and December 31, 2003 and 2002	F-18
Combined Statements of Operations for the period beginning January 1, 2004 and ended December 20, 2004 and the years ended December 31, 2003 and 2002	F-19
Combined Statements of Members’ Equity for the period beginning January 1, 2004 and ended December 20, 2004 and the years ended December 31, 2003 and 2002	F-20
Combined Statements of Cash Flows for the period beginning January 1, 2004 and ended December 20, 2004 and the years ended December 31, 2003 and 2002	F-21
Notes to Combined Financial Statements	F-22

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES UNAUDITED
QUARTERLY FINANCIAL INFORMATION
GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005

	(Unaudited)
	(Dollars in thousands,
	except per
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$56,793	$54,782
Accounts receivable, net of allowance for doubtful accounts of $125 and $95	2,023	2,506
Accounts receivable – affiliates	3,692	12,825
Inventory	2,220	2,254
Other current assets	5,773	1,996

Total current assets	70,501	74,363
Property and equipment, net	401,891	385,391
Investment in affiliates	25,592	43,207
Other assets	13,736	11,741
Other intangible assets	23,829	23,829
Goodwill	66,995	66,995

Total assets	$602,544	$605,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,897	$1,928
Accounts payable	10,721	18,183
Accrued expenses	10,440	9,311
Accrued expenses – affiliates	2,271	3,576
Advance deposits	8,301	5,680
Gift certificates payable	1,782	2,126
Other current liabilities	117	126

Total current liabilities	35,529	40,930
Mortgage debt	157,182	154,092
Other long-term debt	12,319	12,308
Other long-term liabilities	391	391
Deferred tax liability	25,194	25,800
Deferred compensation liability	1,764	1,501

Total liabilities	232,379	235,022
Minority Interest	6,569	6,593
Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 30,277,308 shares issued and outstanding, at March 31, 2006 and December 31, 2005	303	303
Additional paid in capital	394,693	394,212
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Accumulated deficit	(29,200)	(28,255)
Shares of common stock held in deferred compensation plan	(2,200)	(2,349)

Total stockholders’ equity	363,596	363,911

Total liabilities and stockholders’ equity	$602,544	$605,526

See accompanying notes to condensed consolidated financial statements.

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,

	2006	2005

	(Unaudited, dollars in
	thousands, except per
	share data)
Revenues:
Rooms	$22,687	$18,076
Food and beverage	5,771	4,695
Other hotel operations	5,521	4,225
Management and other fees	148	—
Management and other fees — related parties	727	—

	34,854	26,996
Other revenue from managed properties	2,982	—

Total revenues	37,836	26,996

Operating expenses by department:
Rooms	2,997	2,638
Food and beverage	4,871	3,763
Other	4,327	3,268
Other operating expenses:
Selling, general and administrative	11,650	7,238
Property operating costs	4,877	6,057
Depreciation and amortization	6,098	7,148
Loss on sale of assets	578	—

	35,398	30,112
Other expenses from managed properties	2,982	—

Total operating expenses	38,380	30,112

Net operating loss	(544)	(3,116)
Interest income	(683)	(292)
Interest expense	1,862	1,056

Loss before income taxes, minority interests, and equity in earnings unconsolidated affiliates	(1,723)	(3,880)
Income tax benefit	(675)	(1,542)
Minority interests, net of tax	(14)	—
Equity in earnings of unconsolidated affiliates, net of tax	(89)	—

Net loss	$(945)	$(2,338)

Net loss per share-basic	$(0.03)	$(0.08)

Net loss per share-diluted	$(0.03)	$(0.08)

Weighted average common shares outstanding:
Basic	30,147,896	30,132,896

Diluted	30,147,896	30,132,896

See accompanying notes to the condensed consolidated financial statements.

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months
	Ended March 31,

	2006	2005

	(Unaudited,
	dollars in
	thousands)
Operating activities:
Net loss	$(945)	$(2,338)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,098	7,148
Non-cash employee compensation expense	796	338
Loss on sale of assets	578	—
Equity in unconsolidated affiliates	(148)	—
Minority interests	(24)	—
Deferred tax benefit	(606)	(1,542)
Changes in operating assets and liabilities:
Accounts receivable and other assets	2,913	(10,870)
Accounts payable, accrued expenses and other liabilities	(2,790)	(2,023)

Net cash provided by (used in) operating activities	5,872	(9,287)

Investing activities:
Capital expenditures for property and equipment	(25,574)	(30,229)
Cash distributions from unconsolidated affiliates	18,816	—
Investment in affiliates	(357)	—
Proceeds from sale of assets	1,540
Increase in restricted cash	(977)	(96)
(Increase) decrease in escrows	(379)	248

Net cash used in investing activities	(6,931)	(30,077)

Financing activities:
Principal payments on long-term debt	(510)	(48,715)
Proceeds from issuance of long-term debt	3,580	75,483
Payment of loan costs	—	(1,572)

Net cash provided by financing activities	3,070	25,196

Net increase (decrease) in cash and cash equivalents	2,011	(14,168)
Cash and cash equivalents, beginning of period	54,782	79,409

Cash and cash equivalents, end of period	$56,793	$65,241

Supplemental Cash Flow Information-Cash paid for interest, net of capitalized interest	$1,681	$552
Cash paid for income taxes	$192	$1,058
Non-cash items:
Construction in process accruals	$5,846	$14,090
See accompanying notes to the condensed consolidated financial statements.

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
1.     ORGANIZATION
      The terms “Great Wolf Resorts,” “us,” “we” and “our” are used in this report to refer to Great Wolf Resorts, Inc.
Business Summary
      We are a family entertainment resort company that provides our guests with a high-quality vacation at an affordable price. We are the largest owner, operator and developer in the United States of drive-to family resorts featuring indoor waterparks and other family-oriented entertainment activities. Our resorts generally feature approximately 270 to 400 family suites that sleep from six to ten people and each includes a wet bar, microwave oven, refrigerator and dining and sitting area. We provide a full-service entertainment resort experience to our target customer base: families with children ranging in ages from 2 to 14 years old that live within a convenient driving distance of our resorts. We operate under our Great Wolf Lodge and Blue Harbor Resort brand names. Our resorts are open year-round and provide a consistent and comfortable environment where our guests can enjoy our various amenities and activities.
      We provide our guests with a self-contained vacation experience and focus on capturing a significant portion of their total vacation spending. We earn revenues through the sale of rooms, which includes admission to our indoor waterpark, and other revenue-generating resort amenities. Each of our resorts features a combination of the following revenue-generating amenities: themed restaurants, an ice cream shop and confectionery, full-service spa, game arcade, gift shop and meeting space. We also generate revenues from licensing arrangements, management fees and other fees with respect to properties owned in whole or in part by third parties.
      The following table presents an overview of our portfolio of operating resorts and resorts announced or under construction. As of March 31, 2006, we operate six Great Wolf Lodge resorts (our signature northwoods-themed resorts), and one Blue Harbor Resort (a nautical-themed property).

					Indoor
					Entertainment
	Ownership		Guest	Condo	Area(1)
	Percentage	Opening	Suites	Units	(Approx. sq.ft)

Existing Resorts:
Wisconsin Dells, WI	30%	1997	309	77	102,000
Sandusky, OH	30%	2001	271	—	41,000
Traverse City, MI	100%	2003	281	—	51,000
Kansas City, KS	100%	2003	281	—	49,000
Sheboygan, WI	100%	2004	183	64	54,000
Williamsburg, VA	100%	2005	301 (2)	—	66,000
Pocono Mountains, PA	100%	2005	401	—	91,000
Resorts Announced or Under Construction:
Niagara Falls, ONT(3)	—	April 2006	406	—	94,000
Mason, OH(4)	84%	Fall 2006	401	—	92,000
Grand Mound, WA(5)	49%	Late 2007	317	—	65,000
Grapevine, TX(6)	100%	Late 2007	400	—	80,000

(1)	Our indoor entertainment areas generally include our indoor waterpark, game arcade, children’s activity room and fitness room, as well as our Aveda concept spa, Wiley’s Woods and party room in the resorts that have such amenities.

(2)	We plan to add an additional 103 guest suites as well as new waterpark attractions at our Williamsburg property. Construction for the expansion is expected to start in 2006 with expected completion in 2007.

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	An affiliate of Ripley Entertainment, Inc., our licensee, which we refer to as Ripley’s, owns this resort. We assisted Ripley’s with construction management and other pre-opening matters related to the Great Wolf Lodge in Niagara Falls. We have granted Ripley’s a license to use the Great Wolf Lodge name for this resort through April 2016. We manage the resort on behalf of Ripley’s and also provide central reservation services. This resort opened on April 14, 2006.

(4)	We have entered into a joint venture agreement with Paramount Parks, Inc., a unit of CBS Corporation, to build this resort and attached conference center. We will operate the resort under our Great Wolf Lodge brand and have a majority of the equity position in the project. Paramount has a minority equity interest in the development. Construction on the resort began in July 2005 with expected completion of the resort in Fall 2006 and the conference center in early 2007.

(5)	We have entered into a joint venture agreement with The Confederated Tribes of the Chehalis Reservation to build this resort. We will operate the resort under our Great Wolf Lodge brand. The Confederated Tribes of the Chehalis Reservation will lease the land needed for the resort, and they will have a majority equity interest in the joint venture. Construction on the resort is expected to begin in Summer 2006 with expected completion in late 2007.

(6)	We have announced plans to develop a Great Wolf Lodge resort in Grapevine, Texas. The northwoods themed, eight-story, approximately 400-suite resort will provide a comprehensive package of first-class destination lodging amenities and activities. Construction on the resort began in June 2006 with expected completion in late 2007.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      General—We have prepared these unaudited interim financial statements according to the rules and regulations of the Securities and Exchange Commission. Accordingly, we have omitted certain information and footnote disclosures that are normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These interim financial statements should be read in conjunction with the financial statements, accompanying notes and other information included in our Annual Report on Form 10-K for the year ended December 31, 2005.
      The accompanying unaudited condensed consolidated interim financial statements reflect all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the financial condition and results of operations and cash flows for the periods presented. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.
      Principles of Consolidation—Our consolidated financial statements include our accounts and the accounts of all of our majority owned subsidiaries. As part of our consolidation process, we eliminate all significant intercompany balances and transactions. We use the equity method to account for all of our investments in unconsolidated joint ventures, as we do not have any controlling interests.
      Minority Interest—We record the non-owned equity interests of our consolidated subsidiaries as minority interests on our consolidated balance sheets. The minority ownership interest of our earnings or loss, net of tax, is classified as “Minority interests” in our Condensed Consolidated Statements of Operations.
      Income Taxes—At the end of each interim reporting period, we estimate the effective tax rate expected to be applicable for the full fiscal year. The rate determined is used in providing for income taxes on a year-to-date basis.
      Segments—We are organized into a single operating division. Within that operating division, we have three reportable segments in 2006: resort ownership/operation, resort third-party management and condominium sales. The resort ownership/operation segment derives its revenues from the ownership/operation of our consolidated owned resorts; the resort third-party management segment derives its revenue from management, license and other related fees from unconsolidated managed resorts; and the condominium sales segment derives its revenues from sales of condominium units to third-part owners. We evaluate the performance of each segment based on

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
earnings before interest, income taxes, and depreciation and amortization (EBITDA), excluding minority interests and equity in earnings of unconsolidated affiliates. The following summarizes significant financial information regarding our segments:

	Resort	Resort Third-			Totals per
	Ownership/	Party	Condominium		Financial
	Operation	Management	Sales	Other	Statements

Quarter ended March 31, 2006
Revenues	$33,979	$3,857	$—	$—	$37,836

EBITDA, excluding certain items	8,103	875	—	(3,424)	$5,554
Depreciation and amortization	(5,995)	—	—	(103)	(6,098)
Interest expense, net	—	—	—	—	(1,179)

Loss before income taxes, minority interests, and equity in earnings of unconsolidated affiliates	—	—	—	—	$(1,723)

Additions to long-lived assets	25,574	—	—	—	$25,574

Total assets	485,589	—	—	116,955	$602,544

	Resort	Resort Third-			Totals per
	Ownership/	Party	Condominium		Financial
	Operation	Management	Sales	Other	Statements

Quarter ended March 31, 2005
Revenues	$26,996	$—	$—	$—	$26,996

EBITDA, excluding certain items	5,280	—	—	(1,248)	$4,032
Depreciation and amortization	(6,961)	—	—	(187)	(7,148)
Interest expense, net	—	—	—	—	(764)

Loss before income taxes, minority interests, and equity in earnings of unconsolidated affiliates	—	—	—	—	$(3,880)

Additions to long-lived assets	30,229	—	—	—	$30,229

Total assets	536,801	—	—	114,738	$651,539

      The Other items in the table above represent corporate-level activities that do not constitute a reportable segment. Total assets at the corporate level primarily consist of cash and our investment in affiliates. Goodwill is included in our resort ownership/operation segment, and intangible assets are included in Other.
      Recent Accounting Pronouncements—In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections” (SFAS 154), to replace APB Opinion No. 20, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine period specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this Statement did not have a material effect on our results of operations or financial condition.

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
3.     INVESTMENT IN AFFILIATES
      On March 2, 2006, our joint venture with CNL entered into a loan agreement and borrowed $63,000. The loan is secured by the joint venture’s interests in its owned Great Wolf Lodge resorts in Wisconsin Dells, Wisconsin and Sandusky, Ohio. Pursuant to the joint venture agreement, we received 30% of the net loan proceeds, or approximately $18,600. We intend to use our portion of the loan proceeds to fund a portion of our current and future development projects.
4.     SHARE-BASED COMPENSATION
      Effective January 1, 2006, we adopted Statement of Financial Accounting Standards 123(R), Share-Based Payment (SFAS 123(R)), using the modified prospective application transition method. Before we adopted SFAS 123(R), we accounted for share-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Other than for the expense related to our deferred compensation shares and our non-vested shares, no share-based employee compensation cost has been reflected in net income prior to January 1, 2006.
      We recognized $796 and $338, net of estimated forfeitures, in share-based compensation expense for the three months ended March 31, 2006 and March 31, 2005, respectively. The total income tax benefit recognized related to share-based compensation was $318 and $135 for the three months ended March 31, 2006 and 2005, respectively. We recognize compensation expense on grants of share-based compensation awards on a straight-line basis over the requisite service period of each award recipient. As of March 31, 2006, total unrecognized compensation cost related to share-based compensation awards was $4,369, which we expect to recognize over a weighted average period of approximately 1.7 years.
      The Great Wolf Resorts 2004 Incentive Stock Plan (the Plan) authorizes us to grant up to 3,380,520 options, stock appreciation rights or shares of our common stock to employees and directors. At March 31, 2006, there were 1,993,759 shares available for future grants under the Plan.
      We anticipate having to issue new shares of our common stock for stock option exercises.
Stock Options
      We have granted non-qualified stock options to purchase our common stock under the Plan at prices equal to the fair market value of the common stock on the grant dates. The exercise price for certain options granted under the plans may be paid in cash, shares of common stock or a combination of cash and shares. Stock options expire ten years from the grant date and vest ratably over three years.
      We recorded stock option expense of $482 for the three months ended March 31, 2006. The per share weighted average fair value of stock options granted during the three months ended March 31, 2005 was $4.94. There were no stock options granted during the three months ended March 31, 2006. We estimated the fair value of each stock option on the date of grant using the Black-Scholes pricing model and the following assumptions:

Three
Months
Ended
March 31,
2005

Dividend yield	—
Weighted average, risk free interest rate	3.65%
Weighted average, expected life of option	6.0 years
Expected stock price volatility	40.00%
      We used an expected dividend yield of 0% as we do not currently pay a dividend and do not contemplate paying a dividend in the foreseeable future. The weighted average, risk free interest rate is based on the U.S.

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Treasury note rate at the beginning of the period. The weighted average expected life of our options is based on the simplified calculation allowed under SFAS 123(R). Due to our formation in December 2004, our expected stock price volatility is estimated using daily returns data for the five-year period ending on the grant date for a group of peer companies.
      A summary of stock option activity during the three months ended March 31, 2006 is:

		Weighted
		Average	Weighted Average
		Exercise	Remaining
	Shares	Price	Contractual Life

Number of shares under option:
Outstanding at beginning of period	1,405,834	$17.25
Granted	—
Exercised	—
Forfeited	(143,166)	$17.08
Outstanding at end of period	1,262,668	$17.27	8.75
Exercisable at end of period	443,852	$17.03	8.75
      At March 31, 2006, all of our option grant prices were below our stock price. Therefore, we believe there was no intrinsic value for our outstanding or exercisable shares at March 31, 2006.

Market Condition Share Awards
      Certain officers and key employees are eligible to receive shares of our common stock in payment of market condition share awards granted to them in accordance with the terms thereof. During the quarter ended March 31, 2006, 81,820 market condition share awards were granted. Grantees of market condition shares will be eligible to receive shares of our common stock based on our common stock’s performance in calendar year 2006 relative to a small cap stock index, as designated by the Compensation Committee of the Board of Directors. No market condition share awards were outstanding as of March 31, 2005 or January 1, 2006.
      We recorded share based expense of $85 for the three months ended March 31, 2006. The per share fair value of market condition shares granted during the quarter ended March 31, 2006 was $5.76 and was determined using a Monte Carlo simulation and the following assumptions:

Dividend yield	—
Weighted average, risk free interest rate	4.12%
Expected stock price volatility (peer group of companies)	31.00%
Expected stock price volatility (small-cap stock index)	17.50%
      We used an expected dividend yield of 0% as we do not currently pay a dividend and do not contemplate paying a dividend in the foreseeable future. The weighted average, risk free interest rate is based on the one-year T-bill rate. Our expected stock price volatility was estimated using daily returns data for the three-year period ending on the grant date for peer group companies. The expected stock price volatility for the small cap stock index was estimated using three-year return averages.

Performance Share Awards
      Certain officers and key employees are eligible to receive shares of our common stock in payment of performance share awards granted to them in accordance with the terms thereof. During the quarter ended March 31, 2006, 27,273 performance share awards were granted. Grantees of performance shares will be eligible to receive shares of our common stock based on the achievement of certain individual and departmental

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
performance criteria in 2006. We recorded share based expense of $55 for the three months ended March 31, 2006. The per share fair value of performance shares granted during the quarter ended March 31, 2006 was $11.03, which represents the fair value of our common stock on the grant date. No performance share awards were outstanding as of March 31, 2005 or January 1, 2006.

Deferred Compensation Awards
      Pursuant to their employment arrangements, certain executives received bonuses upon completion of the initial public offering of our common stock in 2004 (the IPO). Executives receiving bonus payments totaling $2,200 elected to defer those payments pursuant to our deferred compensation plan. To satisfy this obligation, we contributed 129,412 shares of our common stock to the trust that holds the assets to pay obligations under our deferred compensation plan. The fair value of that stock at the date of contribution was $2,200. In accordance with the provisions of EITF Issue No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested,” we have recorded the fair value of the shares of common stock, at the date the shares were contributed to the trust, as a reduction of our stockholders’ equity. Also, as prescribed by EITF Issue No. 97-14, we account for the change in fair value of the shares held in the trust as a charge to compensation cost. We recorded share based expense of $166 and $338 for the three months ended March 31, 2006 and 2005, respectively.

Non-vested Shares
      We have granted non-vested shares to certain employees. Shares vest over five years. We valued the non-vested shares at the closing market value of our common stock on the date of grant.
      A summary of non-vested shares activity for the three months ended March 31, 2006 is as follows:

		Weighted
		Average
		Grant Date	Aggregate
	Shares	Fair Value	Intrinsic Value

Non-vested shares balance at beginning of period	15,000	$10.09
Granted	—
Vested	—
Non-vested shares balance at end of period	15,000	$10.09	$23
      We recorded share based expense of $8 for the three months ended March 31, 2006. There were no non-vested shares outstanding at March 31, 2005.

Prior Year Pro Forma Expense
      The following table illustrates the effect on net income and earnings per share as if the fair value-based method provided by SFAS No. 123, Accounting for Stock-Based Compensation, had been applied for all outstanding and unvested awards for periods prior to the adoption of SFAS 123(R):

Three Months Ended
March 31, 2005

Net loss, as reported	$(2,338)
Compensation expense, SFAS 123 fair value method	(328)

Pro forma net loss	$(2,666)

Pro forma net loss per share — basic	$(0.09)
Pro forma net loss per share — diluted	$(0.09)

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5.     PROPERTY AND EQUIPMENT
      Property and equipment consist of the following:

	March 31,	December 31,
	2006	2005

Land and improvements	$38,874	$38,735
Building and improvements	150,735	150,184
Furniture, fixtures and equipment	169,029	167,691
Construction in process	67,264	46,448

	425,902	403,058
Less accumulated depreciation	(24,011)	(17,667)

Property and equipment, net	$401,891	$385,391

      Depreciation expense was $6,344, and $4,848 for the three months ended March 31, 2006 and 2005, respectively.
6.     LONG-TERM DEBT
      Long-term debt consists of the following:

	March 31,	December 31,
	2006	2005

Long-Term Debt:
Traverse City/Kansas City mortgage loan	$73,674	$73,979
Sheboygan mortgage loan	28,801	28,939
Junior subordinated debentures	51,550	51,550
Mason construction loan	3,531	—
Other mortgage debt	1,523	1,552
Other Debt:
City of Sheboygan bonds	8,337	8,288
City of Sheboygan loan	3,982	4,020

	171,398	168,328
Less current portion of long-term debt	(1,897)	(1,928)

	$169,501	$166,400

      Traverse City/Kansas City Mortgage Loan—Upon closing the IPO, we entered into a $75,000 ten-year loan secured by our Traverse City and Kansas City resorts. The loan bears interest at a fixed rate of 6.96% and is subject to a 25-year principal amortization schedule. The loan matures in January 2015. The loan has customary financial and operating debt compliance covenants, including a minimum debt service coverage ratio, representing the combined EBITDA (adjusted for non-recurring items, unusual items, infrequent items and asset impairment charges) of the two resorts divided by their combined annual interest expense and principal amortization. The loan also has customary prohibitions on our ability to prepay the loan prior to maturity. We were in compliance with all covenants under this loan at March 31, 2006.
      Sheboygan Mortgage Loan—The Sheboygan mortgage loan is secured by our Sheboygan resort. The loan converted from a construction loan into a mortgage loan in January 2005. The loan matures in January 2008 and bears interest at a floating rate of prime plus 200 basis points (9.632% as of March 31, 2006) and is subject to a 20-year principal amortization schedule. The loan has customary covenants associated with a single asset

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
mortgage. There are no prohibitions or fees associated with the prepayment of the loan principal. We were in compliance with the mortgage loan covenants at March 31, 2006.
      Junior Subordinated Debentures—In March 2005 we completed a private offering of $50,000 of trust preferred securities (TPS) through Great Wolf Capital Trust I (the Trust), a Delaware statutory trust which is our subsidiary. The securities pay holders cumulative cash distributions at an annual rate which is fixed at 7.80% through March 2015 and then floats at LIBOR + 310 basis points thereafter. The securities mature in March 2035 and are callable at no premium after March 2010. In addition, we invested $1,500 in the Trust’s common securities, representing 3% of the total capitalization of the Trust.
      The Trust used the proceeds of the offering and our investment to purchase from us $51,550 of our junior subordinated debentures with payment terms that mirror the distribution terms of the trust securities. The costs of the trust preferred offering totaled $1,600, including $1,500 of underwriting commissions and expenses and $100 of costs incurred directly by the Trust. The Trust paid these costs utilizing an investment from us. These costs are being amortized over a 30-year period. The proceeds from our debenture sale, net of the costs of the trust preferred offering and our investment in the Trust, were $48,400. We used the net proceeds to retire the Pocono Mountains construction loan.
      As a result of the issuance of a revision to FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” and the accounting profession’s application of the guidance provided by the FASB, issue trusts, like the Trust, are generally variable interest entities. We have determined that we are not the primary beneficiary under the Trust, and accordingly we do not include the financial statements of the Trust in our consolidated financial statements.
      Based on the foregoing accounting authority, our consolidated financial statements present the debentures issued to the Trust as long-term debt. Our investment in the Trust is accounted as a cost investment and is included in other assets. For financial reporting purposes, we record interest expense on the corresponding debentures in our consolidated statements of operations.
      Mason Construction Loan—In December 2005 we closed on a $76,800 loan to construct The Great Wolf Lodge in Mason, Ohio. The loan is secured by a first mortgage on the Mason, Ohio property and matures in December 2008. The loan also has two one-year extensions after the initial 3-year term available at our option. The lenders have a construction and debt service guaranty from us. In conjunction with the debt service guaranty, we must maintain a maximum ratio of long-term debt to consolidated trailing twelve month adjusted EBITDA of 6.50x and a minimum tangible net worth of $200,000 or greater. The construction guaranty expires at the opening date of the resort and the debt service guaranty expires once the resort achieves a trailing cash flow threshold. The loan bears interest at a floating rate of 30 day LIBOR plus a spread of 265 basis points (total rate of 7.48% as of March 31, 2006). The loan is interest only during the initial three-year term and then is subject to a 25-year amortization schedule in the extension years. The loan has customary covenants associated with the individual mortgaged property. There are no prohibitions or fees associated with the repayment of the loan principal. We were in compliance with the loan covenants at March 31, 2006.
      City of Sheboygan Bonds—The City of Sheboygan (the City) bonds represent the face amount of bond anticipation notes (BANs) issued by the City in November 2003 in conjunction with the construction of the Blue Harbor Resort in Sheboygan, Wisconsin. In accordance with the provisions of EITF Issue No. 91-10, we have recognized as a liability the obligations for the BANs. The notes bear interest at an annual rate of 3.95% and mature in 2008. The notes are not a general obligation of the City and are payable from (a) the proceeds of bond anticipation notes or other funds appropriated by the City for the payment of interest on the BANs and (b) the proceeds to be delivered from the issuance and sale of securities by the City. We have an obligation to fund payment of these BANs. Our obligation to fund repayment of the notes will be satisfied by certain minimum guaranteed amounts of room tax payments to be made by the Blue Harbor Resort through 2028.

GREAT WOLF RESORTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      City of Sheboygan Loan—The City of Sheboygan loan amount represents a loan made by the City in 2005 in conjunction with the construction of the Blue Harbor Resort in Sheboygan, Wisconsin. The loan is noninterest bearing and matures in 2018. Our obligation to repay the loan will be satisfied by certain minimum guaranteed amounts of real and personal property tax payments to be made by the Blue Harbor Resort through 2018.
      Future Maturities—Future principal requirements on long-term debt and other long-term liabilities are as follows:

Through
March 31,

2007	$1,897
2008	29,697
2009	1,559
2010	5,206
2011	1,799
Thereafter	131,240

Total	$171,398

7.     EARNINGS PER SHARE
      We calculate our basic earnings per common share by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding. Our diluted earnings per common share assumes the issuance of common stock for all potentially dilutive stock equivalents outstanding using the treasury stock method. In periods in which we incur a net loss, we exclude potentially dilutive stock equivalents from the computation of diluted weighted average shares outstanding as the effect of those potentially dilutive items is anti-dilutive.
      The trust that holds the assets to pay obligations under our deferred compensation plan has 129,412 shares of our common stock. In accordance with the provisions of EITF Issue No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested,” we treat those shares of common stock as treasury stock for purposes of our earnings per share computations and therefore we exclude them from our basic and diluted earnings per share calculations. Basic and diluted earnings per common share are as follows:

	Three months ended
	March 31,

	2006	2005

Net loss attributable to common shares	$(945)	$(2,338)
Weighted average common shares outstanding—basic	30,147,896	30,132,896
Weighted average common shares outstanding—diluted	30,147,896	30,132,896
Net loss per share—basic	$(0.03)	$(0.08)
Net loss per share—diluted	$(0.03)	$(0.08)
      Options to purchase 1,262,668 and 1,000 shares of common stock were not included in the computations of diluted earnings per share for the three months ended March 31, 2006, and 2005, respectively, because the exercise prices for the options were greater than the average market price of the common shares during that period. There were 109,093 shares of common stock that were not included in the computation of diluted earnings per share for the three months ended March 31, 2006, because the market and/or performance criteria related to these shares had not been met at March 31, 2006.

GREAT WOLF RESORTS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
      The terms “Great Wolf Resorts,” “us,” “we” and “our” are used in these pro forma financial statements to refer to Great Wolf Resorts, Inc.
      The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 has been prepared to give pro forma effect to our October 2005 sale of certain resort assets to a joint venture (the “Partnership”) comprised of affiliates of CNL Income Properties, Inc. and us, as if the sale had occurred on January 1, 2005. All material adjustments necessary to reflect this transaction is presented in the pro forma adjustments columns, which are further described in the notes below.
      The pro forma condensed consolidated statement of operations assume all of the following occurred on January 1, 2005:

•	Selling to the Partnership two waterpark resorts: the 309-suite Great Wolf Lodge resort in Wisconsin Dells, Wisconsin and the 271-suite Great Wolf Lodge resort in Sandusky, Ohio (the “Properties”), both of which we previously owned and operated, following the purchase of the Properties on December 20, 2004. The Properties were valued at a total sales price of $114.5 million. CNL Income Properties acquired a 70% interest in the Partnership for approximately $80.1 million;

•	Entering into agreements to manage the Properties and to license the Great Wolf Lodge brand to the Partnership, pursuant to long-term management and license agreements, respectively;

•	Establishing an investment in affiliate for the 30% interest in the Properties we retained following the sale;

•	Escrowing $17.5 million of our initial $80.1 million in total proceeds, in order to fund the construction of an approximately 38,000 square-foot waterpark expansion at the Great Wolf Lodge in Wisconsin Dells, Wisconsin and recording a liability of $8.1 million as the estimated cost of that expansion project;

•	Removing $43.2 million of goodwill from our books as part of the carrying value of the resorts disposed of in the sale; and

•	Terminating a $75.0 million revolving credit facility secured by the resorts disposed of in the sale, none of which was outstanding at the time of the sale of the Properties.
      The Partnership was evaluated in accordance with FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, and was determined not to be a variable interest entity. Accordingly, we have accounted for our 30% ownership interest in the Partnership using the equity method of accounting.
      The pro forma condensed consolidated statement of operations should be read in conjunction with the historical consolidated financial statements of Great Wolf Resorts, Inc. and Subsidiaries and the historical combined financial statements of the Great Lakes Predecessor and Dells/Sandusky and related notes either incorporated by reference or appearing elsewhere in this prospectus.
      The pro forma condensed consolidated statement of operations is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions actually occurred on the date or been in effect during the period indicated. The pro forma financial information should not be viewed as indicative of our financial results or conditions in the future.

GREAT WOLF RESORTS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2005
(Dollars in thousands, except per share amounts)

		Transaction
	Historical	Adjustments		Pro Forma

	(A)			(G)
Revenues:
Rooms	$73,207	$(20,981	)(B)	$52,226
Food and beverage	18,897	(5,022	)(B)	13,875
Other hotel operations	17,949	(4,208	)(B)	13,741
Management and other fees	976	2,232	(C)	3,208
Sale of condominiums	25,862	(25,862	)(B)	—

	136,891	(53,841)		83,050
Other revenue from managed properties	2,524	8,689	(D)	11,213

Total revenues	139,415	(45,152)		94,263

Operating expenses by department:
Rooms	10,944	(3,469	)(B)	7,475
Food and beverage	16,532	(4,099	)(B)	12,433
Other	14,875	(3,601	)(B)	11,274
Other operating expenses:
Selling, general and administrative	26,894	(7,133	)(B)	19,761
Property operating costs	24,798	(5,083	)(B)	19,715
Depreciation and amortization	26,248	(5,768	)(B)	19,311
		(1,169	)(F)
Cost of sales of condominiums	16,780	(16,780	)(B)	—
Loss on sale of property	26,161	(26,161	)(G)	—

	163,232	(73,263)		89,969
Other expenses from managed properties	2,524	8,689	(D)	11,213

Total operating expenses	165,756	(64,574)		101,182

Net operating income (loss)	(26,341)	19,422		(6,919)
Interest income	(1,623)	10	(B)	(1,613)
Interest expense	6,728	(1	)(B)	6,431
		(296	)(F)

Income (loss) before income taxes, minority interests, and equity in earnings of unconsolidated affiliates	(31,446)	19,709		(11,737)
Income tax expense (benefit)	(7,199)	2,504	(H)	(4,695)
Minority interests	(4)	—		(4)
Equity in earnings (loss) of unconsolidated affiliates, net of tax	170	(1,827	)(E)	(1,657)

Net income (loss)	$(24,413)	$19,032		$(5,381)

Net income (loss) per share-basic	$(0.81)			$(0.18)

Net income (loss) per share-diluted	$(0.81)			$(0.18)

Weighted average common shares outstanding:
Basic	30,134,146			30,134,146

Diluted	30,134,146			30,134,146

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
(dollars in thousands)
      (A) Reflects our historical condensed consolidated statement of operations for the year ended December 31, 2005.
      (B) Reflects the historical condensed statement of operations for the Properties included within our results for the year ended December 31, 2005.
      (C) Reflects the revenue earned by us from management fees, license fees and central reservation charges related to the Properties.
      (D) Reflects amounts recorded under Emerging Issues Task Force Issue No. 01-14, “Income Statement Characteristics of Reimbursements for Out-of-pocket Expenses,” which requires the recognition of certain revenues and expenses related to managed properties in the manager’s statement of operations. These amounts primarily relate to payroll costs at the managed properties where we are the employer. The reimbursement of those costs by the joint venture is recorded as revenue with a corresponding expense.
      (E) Reflects our equity in earnings of affiliates related to our 30% ownership interest in the Partnership.
      (F) Reflects the reduction in amortization and interest expense as a result of the termination of an existing revolving credit facility in conjunction with the sale of the Properties to the Partnership.
      (G) Pro forma results for the year ended December 31, 2005 exclude the net loss of $(26,161) on the sale of the Properties recorded in conjunction with the formation of the Partnership.
      (H) Reflects the adjustments to record income tax expense (benefit) at the statutory tax rate of 40%.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Members and Boards of Directors
Great Bear Lodge of Wisconsin Dells, LLC and
Great Bear Lodge of Sandusky, LLC
Madison, Wisconsin
      We have audited the accompanying combined balance sheet of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC as of December 20, 2004 and December 31, 2003 and 2002, and the related combined statements of operations, members’ equity (deficit) and cash flows for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002. These combined financial statements are the responsibility of the management of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC. Our responsibility is to express an opinion on these combined financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC as of December 20, 2004 and December 31, 2003 and 2002, and the results of their combined operations and their cash flows for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

RubinBrown LLP
St. Louis, Missouri
May 5, 2005 (except for Note 12, which
is dated January 20, 2006)

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
COMBINED BALANCE SHEETS

		December 31,
	December 20,
	2004	2003	2002

ASSETS
Current Assets
Cash and cash equivalents	$2,155,348	$1,181,318	$1,459,604
Certificates of deposit	—	2,991,810	3,165,434
Due from Class B Member	385,000	385,000	385,000
Accounts receivable (Note 5)	555,285	210,737	232,037
Inventories	662,653	648,159	558,008
Prepaid expenses	158,876	214,885	186,644

Total Current Assets	3,917,162	5,631,909	5,986,727

Property And Equipment (Notes 3 And 4)	51,956,429	57,135,713	61,287,118

Other Assets
Replacement reserve fund (Note 4)	1,354,908	2,386,852	1,053,790
Real estate tax escrow	205,036	186,465	261,900
Goodwill, net	24,456,689	24,456,689	24,456,689
Loan fees, net (Note 11)	527,177	567,297	591,501

Total Other Assets	26,543,810	27,597,303	26,363,880

TOTAL ASSETS	$82,417,401	$90,364,925	$93,637,725

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current Liabilities
Current maturities of long-term debt (Notes 4 and 11)	$75,663,531	$2,394,410	$1,711,428
Accounts payable	1,666,765	1,425,915	1,093,871
Accrued expenses	1,367,489	1,302,262	1,183,929
Gift certificates payable	770,984	700,640	738,852
Accrued interest expense	506,777	279,103	276,675
Accrued payroll	195,405	618,864	407,199
Accrued real estate taxes	1,334,639	1,103,938	1,003,640
Accounts payable— related party (Note 5)	173,190	264,986	379,612
Advance deposits	2,100,879	1,796,352	1,649,912
Note payable— related party (Note 5)	—	50,000	—
Due to Class A Member	385,000	385,000	385,000

Total Current Liabilities	84,164,659	10,321,470	8,830,118
Long-Term Debt (Notes 4 And 11)	36,510	75,433,543	76,339,066

Total Liabilities	84,201,169	85,755,013	85,169,184
Members’ Equity (Deficit)	(1,783,768)	4,609,912	8,468,541

TOTAL LIABILITIES & EQUITY	$82,417,401	$90,364,925	$93,637,725

See the accompanying notes to combined financial statements.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
COMBINED STATEMENTS OF OPERATIONS

	For the Period
	Beginning
	January 1, 2004	For the Years Ended
	and Ended	December 31,
	December 20,
	2004	2003	2002

Revenues
Rooms	$27,596,922	$29,172,346	$28,995,017
Food and beverage	6,446,933	6,601,604	6,341,744
Other	4,861,169	4,944,122	5,090,895

Total Revenues	38,905,024	40,718,072	40,427,656

Departmental Expenses
Rooms	4,093,952	4,311,459	4,453,222
Food and beverage	5,380,278	4,925,076	4,861,466
Other	4,028,170	4,083,573	4,181,499

Total Departmental Expenses	13,502,400	13,320,108	13,496,187

Operating Expenses
Administrative and general	5,940,826	5,538,261	4,642,379
Property taxes, insurance and other	5,594,317	4,968,364	4,256,672
Management fees (Note 5)	1,327,834	1,030,268	1,417,918
Geographic development fee (Note 6)	694,519	989,222	432,348
Depreciation and amortization	8,000,986	8,089,757	8,414,284
Other	—	—	49,735

Total Operating Expenses	21,558,482	20,615,872	19,213,336

Income From Operations	3,844,142	6,782,092	7,718,133

Other Income (Expense)
Interest income	32,061	152,037	159,129
Interest expense	(4,549,132)	(4,817,758)	(5,054,850)

Total Other Income (Expense)	(4,517,071)	(4,665,721)	(4,895,721)

Net Income (Loss)	$(672,929)	$2,116,371	$2,822,412

See the accompanying notes to combined financial statements.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
COMBINED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)
For The Period Beginning January 1, 2004 And Ended December 20, 2004
And For The Years Ended December 31, 2003 And 2002

	Great Bear Lodge Of Wisconsin Dells, LLC			Great Bear Lodge Of Sandusky, LLC				Combined

		SunAmerica	Total	GLGB	GLGB	SunAmerica	Total	Total
	GLGB	Housing	Members’	Manager I,	Investor I,	Housing	Members’	Members’
	Manager II,	Fund 815,	Equity	LLC	LLC	Fund 726,	Equity	Equity
	LLC (30%)	LP (70%)	(Deficit)	(20%)	(30%)	LP (50%)	(Deficit)	(Deficit)

Balance (Deficit)— January 1, 2002	$(2,785,371)	$9,695,840	$6,910,469	$4,038	$3,016,833	$4,513,975	$7,534,846	$14,445,315
Net Income (Loss)	(27,145)	(63,337)	(90,482)	582,579	873,868	1,456,447	2,912,894	2,822,412
Contributions	—	—	—	—	—	814	814	814
Distributions	(440,000)	(2,310,000)	(2,750,000)	(1,989,347)	(1,356,506)	(2,704,147)	(6,050,000)	(8,800,000)

Balance (Deficit)— December 31, 2002	(3,252,516)	7,322,503	4,069,987	(1,402,730)	2,534,195	3,267,089	4,398,554	8,468,541
Net Income (Loss)	(382,638)	(892,821)	(1,275,459)	678,366	1,017,549	1,695,915	3,391,830	2,116,371
Distributions	—	—	—	(2,092,356)	(1,296,985)	(2,585,659)	(5,975,000)	(5,975,000)

Balance (Deficit)— December 31, 2003	(3,635,154)	6,429,682	2,794,528	(2,816,720)	2,254,759	2,377,345	1,815,384	4,609,912
Net Income (Loss)	(929,421)	(2,168,650)	(3,098,071)	485,028	727,543	1,212,571	2,425,142	(672,929)
Distributions	—	(682,987)	(682,987)	(1,750,280)	(1,099,704)	(2,187,780)	(5,037,764)	(5,720,751)

Balance (Deficit)— December 20, 2004	$(4,564,575)	$3,578,045	$(986,530)	$(4,081,972)	$1,882,598	$1,402,136	$(797,238)	$(1,783,768)

See the accompanying notes to combined financial statements.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
COMBINED STATEMENTS OF CASH FLOWS

	For the Period
	Beginning
	January 1, 2004	For the Years Ended
	and Ended	December 31,
	December 20,
	2004	2003	2002

Cash Flows From Operating Activities
Net income (loss)	$(672,929)	$2,116,371	$2,822,412
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,000,986	8,089,757	8,414,284
Bad debt expense	—	3,742	1,750
Gain on asset disposal	—	(867)	—
Change in operating assets and liabilities:
Accounts receivable	(344,548)	17,558	61,393
Inventories	(14,494)	(90,151)	(100,006)
Prepaid expenses	56,009	(28,241)	(63,661)
Accounts payable	240,850	332,045	207,455
Accrued expenses	100,143	432,722	134,564
Gift certificates payable	70,344	(38,212)	17,009
Accounts payable-related party	(91,796)	(114,626)	288,776
Advance deposits	304,527	146,440	(423,162)

Net Cash Provided By Operating Activities	7,649,092	10,866,538	11,360,814

Cash Flows From Investing Activities
Capital expenditures	(2,597,077)	(3,695,161)	(4,167,960)
Net withdrawals from (contributions to) real estate tax escrow	(18,571)	75,435	4,784
Proceeds from sale of assets	—	26,000	—
Net deposits (to) from certificates of deposit	2,991,810	173,624	(1,804,949)
Net deposits (to) from replacement reserve fund	1,031,944	(1,333,062)	644,461

Net Cash Provided By (Used In) Investing Activities	1,408,106	(4,753,164)	(5,323,664)

Cash Flows From Financing Activities
Proceeds from line of credit	—	—	314,293
Principal payments on long-term debt	(2,127,912)	(1,191,975)	(49,170,665)
Proceeds from (payment on) note payable— related party	(50,000)	50,000	—
Proceeds from issuance of debt	—	969,434	50,547,036
Payments for loan fees	(184,505)	(244,119)	(47,379)
Distributions to members	(5,720,751)	(5,975,000)	(8,800,000)
Capital contributions from members	—	—	814

Net Cash Used In Financing Activities	(8,083,168)	(6,391,660)	(7,155,901)

Net Increase (Decrease) In Cash and Cash Equivalents	974,030	(278,286)	(1,118,751)
Cash And Cash Equivalents— Beginning Of Period	1,181,318	1,459,604	2,578,355

Cash And Cash Equivalents— End Of Period	$2,155,348	$1,181,318	$1,459,604

Supplemental Disclosure Of Cash Flow Information
Interest paid	$4,321,458	$4,815,330	$4,781,755

See the accompanying notes to combined financial statements.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS
December 20, 2004, December 31, 2003 and 2002

1.	Summary of Significant Accounting Policies
Principles of Combination
      The combined financial statements include the accounts of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC (the Companies). The Companies have common ownership by entities related to AIG SunAmerica Housing Funds and the Great Lakes Companies, Inc. All material intercompany account balances and transactions have been eliminated in combination. The Companies’ operations are described in Note 2.
Estimates and Assumptions
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
      The Companies define cash and cash equivalents as highly liquid, short-term investments with a maturity at the date of acquisition of three months or less. The Companies maintain cash accounts which, at various times, exceed the Federal Deposit Insurance Corporation insured limits of $100,000 per bank.
Certificates of Deposit
      Certificates of deposit are valued at cost plus accrued interest which approximates fair value.
Accounts Receivable
      Accounts receivable are reported at the amount management expects to collect on balances outstanding at year end. Management closely monitors outstanding balances and writes off, as of year end, all balances that have not been collected by the time the financial statements are issued.
Advertising
      The Companies expense nonspecific and daily advertising costs to operations when incurred. Advertising expense was $2,557,868, $2,075,687 and $1,531,234 for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively, and is included in general and administrative expenses in the accompanying combined statement of operations. Expenditures incurred related to advertising in travel guides over a specific period of time are capitalized, and amortized over the life of the travel guide. Expenditures related to travel guide advertising were capitalized in the amount of $190,734 and $57,802 at December 20, 2004 and December 31, 2003, respectively, and are included in prepaid expenses.
Inventories
      Inventories consist primarily of food, beverage, arcade and gift shop merchandise and are valued at lower of cost, using the first-in, first-out (FIFO) method or market.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 20, 2004, December 31, 2003 and 2002
Property and Equipment
      Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Major expenditures for property and equipment are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income.

Buildings and improvements	40 years
Land improvements	15 years
Fixtures and equipment	3—7 years
      Interest on borrowings directly related to construction in process balances are capitalized during the construction period.
Goodwill
      Great Bear Lodge of Wisconsin Dells, LLC has allocated $28,585,740 of the original purchase price of the resort acquired to goodwill.
      Goodwill was being amortized using the straight-line method over 15 years through December 31, 2001. Accumulated amortization at December 20, 2004 and December 31, 2003 and 2002 was $4,129,051.
      Effective for years beginning January 1, 2002, Financial Accounting Standards Board
(FASB) Statement No. 142 states that goodwill shall not be amortized. Instead, goodwill is tested for impairment, and adjusted if applicable. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. If fair value exceeds the carrying cost, there is no impairment. FASB 142 does not change the tax method reporting for goodwill amortization.
      At December 20, 2004, fair value exceeds the carrying cost and therefore no impairment has been recognized.
Loan Fees
      At December 20, 2004, loan fees of $1,864,307 have been capitalized and are being amortized on a straight-line basis over the terms of the loans. Accumulated amortization was $1,337,130, $1,112,503 and $844,180 at December 20, 2004 and December 31, 2003 and 2002, respectively. Amortization of loan fees charged against income amounted to $224,625 for the period ended December 20, 2004 and $268,324 and $1,279,579 for the years ended December 31, 2003 and 2002, respectively.
Intangible and Long-Lived Assets
      The Companies review the recoverability of intangible (other than goodwill) and long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If the expected future cash flows from the use of such assets (undiscounted and without interest charges) are less than the carrying value, the Companies’ policies are to record a write-down, which is determined based on the difference between the carrying value of the asset and the estimated fair value. At December 20, 2004 and December 31, 2003 and 2002, no provision for impairment was considered necessary.
Revenue Recognition
      The Companies recognize revenue from their resorts as earned on the close of business each day.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 20, 2004, December 31, 2003 and 2002
Advance Deposits
      Advance deposits are deposits made by the customers when reservations are made. The Companies’ policies are to charge a cancellation fee if reservations are canceled prior to 72 hours before the reserved date, with the remainder of the advance deposit refunded. Cancellations within 72 hours of the reserved date result in no refund of the advance deposit. The Companies invest cash received from advance deposits in interest bearing certificates of deposit. There are no specific requirements on investment of advance deposits.
Fair Value of Financial Instruments
      The carrying amounts of cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. At December 20, 2004, and December 31, 2003 and 2002, the Companies estimate that the fair value of their long-term debt is not materially different from their financial statement carrying value because either the stated interest rates fluctuate with current rates or the interest rates approximate the current rates at which the Companies borrow funds.
Income Taxes
      The Companies are organized as separate limited liability companies. They are not taxpaying entities for federal or state income tax purposes and thus no provision for income taxes has been recorded in these combined financial statements. The Companies’ income, losses and credits are included in the income tax returns of their members.
Operating Agreements
      Certain defined terms contained in the Operating Agreements are denoted with initial capital letters throughout the combined financial statements.

2.	Operations
      Great Bear Lodge of Wisconsin Dells, LLC (the Dells) was formed between SunAmerica Housing Fund 815, LP, a Nevada limited partnership (Class A Member) and GLGB Manager II, LLC, a Delaware limited liability company (Class B Member), on October 7, 1999 in the State of Delaware. The Dells was established to purchase and operate a resort hotel, the Great Wolf Lodge in Wisconsin Dells, Wisconsin. The resort offers an indoor and outdoor waterpark, redemption arcade, themed restaurant, gift shop and fitness facility.
      Great Bear Lodge of Sandusky, LLC (Sandusky) was formed between SunAmerica Housing Fund 726, LP, a Nevada limited partnership (the Class A Member), GLGB Investor 1, LLC, a Delaware limited liability company (Class B Member) and GLGB Manager I, LLC, a Delaware limited liability company (Class C Member) on May 20, 1999 in the State of Delaware. Sandusky was established to construct and operate a resort hotel, the Great Bear Lodge in Sandusky, Ohio. The resort, which opened March 2001, offers an indoor and outdoor waterpark, redemption arcade, themed restaurant, gift shops and fitness facility.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 20, 2004, December 31, 2003 and 2002

3.	Property and Equipment
      Property and equipment consist of:

	2004	2003	2002

Land and improvements	$9,082,849	$9,047,654	$8,952,472
Buildings and improvements	33,671,124	32,064,960	31,411,005
Fixtures and equipment	42,119,734	41,178,400	36,267,303
Construction in progress	—	2,650	1,993,723

	84,873,707	82,293,664	78,624,503
Less: Accumulated depreciation	32,917,278	25,157,951	17,337,385

	$51,956,429	$57,135,713	$61,287,118

      Depreciation charged against income amounted to $7,776,361, $7,821,433 and $7,134,705 for the period ended December 20, 2004 and the years ended December 31, 2003 and 2002, respectively.

4.	Long-Term Debt
      Long-term debt consists of:

	2004	2003	2002

Dells
Note payable to a bank, payable in monthly installments of $375,973 including interest at the two-year Treasury note index rate plus 1.675% based on a 25-year amortization. The interest rate was adjusted on November 10, 2002 and will be adjusted once every 24 months thereafter. During the term of the loan, the rate cannot be less that 7% per year and cannot be greater that 8.375% per year. The effective rate was 7% at December 20, 2004. The note is collateralized by the property, security interest of the membership interest, and a security interest in the replacement reserve account. In connection with the IPO (Note 11), the balance of the note was repaid in full subsequent to December 20, 2004	$50,097,910	$50,930,563	$49,961,129
Note payable to Alliant Energy, payable in monthly installments of $1,635 including interest at 3%. The note is collateralized by equipment and is due in December 2007	54,737	64,057	89,365

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 20, 2004, December 31, 2003 and 2002

	2004	2003	2002

Sandusky
Notes payable to a bank, payable in monthly installments of interest only for the first 24 months and in equal monthly payments of principal and interest based on a 20-year amortization with principal and unpaid interest due on March 1, 2006. The Company has a one-year option to extend the maturity date. Interest is charged at the LIBOR rate plus 3% during the first 24 months and adjusted to a fixed rate of 4.65% for the subsequent 12 months. The note is secured by the property, unconditional guarantees of individual investors, guarantee of corporate guarantor (up to $6,000,000) and the Company’s replacement reserve, real estate tax escrow and operating cash accounts. In connection with the IPO (Note 11), the balance of the note was repaid in full subsequent to December 20, 2004	25,547,394	26,833,333	28,000,000

	75,700,041	77,827,953	78,050,494
Less: Current maturities	75,663,531	2,394,410	1,711,428

	$36,510	$75,433,543	$76,339,066

      Interest expense charged against operations amounted to $4,549,132, $4,817,758 and $5,054,850 for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively.
      In connection with the loan agreements, the Companies must maintain replacement reserve funds. The agreements require monthly deposits of 4% of gross operating revenues for the Dells and monthly amounts not below $41,666 for Sandusky to fund capital improvements and replacements. The replacement reserve funds are pledged as collateral for the notes payable. The Dells’ December 2004 and 2003 replacement reserve deposit was not funded timely in accordance with the loan agreement. The bank waived the 2004 violation, as the entire balance of the loan was repaid after December 20, 2004 (Note 11) without a penalty. The bank waived the 2003 violation in a letter dated May 10, 2004.
      In addition, Sandusky’s Operating Agreement provides for a monthly deposit of 4% of gross operating revenues to fund capital improvements and replacements. This amount was under funded by approximately $681,000 and $364,000 at December 20, 2004 and December 31, 2003, respectively, both of which were approved by the Class A Member as required by the Operating Agreement.
      During 2003, Sandusky entered into an agreement with the bank to extend the note payable for an additional 36 months. The interest rate will be reduced to the LIBOR rate plus 2.75%. All other terms and conditions of the current note will remain unchanged.

5.	Related Party Transactions
Dells
      The Dells resort and facility is managed by The Great Lakes Companies, Inc., a company affiliated through common ownership with GLGB Manager II, LLC, the Class B Member. The management agreement requires a fee of 3% of the Company’s adjusted gross revenue for each fiscal year. Management fees of $297,941, $155,420 and $589,399 were expensed for the period ended December 20, 2004 and for the years ended December 31,

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 20, 2004, December 31, 2003 and 2002
2003 and 2002, respectively. Management fees of $220,593 were unpaid as of December 31, 2002 and are included in accounts payable—related party (see Note 8 regarding management fees during 2003).
      The management agreement also provides for a central office services fee in an amount allocated among sharing hotels. Central office service fees amounted to $37,080 for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002. Central office fees of $9,720, $3,090 and $6,180 were unpaid as of December 20, 2004, December 31, 2003 and 2002, respectively, and are included in accounts payable—related party.
      During 2003 and a portion of 2002, an affiliate of The Great Lakes Companies, Inc. received a central reservation fee of 1 1/2 % of gross room revenues. Reservation fees of $188,935, $203,290 and $10,000 were expensed for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. Reservation fees of $9,644 were unpaid as of December 20, 2004 and are included in accounts payable—related party.
      The Operating Agreement (the Agreement) provides an annual property asset management fee of $10,000 per year to SunAmerica Affordable Housing Partners, Inc., an affiliate of the Class A Member. Asset management fees of $1,667 and $10,000 were unpaid as of December 31, 2003 and 2002, respectively, and are included in accounts payable—related party.
      Amounts due from The Great Lakes Companies, Inc. and affiliated entities amounted to $14,719, $21,278 and $44,675 and are included in accounts receivable at December 20, 2004 and December 31, 2003 and 2002, respectively.
Sandusky
      The Sandusky resort and facility is managed by The Great Lakes Companies, Inc., a company affiliated through common ownership with GLGB Manager I, LLC, the Class C Member. The management agreement requires a fee of 3% of the Company’s adjusted gross revenue for each fiscal year. Management fees of $630,802, $656,217 and $621,411 and were expensed for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. Management fees of $105,261, $152,740 and $83,480 were unpaid as of December 20, 2004, December 31, 2003 and 2002, respectively, and are included in accounts payable— related party. In addition, beginning in 2002, the management agreement requires a subordinated management fee of 1% of the Company’s adjusted gross revenue for each full fiscal year. Subordinated management fees of $218,631 and $207,108 were expensed for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. The management agreement also provides for a central office services fee in an amount allocated among sharing hotels. Central office service fees amounted to $32,520 for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. Central office fees of $2,710 and $2,710 were unpaid as of December 31, 2003 and 2002 and are included in accounts payable—related party.
      Beginning in 2002, an affiliate of The Great Lakes Companies, Inc. received a central reservation fee of 2% of gross room revenues. Reservation fees of $223,397, $233,267 and $21,698 were expensed for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. Central reservation fees of $32,587, $51,411 and $13,856 were unpaid as of December 20, 2004, December 31, 2003 and 2002, respectively.
      The Operating Agreement (the Agreement) provides an annual property asset management fee of $10,000 per year to SunAmerica Affordable Housing Partners, Inc., an affiliate of the Class A Member. Asset management fees of $10,000 were unpaid as of December 31, 2002, and are included in accounts payable— related party.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 20, 2004, December 31, 2003 and 2002
      As noted above, accounts payable—related party includes management fees, central office service fees, asset management fees and miscellaneous expenses totaling $137,848, $257,146 and $97,671 as of December 20, 2004, December 31, 2003 and 2002, respectively.
      During the year ended December 31, 2003, The Great Lakes Companies, Inc. funded amounts to Sandusky for operating expenses. As stated in the management agreement, the Great Lakes Companies, Inc. was not required to make such a payment and the amounts are due on demand. The unpaid balance as of December 31, 2003 was $50,000. The balance was repaid in January 2004, including interest of $3,781.

6.	Geographic Development Fee
      Sandusky entered into a Geographic Development Agreement which provides for Tall Pines Development Corporation (Tall Pines) to be paid the following development fees for ten years ending March 2011: (1) Base Development Fee which represents a fee of 2% of the Company’s adjusted gross revenue for each fiscal year (2) Tier One Incentive Development Fee and/or (3) Tier Two Incentive Development Fee.
      Tier One Incentive Development Fee is an amount equal to 1% of revenues if the following conditions are met: (1) Revenue per available room is greater than $100 and (2) Gross Operating Profit is greater than 45% and (3) the Company earns a minimum cash-on-cash return on equity of 10%. If only the third criteria is met for the fiscal year, Tall Pines shall be entitled to payment of 1/2 of the Tier One Incentive Development Fee.
      Tier Two Incentive Development Fee is an amount equal to 1% of Revenue over and above the Base Development Fee and Tier One Incentive Development Fee. The following are the conditions: (1) Revenue per available room is greater than $125 and (2) Gross Operating Profit is greater than 45% and (3) the Company earns a minimum cash-on-cash return on equity of 10%.
      The Base Development Fee, which is required to be paid on a monthly basis, of $347,800, $364,821 and $346,180 was expensed for the period ended December 20, 2004 and for the years ended December 31, 2003 and 2002, respectively. The base development fee of $47,000 and $23,814 was unpaid as of December 31, 2003 and 2002, respectively, and is included in accrued expenses.
      For the years ended December 31, 2003 and 2002, only the third criteria of the Tier One Incentive Development Fee was met, which entitles Tall Pines to .5% of adjusted revenues. In addition, for the years ended December 31, 2003 and 2002, the criteria for the Tier Two Incentive Development Fee were not met. However, in 2003, an agreement was made with Tall Pines Development to waive the criteria described above as the nature of the agreement was not being upheld. Therefore, the fee associated with Tier One and Two were paid for 2004 and 2003, amounting to $347,260 and $364,821, respectively. Additional expenses of $259,580 were paid in 2003 which related to additional 2002 expenses.

7.	Profit Sharing Plan
      The Companies maintain a 401(k) profit sharing plan covering all eligible employees. Employees become eligible after completing one year of service with at least 1,000 hours. Company contributions are discretionary. Currently, the Companies match 50% of the first 4% of each eligible employee’s contributions. The plan is sponsored by The Great Lakes Companies, covering multiple entities. The Companies combined contributions to the plan amounted to $72,072, $70,813 and $34,319 in 2004, 2003 and 2002, respectively.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 20, 2004, December 31, 2003 and 2002

8.	Allocation of Profits, Losses and Cash Distributions
Dells
      As defined in Dells’ Operating Agreement, net profits and losses are generally allocated 70% to SunAmerica Housing Fund 815, LP and 30% to GLGB Manager II, LLC, except that the Agreement specifies allocation limitations and special allocations in certain situations, including, “Capital Transactions.” The Agreement defines Capital Transactions as sale, refinance, exchange, transfer, assignment, or other disposition of all or any portion of the Dells resort.
      The agreement also provides for priority distributions from Net Cash Flow, as defined in the Agreement, to be distributed in the following priority:

1.	First priority is a “Class A Senior Priority Return,” of 14% on its original capital contribution of $16,500,000 which calls for a cumulative return of $577,500 per calendar quarter to the Class A Member, payable 45 days after the end of the calendar quarter. Distributions under the Class A Senior Priority Requirements of $2,310,000 were made to the Class A Member during the year ended December 31, 2002. At December 31, 2003 and 2002, $385,000 was due to the Class A Member (see note below regarding 2004 and 2003 distributions and management fees).

2.	Second priority is payment of 12% interest per annum, or any optional capital contributions (OCC) to the Class A Member to fund operating deficits or other reasonable and necessary obligations of the Company.

3.	Third priority is repayment of “Class A Net OCC.”

4.	Fourth priority is payment of “Class B OCC Priority Return” at 12% interest per annum.

5.	Fifth priority is payment of “Class B Net OCC.”

6.	Sixth priority is distribution to the Class B Member equal to the “Catch-Up Amount,” which is defined as “Catch-Up Percentage,” Class B Percentage divided by Class A Percentage, multiplied by Class A Senior Priority Return for the calendar quarter preceding the “Payment Date,” as defined in the Agreement. Distributions under the sixth priority distribution requirements of $440,000 were made to the Class B Member for the years ended December 31, 2002.

7.	Seventh priority is distributions to the Class A Member until the Class A Net Mandatory Capital Contribution has been reduced to zero, in the ratio of Class A Percentage to the Class A Member, either as repayment of the “Equity Bridge Loans,” as defined, or in reduction of its Class A Net Mandatory Capital Contribution, or both, and the Class B Percentage to the Class B Member as distribution.

8.	Thereafter, as a distribution in the ratio of the Class A percentage to the Class A Member and the Class B percentage to the Class B Member. No distributions were required under this category during 2004, 2003 or 2002.
      The Agreement provides for revisions to the above mentioned priorities upon the contribution of any additional capital by either the Class A or Class B Members.
      During 2003, the Class A and Class B Members agreed in principle to limit “Class A Senior Priority Return” payments and the Class B Member’s management fees to support the Company’s current cash flow needs. The “Class A Senior Priority Return” will continue to be paid in the future as cash flow improves. The Class B Member’s management fees (3% of revenues) for the period ended December 20, 2004 and from April 2003 to December 2003 will not be funded and have been “waived” by the Class B Member. Management fees for 2004 and from April 2003 through December 2003 have not been accrued as of December 20, 2004 and December 31, 2003, respectively.

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 20, 2004, December 31, 2003 and 2002
Sandusky
      As defined in Sandusky’s Operating Agreement, net profits and losses are generally allocated 50% to SunAmerica Housing Fund 726, LP, 30% to GLGB Investor I, LLC, and 20% to GLGB Manager I, LLC, except that the Agreement specifies allocation limitations and special allocations in certain situations, including, “Capital Transactions.” The Agreement defines Capital Transactions as sale, refinance, exchange, transfer, assignment, or other disposition of all or any portion of the Sandusky resort.
      The Agreement also provides for priority distributions from Net Cash Flow, as defined in the Agreement, to be distributed in the following priority:

1.	First priority is a “Class A Senior Priority Return,” of 12% on its original capital contribution of $8,000,000. Distributions under the Class A Senior Priority Requirements of $475,266, $503,047 and $692,245 were made to the Class A Member during the period ended December 20, 2004 and the years ended December 31, 2003 and 2002, respectively.

2.	Second priority is repayment of 12% interest per annum to the Class A Member for “Loan Returns.”

3.	Third priority is repayment of “Class A Net Term Loan Capital Contribution.”

4.	Fourth priority is payment of “Class C Net OCC Priority Return” at 12% interest per annum.

5.	Fifth priority is repayment of “Class A Net OCC.”

6.	Sixth priority is a “Class B Senior Priority Return,” of 12% on its original capital contribution of $4,000,000. Distributions under the Class B Senior Priority Requirement of $243,460, $255,678 and $350,555 were made to the Class B Member during the period ended December 20, 2004 and the years ended December 31, 2003 and 2002, respectively.

7.	Seventh priority is payment of accrued “Class C Term Loan Priority Return.”

8.	Eighth priority is repayment of “Class C Net Term Loan Capital Contribution.”

9.	Ninth priority is payment of accrued “Class C Net OCC Priority Return.”

10.	Tenth priority is repayment “Class C Net OCC.”

11.	Eleventh priority is payment of “Class A Net Development Capital Contribution” until reduced to the Target Amount. Distributions after the Target Amount was reached were $1,712,514, $2,086,510 and $2,002,880 to the Class A Member, $856,257, $1,043,255 and $1,001,440 to the Class B Member and $1,712,514, $2,086,510 and $2,002,880 to the Class C Member for the period ended December 20, 2004 and the years ended December 31, 2003 and 2002, respectively.

12.	Twelfth priority is repayment of “Class A Net Development Capital Contribution.”

13.	Thereafter, as a distribution in the ratio of the Class A percentage to the Class A Member, the Class B percentage to the Class B Member and the Class C percentage to the Class C Member.
      The Agreement provides for revisions to the above mentioned priorities upon the contribution of any additional capital by any of the members.

9.	Commitment
      During 2003, the Dells obtained a loan commitment with a lender in an amount not to exceed the lesser of $21,000,000 or 75% of the appraised value of the pending condominium development and water park expansion project adjacent to the existing “Dells” facility to fund the construction of condominiums. In connection with the loan commitment, the Company paid approximately $158,000 to the lender which has been capitalized as of December 31, 2003 and will be amortized over the term of the two year agreement. The commitment is for 24 months, bears interest at either an annual fixed rate of 7.25% or a variable annual rate of the prime rate plus

GREAT BEAR LODGE OF WISCONSIN DELLS, LLC
AND GREAT BEAR LODGE OF SANDUSKY, LLC
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
December 20, 2004, December 31, 2003 and 2002
1.625% (not to be below 6.75% per year) and is secured by a first deed of trust on the condominium development, assignment of all condominium rents, construction commitment deposits and personal guarantees of certain officers of the Great Lakes Companies, Inc. As of December 20, 2004, no amounts have been borrowed against this commitment.

10.	Legal Matters
      During the normal course of business, the Dells and Sandusky are involved in various legal matters that, in the opinion of management, are not expected to have a material effect on either the financial position or the operating results of the Dells and Sandusky.

11.	Subsequent Events
      Great Wolf Resorts, Inc. (GWR) was incorporated in May 2004 in anticipation of the initial public offering of its common stock (the IPO). The IPO closed on December 20, 2004, concurrently with the completion of various formation transactions (the Formation Transactions). Pursuant to the Formation Transactions, GWR acquired the Companies. The owners of the Companies received cash, unregistered shares of GWR’s common stock or a combination of cash and unregistered shares of GWR’s common stock. GWR issued 1,319,543 shares of its common stock and paid approximately $38,938,000 in cash in connection with these acquisitions.
      In conjunction with the transaction, notes payable by the Great Bear Lodge of Wisconsin Dells, LLC and the Great Bear Lodge of Sandusky, LLC of $50,097,911 and $25,547,394, respectively, were paid in full with a portion of the proceeds from the IPO. In addition, a former member’s ownership (held by entities related to AIG SunAmerica Housing Funds) of the Great Bear Lodge of Wisconsin Dells, LLC and the Great Bear Lodge of Sandusky, LLC was purchased by GWR as a part of the formation transactions. Although the funding of the agreed-upon purchase of AIG SunAmerica Housing Funds’ interests was completed at the closing of the IPO, GWR and AIG SunAmerica Housing Funds are currently negotiating final settlement of the purchase. The final amount for GWR due to or from AIG SunAmerica Housing Funds, if any, has not been determined and in the opinion of management will not have a material effect on either the financial position or operating results of the Dells and Sandusky.

12.	Securities Class Action Litigation
      On November 21, 2005, a purchaser of Great Wolf Resorts, Inc. (The Company) securities filed a lawsuit against Great Wolf Resorts and certain of its officers and directors in the United States District Court for the Western District of Wisconsin. The complaint alleges that the defendants violated federal securities laws by making false or misleading statements regarding the internal controls of the Company and the ability to provide financial guidance and forecasts in registration statements filed in connection with the December 2004 initial public offering and in press releases issued in 2005. Additional complaints alleging substantially similar claims were filed by other purchasers of the Company’s securities in the Western District of Wisconsin during 2005 and 2006. Such lawsuits purport to be filed on behalf of a class of shareholders who purchased our common stock between certain specified dates and seek unspecified compensatory damages, attorneys’ fees, costs, and other relief. The Company intends to defend these lawsuits vigorously. While the ultimate resolution of the aforementioned cases cannot presently be determined, an unfavorable outcome in these cases could have a material adverse effect on our financial condition or results of operations of Great Wolf Resorts, Inc. and its affiliates.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution
      The following sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the registration fee of the Securities and Exchange Commission and the filing fee of the National Association of Securities Dealers, Inc.:

Amount to be
paid by the
Description	Company

SEC Registration Fee	$6,153
NASD Fee	6,250
Nasdaq Listing Fee	50,000
Printing Expenses	140,000
Legal Fees and Expenses	262,500
Accounting Fees and Expenses	50,000
Transfer Agent and Registrar Fees and Expenses	2,500
Trustee Fees	20,000
Miscellaneous	2,597

Total	$540,000

ITEM 14.	Indemnification of Directors and Officers
      As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Great Wolf Resorts’ Amended and Restated Certificate of Incorporation contains a provision that eliminates the personal liability of Great Wolf Resorts’ directors for monetary damages for any breach of fiduciary duty as a director. Such provision, however, does not eliminate a director’s liability (1) for any breach of the director’s duty of loyalty to Great Wolf Resorts or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the Delaware General Corporation Law (in respect of certain unlawful dividend payments or stock purchases or redemptions); or (4) for a transaction from which the director derived an improper personal benefit.
      As permitted by Section 145 of the Delaware General Corporation Law, Great Wolf Resorts’ Amended and Restated Bylaws provide that it shall indemnify any and all persons whom it has the power to indemnify under Delaware law from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Business Corporation Law, and the indemnification provided for in the Amended and Restated Bylaws shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
      Great Wolf Resorts may, to the extent authorized by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Registrant similar to those conferred to directors and officers of the Registrant as described above.
      Great Wolf Resorts has entered into indemnification agreements with each of its current officers and directors to give such officers and directors additional contractual assurances regarding the scope of their indemnification. The indemnification agreements provide indemnification to the fullest extent permitted under Delaware law and provide for the advancement of expenses incurred by a director or officer in connection with the investigation, defense, settlement or appeal of any action or investigation.

      In addition, Great Wolf Resorts has indemnification obligations that were entered into in connection with the formation of GW Trust. Under the initial declaration of trust of GW Trust, Great Wolf Resorts agrees to (i) to indemnify and hold harmless Messrs. Schroeder and Calder, and the Wilmington Trust Company or any of their officers, directors, shareholders, employees, or agents (the “Fiduciary Indemnified Persons”), from and against any loss, damage, liability, tax, penalty, expense or claim of any kind incurred by the Fiduciary Indemnified Persons by reason of the creation, operation or termination of GW Trust, except that no Fiduciary Indemnified Persons shall be entitled to be indemnified in respect of any loss or damage incurred by the Fiduciary Indemnified Persons by reason of negligence, bad faith or willful misconduct and (ii) to advance expenses (including legal fees) incurred by a Fiduciary Indemnified Person in defending any claim, demand, action, suit or proceeding, prior to the final disposition of such claim. Great Wolf Resorts will not, without the prior written consent of the Fiduciary Indemnified Persons, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim or suit.
      Great Wolf Resorts has insurance policies providing for indemnification of officers and directors against liabilities and expenses incurred by any of them in certain proceedings and under certain conditions, such as in the absence of fraud.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors and officers of Great Wolf Resorts pursuant to the foregoing provisions or otherwise, Great Wolf Resorts has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.	Recent Sales of Unregistered Securities
      In connection with our formation transactions, which became effective simultaneously with the completion of the initial public offering, we issued common stock to certain holders of securities, who, among other things, have certified to us as to their status as “accredited investors,” in each of the Property and Sponsor LLCs, as well as to each holder of securities in Sandusky Investor LLC and Great Lakes, in an offering exempt from registration under the Securities Act pursuant to Section 4(2) and Rule 506 of Regulation D. In total, we issued an aggregate of 13,901,947 shares of our common stock to such investors. In exchange, we received all or a portion of each such investor’s interest in the applicable Property LLC, Sponsor LLC or Sandusky Investor LLC and such entities became wholly owned subsidiaries of our company.
      Also in connection with our formation transactions, we issued (1) 64,038 shares of our common stock to the holder of a tenant in common interest in our Poconos resort and (2) 67,516 shares of our common stock to the holder of a tenant in common interest in our Williamsburg resort. These shares were issued in offerings exempt from registration under the Securities Act pursuant to Section 4(2) and Rule 506 of Regulation D.
      In addition, we issued 100 shares of common stock, par value $0.01 per share, to Great Lakes upon our formation on May 10, 2004. We received an aggregate of $1,000 in cash in exchange for these shares. We redeemed these shares in connection with the formation transactions. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.
      The issuances described above were exempt from registration under the Securities Act, pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Each investor receiving shares in the formation transactions will be an accredited investor, with knowledge and experience in financial and business matters sufficient for evaluating the associated merits and risks, has represented its intention to acquire the securities for investment purposes only and not with a view towards distribution and received or had access to adequate information about the Registrant. Appropriate legends have been affixed to the stock certificates in these transactions and there was no general solicitation or advertising.
      On March 15, 2005, we participated in a private placement of 50,000 Floating Rate Preferred Securities of Great Wolf Capital Trust I, an affiliated Delaware trust formed on March 7, 2005, having a stated liquidation amount of $1,000 per security (the “Floating Rate Preferred Securities”). Great Wolf Capital Trust I simultaneously issued and sold its voting common securities to us. Great Wolf Capital Trust I used the proceeds from the sale of the Floating Rate Preferred Securities and the proceeds from the sale of common securities of the trust to purchase the Existing Junior Subordinated Debentures from us in the principal amount of $51,500,000. The net proceeds to us from the sale of the Existing Junior Subordinated Debentures to Great Wolf Capital Trust I were used to refinance the construction loan on our Pocono Mountains, Pennsylvania resort and for working capital purposes. The offering of the Floating Rate Preferred Securities was conducted pursuant to a Purchase Agreement dated March 15, 2005 among Great Wolf Resorts and Great Wolf Capital Trust I, as sellers, and TABERNA Preferred Funding I, Ltd. and Merrill Lynch International, as purchasers. The purchasers received a commission of three percent of the principal amount of the Floating Rate Preferred Securities for an aggregate commission of $1,500,000. The Floating Rate Preferred Securities were sold to a collateralized debt obligation pool vehicle, a qualified institutional buyer, pursuant to Rule 144A under the Securities Act. The Floating Rate Preferred Securities were issued by Great Wolf Capital Trust I, and the Existing Junior Subordinated Debentures were issued by us, in transactions exempt from registration under the Securities Act pursuant to Section 4(2) thereunder as transactions by an issuer not involving a public offering. The purchasers were accredited investors, represented their intention to acquire the securities for investment and not with a view towards distribution in violation of the securities laws, and had the opportunity to ask questions of, and receive answers and request additional information from, us. Appropriate legends were affixed to the securities and there was no general solicitation or advertising.

ITEM 16.	Exhibits and Financial Statement Schedules
      (a) The following are exhibits to this registration statement:

Exhibit
Number		Description of Exhibits

1.1*	—	Form of Underwriting Agreement with respect to the Trust Preferred Securities
2.1**	—	Form of Merger Agreement utilized in the formation transactions (Delaware)
2.2**	—	Form of Merger Agreement utilized in the formation transactions (Wisconsin)
3.1**	—	Form of Amended and Restated Certificate of Incorporation of Great Wolf Resorts
3.2**	—	Form of Amended and Restated Bylaws of Great Wolf Resorts
4.1**	—	Form of Great Wolf Resorts’ Common Stock Certificate
4.2	—	Junior Subordinated Indenture, dated as of March 15, 2005, between Great Wolf Resorts, Inc. and JPMorgan Chase Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 18, 2005)
4.3	—	Amended and Restated Trust Agreement, dated as of March 15, 2005, by and among Chase Manhattan Bank USA, National Association, as Delaware trustee; JPMorgan Chase Bank, National Association, as property trustee; Great Wolf Resorts, Inc., as depositor, and James A. Calder, Alex G. Lombardo and J. Michael Schroeder, as administrative trustees (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed March 18, 2005)
4.4****	—	Certificate of Trust of GW Capital Trust II
4.5****	—	Declaration of Trust of GW Capital Trust II
4.6*	—	Form of Amended and Restated Declaration of Trust
4.7*	—	Form of Junior Subordinated Indenture
4.8*	—	Form of Junior Subordinated Debenture
4.9*	—	Form of Trust Preferred Security (included in Exhibit 4.6)
4.10*	—	Form of Trust Common Security (included in Exhibit 4.6)
4.11*	—	Form of Trust Preferred Securities Guarantee Agreement
4.12*	—	Form of Trust Common Securities Guarantee Agreement
4.13*	—	Form of Officer’s Certificate establishing the terms of the Junior Subordinated Debentures
5.1*	—	Opinion of King & Spalding LLP regarding the validity of the securities being registered
5.2*	—	Opinion of Richards, Layton & Finger, P.A., regarding the validity of the securities being registered

Exhibit
Number		Description of Exhibits

8.1*	—	Tax opinion of King and Spalding LLP
10.1**	—	License Agreement, dated January 30, 2004, by and between The Great Lakes Companies, Inc. and Jim Pattison Entertainment Ltd.
10.2**	—	Development Agreement, dated as of July 30, 2003, among the City of Sheboygan, Wisconsin, the Redevelopment Authority of the City of Sheboygan, Wisconsin, The Great Lakes Companies, Inc., Blue Harbor Resort Sheboygan, LLC, and Blue Harbor Resort Condominium, LLC
10.3**	—	First Amendment to the Development Agreement, dated June 25, 2004, by and among the City of Sheboygan, Wisconsin, the Redevelopment Authority of the City of Sheboygan, Wisconsin, The Great Lakes Companies, Inc., Blue Harbor Resort Sheboygan, LLC, and Blue Harbor Resorts Condominium, LLC
10.4**	—	Tall Pines Exclusive License and Royalty Agreement, dated July 25, 2004, between Tall Pines Development Corporation and The Great Lakes Companies, Inc.
10.5***	—	Form of Employment Agreement
10.6***	—	Form of Non-Compete, Trade Secret and Confidentiality Agreement
10.7**	—	Form of Officers and Directors Indemnification Agreement
10.8**	—	Form of Indemnity Agreement between Great Wolf Resorts, Inc. and the principal stockholders of The Great Lakes Companies, Inc.
10.9**	—	Form of Great Wolf Resorts, Inc. Employee Stock Purchase Plan
10.10**	—	Form of Great Wolf Resorts, Inc. 2004 Incentive Stock Plan
10.11**	—	Form of Great Wolf Resorts, Inc. Deferred Compensation Plan
10.12**	—	Form of Transition Services Agreement, between Great Wolf Resorts, Inc. and Great Lakes Housing Partners, LLC
10.13**	—	Form of Transition Services Agreement, to be entered into between Great Wolf Resorts, Inc. and Great Lakes Hospitality Partners, LLC
10.14**	—	Form of Registration Rights Agreement by and among Great Wolf Resorts, Inc. and the persons named therein
10.15***	—	Loan Agreement, dated December 20, 2004, by and among Great Wolf Kansas SPE, LLC, Great Wolf Traverse SPE, LLC, Citigroup Global Markets Realty Corp. and The Travelers Insurance Company
10.16	—	Purchase Agreement, dated as of March 15, 2005, among Great Wolf Resorts, Inc., Great Wolf Capital Trust I, Taberna Preferred Funding I, Ltd and Merrill Lynch International (incorporated herein by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed March 18, 2005)
10.17	—	Venture Formation and Contribution Agreement by and between CNL Income Partners, LP, Great Bear Lodge of Wisconsin Dells, LLC, Great Bear Lodge of Sandusky, LLC and Great Wolf Resorts, Inc., dated October 3, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 7, 2005)
10.18	—	Loan Agreement, dated March 1, 2006, among CNL Income GW WI-DEL, LP, CNL Income GW Sandusky, LP, and NSPL, Inc. (incorporated herein by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed March 2, 2006)
12.1****	—	Computation of Ratio of Earnings to Fixed Charges
21.1*	—	List of Subsidiaries
23.1*	—	Consent of King & Spalding LLP (included as part of Exhibit 5.1 and Exhibit 8.1)
23.2*	—	Consent of Deloitte & Touche LLP
23.3*	—	Consent of RubinBrown LLP
23.4*	—	Consent of Richards, Layton & Finger, P.A. (included as part of Exhibit 5.2)
24.1****	—	Power of Attorney (included in the signature pages herein)
25.1*	—	Form T-1 Statement of Eligibility of Indenture Trustee

Exhibit
Number		Description of Exhibits

25.2*	—	Form T-1 Statement of Eligibility of Property Trustee of GW Capital Trust II
25.3*	—	Form T-1 Statement of Eligibility of Preferred Guarantee Trustee

*	Filed herewith.

**	Incorporated by reference to such Exhibit Number filed with the Great Wolf Resorts’ Registration Statement on Form S-1 (File No. 333-118148), as amended.

***	Incorporated by reference to such Exhibit Number filed with the Great Wolf Resorts’ Registration Statement on Form S-1 (File No. 333-122208), as amended.

****	Previously filed.

ITEM 17.	Undertakings
      The undersigned registrants hereby undertake to provide to the underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on June 20, 2006.

Great Wolf Resorts, Inc.

By:	/s/ John Emery

John Emery
Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on this 20th day of June, 2006 in the capacities indicated.

* Bruce D. Neviaser		Chairman of the Board

/s/ John Emery John Emery		Chief Executive Officer and Director (Principal Executive Officer)

/s/ James A. Calder James A. Calder		Chief Financial Officer (Principal Financial and Accounting Officer)

* Elan Blutinger		Director

* Randy Churchey		Director

* Michael M. Knetter		Director

* Alissa N. Nolan		Director

* Howard Silver		Director

*By	/s/ John Emery John Emery Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on June 20, 2006.

GW Capital Trust II

By:	/s/ J. Michael Schroeder

J. Michael Schroeder,
Trustee

By:	/s/ James A. Calder

James A. Calder,
Trustee

Exhibit Index

Exhibit
Number		Description of Exhibits

1.1*	—	Form of Underwriting Agreement with respect to the Trust Preferred Securities
2.1**	—	Form of Merger Agreement utilized in the formation transactions (Delaware)
2.2**	—	Form of Merger Agreement utilized in the formation transactions (Wisconsin)
3.1**	—	Form of Amended and Restated Certificate of Incorporation of Great Wolf Resorts
3.2**	—	Form of Amended and Restated Bylaws of Great Wolf Resorts
4.1**	—	Form of Great Wolf Resorts’ Common Stock Certificate
4.2	—	Junior Subordinated Indenture, dated as of March 15, 2005, between Great Wolf Resorts, Inc. and JPMorgan Chase Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 18, 2005)
4.3	—	Amended and Restated Trust Agreement, dated as of March 15, 2005, by and among Chase Manhattan Bank USA, National Association, as Delaware trustee; JPMorgan Chase Bank, National Association, as property trustee; Great Wolf Resorts, Inc., as depositor, and James A. Calder, Alex G. Lombardo and J. Michael Schroeder, as administrative trustees (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed March 18, 2005)
4.4****	—	Certificate of Trust of GW Capital Trust II
4.5****	—	Declaration of Trust of GW Capital Trust II
4.6*	—	Form of Amended and Restated Declaration of Trust
4.7*	—	Form of Junior Subordinated Indenture
4.8*	—	Form of Junior Subordinated Debenture
4.9*	—	Form of Trust Preferred Security (included in Exhibit 4.6)
4.10*	—	Form of Trust Common Security (included in Exhibit 4.6)
4.11*	—	Form of Trust Preferred Securities Guarantee Agreement
4.12*	—	Form of Trust Common Securities Guarantee Agreement
4.13*	—	Form of Officer’s Certificate establishing the terms of the Junior Subordinated Debentures
5.1*	—	Opinion of King & Spalding LLP regarding the validity of the securities being registered
5.2*	—	Opinion of Richards, Layton & Finger, P.A., regarding the validity of the securities being registered
8.1*	—	Tax opinion of King and Spalding LLP
10.1**	—	License Agreement, dated January 30, 2004, by and between The Great Lakes Companies, Inc. and Jim Pattison Entertainment Ltd.
10.2**	—	Development Agreement, dated as of July 30, 2003, among the City of Sheboygan, Wisconsin, the Redevelopment Authority of the City of Sheboygan, Wisconsin, The Great Lakes Companies, Inc., Blue Harbor Resort Sheboygan, LLC, and Blue Harbor Resort Condominium, LLC
10.3**	—	First Amendment to the Development Agreement, dated June 25, 2004, by and among the City of Sheboygan, Wisconsin, the Redevelopment Authority of the City of Sheboygan, Wisconsin, The Great Lakes Companies, Inc., Blue Harbor Resort Sheboygan, LLC, and Blue Harbor Resorts Condominium, LLC
10.4**	—	Tall Pines Exclusive License and Royalty Agreement, dated July 25, 2004, between Tall Pines Development Corporation and The Great Lakes Companies, Inc.
10.5***	—	Form of Employment Agreement
10.6***	—	Form of Non-Compete, Trade Secret and Confidentiality Agreement
10.7**	—	Form of Officers and Directors Indemnification Agreement
10.8**	—	Form of Indemnity Agreement between Great Wolf Resorts, Inc. and the principal stockholders of The Great Lakes Companies, Inc.
10.9**	—	Form of Great Wolf Resorts, Inc. Employee Stock Purchase Plan
10.10**	—	Form of Great Wolf Resorts, Inc. 2004 Incentive Stock Plan

Exhibit
Number			Description of Exhibits

10.11**		—	Form of Great Wolf Resorts, Inc. Deferred Compensation Plan
10.12**		—	Form of Transition Services Agreement, between Great Wolf Resorts, Inc. and Great Lakes Housing Partners, LLC
10.13**		—	Form of Transition Services Agreement, to be entered into between Great Wolf Resorts, Inc. and Great Lakes Hospitality Partners, LLC
10.14**		—	Form of Registration Rights Agreement by and among Great Wolf Resorts, Inc. and the persons named therein
10.15**	*	—	Loan Agreement, dated December 20, 2004, by and among Great Wolf Kansas SPE, LLC, Great Wolf Traverse SPE, LLC, Citigroup Global Markets Realty Corp. and The Travelers Insurance Company
10.16		—	Purchase Agreement, dated as of March 15, 2005, among Great Wolf Resorts, Inc., Great Wolf Capital Trust I, Taberna Preferred Funding I, Ltd and Merrill Lynch International (incorporated herein by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed March 18, 2005)
10.17		—	Venture Formation and Contribution Agreement by and between CNL Income Partners, LP, Great Bear Lodge of Wisconsin Dells, LLC, Great Bear Lodge of Sandusky, LLC and Great Wolf Resorts, Inc., dated October 3, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 7, 2005)
10.18		—	Loan Agreement, dated March 1, 2006, among CNL Income GW WI-DEL, LP, CNL Income GW Sandusky, LP, and NSPL, Inc. (incorporated herein by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed March 2, 2006)
12.1***	*	—	Computation of Ratio of Earnings to Fixed Charges
21.1*		—	List of Subsidiaries
23.1*		—	Consent of King & Spalding LLP (included as part of Exhibit 5.1 and Exhibit 8.1)
23.2*		—	Consent of Deloitte & Touche LLP
23.3*		—	Consent of RubinBrown LLP
23.4*		—	Consent of Richards, Layton & Finger, P.A. (included as part of Exhibit 5.2)
24.1***	*	—	Power of Attorney (included in the signature pages herein)
25.1*		—	Form T-1 Statement of Eligibility of Indenture Trustee
25.2*		—	Form T-1 Statement of Eligibility of Property Trustee of GW Capital Trust II
25.3*		—	Form T-1 Statement of Eligibility of Preferred Guarantee Trustee

*	Filed herewith.

**	Incorporated by reference to such Exhibit Number filed with the Great Wolf Resorts’ Registration Statement on Form S-1 (File No. 333-118148), as amended.

***	Incorporated by reference to such Exhibit Number filed with the Great Wolf Resorts’ Registration Statement on Form S-1 (File No. 333-122208), as amended.

****	Previously filed.